    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                           THE WILLIAM CARTER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MASSACHUSETTS                       315290                         04-1156680
(STATE OR OTHER JURISDICTION OF     (NORTH AMERICAN INDUSTRY      (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)    CLASSIFICATION SYSTEM NUMBER)               NUMBER)

                         ------------------------------

                          CARTER'S DE SAN PEDRO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          315290                         98-0159995
(STATE OR OTHER JURISDICTION OF     (NORTH AMERICAN INDUSTRY      (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)    CLASSIFICATION SYSTEM NUMBER)               NUMBER)

                         ------------------------------

                           CARTER'S IMAGINATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           N.A.                          13-4124795
(STATE OR OTHER JURISDICTION OF     (NORTH AMERICAN INDUSTRY      (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)    CLASSIFICATION SYSTEM NUMBER)               NUMBER)

                         ------------------------------

                                 THE PROSCENIUM
                      1170 PEACHTREE STREET NE, SUITE 900
                               ATLANTA, GA 30309
                           TELEPHONE: (404) 745-2700
                           FACSIMILE: (404) 892-0968
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL D. CASEY
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           THE WILLIAM CARTER COMPANY
                                 THE PROSCENIUM
                      1170 PEACHTREE STREET NE, SUITE 900
                               ATLANTA, GA 30309
                           TELEPHONE: (404) 745-2700
                           FACSIMILE: (404) 892-0968
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
     NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS FOR EACH
                                  REGISTRANT)

                                    COPY TO:
                             JOEL F. FREEDMAN, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                           TELEPHONE: (617) 951-7000
                           FACSIMILE: (617) 951-7050
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED               UNIT(1)                 PRICE(1)            REGISTRATION FEE
  10.875% Series B Senior
    Subordinated Notes due
  2011......................       $175,000,000              99.253%               $173,700,000              $43,425

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                           THE WILLIAM CARTER COMPANY
                       OFFER TO EXCHANGE ALL OUTSTANDING
                   10.875% SENIOR SUBORDINATED NOTES DUE 2011
             ($175,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
              10.875% SERIES B SENIOR SUBORDINATED NOTES DUE 2011
                                 GUARANTEED BY
                          CARTER'S DE SAN PEDRO, INC.
                                      AND
                          CARTER'S IMAGINATION, INC.,
                           WHOLLY-OWNED SUBSIDIARIES
                             ---------------------

    We are offering to exchange our 10.875% Series B Senior Subordinated Notes due 2011, or exchange notes, for all of our outstanding 10.875% Senior Subordinated Notes due 2011, or outstanding notes. We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We are registering the issuance of the exchange notes under the Securities Act of 1933, and we have not registered the issuance of the outstanding notes. The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except for various transfer restrictions and registration rights relating to the outstanding notes.

    The exchange offer will remain open for at least 20 business days from the date we mail notice of the exchange offer to outstanding note holders. We do not expect to keep the exchange offer open for more than 45 days from the mailing date, including all extensions. We will accept for exchange all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on             , unless we extend this exchange offer. You may withdraw the tender of your outstanding notes at any time prior to this date and time. Although our offer is subject to customary conditions, it is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

    Information about the exchange notes:

    - The exchange notes will mature on August 15, 2011.

    - We will pay interest on the exchange notes every six months, on February 15 and August 15, beginning on February 15, 2002.

    - We may redeem the exchange notes at any time on or after August 15, 2006.

    - Before August 15, 2004, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of one or more offerings of specified equity by us.

    - If we sell certain assets and do not use the proceeds as specified in the indenture or experience a specific kind of change in control, we must offer to repurchase all or a portion of the exchange notes.

    - The exchange notes are subordinated to all of our current and future senior indebtedness, except indebtedness that expressly provides otherwise.

    We will not receive any proceeds from the issuance of the exchange notes. We will pay all the expenses incurred by us in connection with this exchange offer and issuance of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes. See "Plan of Distribution."

    YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 16 IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our offer of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS       , 2001

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................   16
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   22
INDUSTRY AND OTHER DATA.....................................   22
TRADEMARKS..................................................   22
USE OF PROCEEDS.............................................   23
THE TRANSACTIONS............................................   24
CAPITALIZATION..............................................   25
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................   26
SELECTED HISTORICAL FINANCIAL DATA..........................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   39
BUSINESS....................................................   48
MANAGEMENT..................................................   56
PRINCIPAL STOCKHOLDERS......................................   60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   61
DESCRIPTION OF SENIOR CREDIT FACILITY.......................   62
CAPITAL STOCK...............................................   64
DESCRIPTION OF EXCHANGE NOTES...............................   65
THE EXCHANGE OFFER..........................................  101
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....  111
PLAN OF DISTRIBUTION........................................  115
LEGAL MATTERS...............................................  115
EXPERTS.....................................................  115
WHERE YOU CAN FIND MORE INFORMATION.........................  116
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

                            ------------------------

    This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but are qualified in their entirety by reference to the full and complete text of the related documents. We will make copies of these documents, which are not filed as exhibits to the S-4 registration statement in which this prospectus is included, available to you at your request.

    This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

    All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.

    THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES.

                            ------------------------

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS. IN PARTICULAR, YOU SHOULD READ THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE WILLIAM CARTER COMPANY'S FISCAL YEAR ENDS ON THE SATURDAY IN DECEMBER OR JANUARY NEAREST THE LAST DAY OF DECEMBER. THE TERMS "CARTER'S," "WE," "OUR" AND "US" REFER TO THE WILLIAM CARTER COMPANY AND ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT SUGGESTS OTHERWISE. REFERENCES TO "BABY" MEAN NEWBORNS THROUGH APPROXIMATELY AGE ONE, OR UP TO SIZE 9 MONTHS, AND REFERENCES TO YOUNG CHILDREN MEAN CHILDREN FROM APPROXIMATELY AGE ONE TO SIX, OR BOYS' AND GIRLS' SIZES 12 MONTHS TO 7.

                                  OUR BUSINESS

    The William Carter Company is the largest domestic marketer of baby apparel and a leading marketer of young children's apparel. Over our 136 years of operation, CARTER'S has become one of the most highly recognized and most trusted brand names in the children's apparel industry. We sell our products under the CARTER'S, CARTER'S CLASSICS and TYKES brand names to more than 8,000 department, national chain, specialty and discount stores, representing over 480 accounts, as well as through our 149 retail outlet stores. Our wholesale channel represented 55% of our total sales and our retail outlet channel represented 45% of our total sales for the twelve months ended June 30, 2001. In the department, national chain, outlet and specialty store distribution channels, we are the leading provider of layette, baby sleepwear and young children's sleepwear. Layette refers to the complete range of apparel and related products for newborns. Our market shares in fiscal 2000 in the department, national chain, outlet and specialty store distribution channels was approximately 30% for layette, 48% for baby sleepwear and 43% for young children's sleepwear. In each of these categories, our market share in these channels was more than five times that of our nearest branded competitor. We focus on marketing high-volume, basic apparel products, such as bodysuits, pajamas and blanket sleepers, which are insulated from changes in fashion trends and generate consistent demand from season to season.

    The market for baby and young children's apparel was $13.7 billion in 2000. This market is extremely fragmented. No brand's revenue represents more than 6% of the entire market. Compared to other segments of the apparel industry, we believe that this market is less susceptible to changes in fashion trends and less sensitive to general economic conditions. Children, especially babies, outgrow clothing quickly, and their apparel must frequently be replaced. The market has grown at a 4.7% compounded annual growth rate from 1995 through 2000, driven by a number of factors, including:

    - approximately 4.0 million births per year in the United States and trending upward;

    - more women returning to the workplace after having children, resulting in more disposable income and increased day care apparel needs;

    - the increasing number of grandparents, a demographic segment with high per capita discretionary income and an important consumer base for children's apparel; and

    - an increase in the percentage of births to first-time mothers.

    Our senior management team, led by chief executive officer Fred Rowan, has significantly increased earnings and market share since joining us in 1992. Management's fundamental strategy has been to promote our brand image as the absolute leader in baby and young children's apparel products and to provide high-quality, attractive products at a strong value to consumers. Our management team has also successfully led our ongoing transition from a domestic, vertically-integrated manufacturer to a brand-marketing company with global sourcing capability and an ability to manage multiple distribution channels. We currently source all of our sewing, over 30% of our embroidery and approximately 45% of our cutting needs internationally. In addition, products that are full-package sourced, or entirely outsourced from third-party manufacturers, account for approximately 35% of production. This transition away from operating our own manufacturing facilities has resulted in lower production costs and a reduced level of working capital investment in our inventory. Our revenue has increased from $228.1 million in 1992 to $498.7 million for the twelve months ended June 30, 2001. Our adjusted EBITDA increased from $12.4 million in 1992 to $64.4 million for the twelve months ended June 30, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Non-Recurring and Other Items."

    We attribute our market leadership and our significant opportunities for continued growth and increased profitability to the following competitive strengths:

    - We have achieved a high level of positive brand awareness with both consumers and retailers as a result of more than a century of providing quality baby and young children's apparel.

    - Our product strategy is built on developing and marketing high-volume, basic apparel products such as bodysuits, pajamas and blanket sleepers. We believe our focus on basic, replenishable products reduces the complexity of our inventory, increases our productivity and creates a more stable revenue base.

    - We have consistently focused our efforts on creating long-standing, strategic relationships with our wholesale customers. We believe that our success with our major wholesale customers is driven by the demand they see from consumers for Carter's products, our ability to automatically replenish our basic product inventory in their stores daily, and the margins that they earn from selling our products.

    - We believe that our skill at servicing our customers has been a key driver in establishing our high market share within our wholesale customer accounts. Our basic product strategy and the consistency of styles from year to year have permitted us to implement systems to automatically replenish our customers' inventory levels of many of our CARTER'S product offerings.

    - We have a strong and experienced management team. Since joining us in 1992, our management team, led by Fred Rowan, has been responsible for sales and adjusted EBITDA increasing at compounded annual growth rates of 9.6% and 21.4%.

    We intend to strengthen our market leadership positions and further increase sales and EBITDA by continuing to implement an operating strategy that has the following primary components:

    - We intend to capitalize on our leading market position to grow our revenue within our existing distribution channels.

    - We plan to continue to diversify our distribution channels. In the fourth quarter of 2000, we entered the discount channel by launching the TYKES brands within the chain of Target stores. We have enjoyed substantial success in this channel to date. We will continue to evaluate opportunities to expand the presence of our brands across additional distribution channels.

    - One of our key strengths has been our customers' association of the CARTER'S brand with quality baby and young children's apparel. Our goal is to build upon that goodwill and brand awareness to garner a greater share of the highly fragmented playwear market for young children, from birth to approximately six years old.

    - We believe that we can further improve our product quality and lower unit costs while reducing our investment in working capital and capital expenditures. As a result of our continuing shift to global sourcing of our raw materials and manufacturing, we have achieved significant cost savings and substantially improved product quality. Additionally, we have committed substantial effort to reducing the complexity of our inventory, shortening our product development cycle and improving the forecasting and planning process.

THE TRANSACTIONS

    Carter Holdings, Inc., our parent company, and all of its stockholders entered into a stock purchase agreement on July 12, 2001 with a special purpose entity formed by Berkshire Partners LLC, its affiliates and associated investors to sell substantially all of the stock of Carter Holdings. The transaction closed on August 15, 2001.

    The selling stockholders of Carter Holdings received aggregate consideration totaling approximately $271.6 million for all of the stock sold, consisting of:

    - the aggregate cash payment of approximately $234.2 million by the buyers and Carter Holdings to the selling stockholders and option holders;

    - the payment by us of approximately $19.1 million of the expenses of the selling stockholders; and

    - the retention by members of management of approximately $18.3 million of equity of Carter Holdings, valued at the per share price of the other Carter Holdings equity being sold.

    To finance this transaction, we issued the outstanding notes and entered into an agreement for a new senior credit facility, and the buyers purchased shares of Carter Holdings from the selling stockholders and from Carter Holdings.

    Berkshire Partners now owns most of the outstanding stock of Carter Holdings. Carter Holdings continues to hold 100% of our stock. Immediately following the transactions, we held the same assets as before the transactions, including all of the stock of our subsidiary corporations.

    The acquisition by the buyers of most of the stock of Carter Holdings is referred to in this prospectus as the "Acquisition." The offering and sale of the outstanding notes, the initial borrowings under our new senior credit facility, the Acquisition, the redemption by Carter Holdings of a portion of its outstanding stock and the retention by management of a portion of their equity and other related transactions, are collectively referred to in this prospectus as the "Transactions."

SOURCES AND USES

    The following table sets forth the approximate sources and uses of funds by Berkshire Partners and the other buyers, Carter Holdings and us in connection with the Transactions.

IN MILLIONS
SOURCES:
  Senior credit facility
    Revolving credit facility(1)............................   $ 19.6
    Term loan facility......................................    125.0
  Sale of outstanding notes.................................    173.7
  Sale by Carter Holdings and sellers of Carter Holdings
    common stock............................................    127.2
  Rollover of equity by management..........................     18.3
                                                               ------
    Total sources...........................................   $463.8
                                                               ======
USES:
  Purchase of existing equity(2)............................   $271.6
  Repayment of existing revolving credit facility...........     12.9
  Repayment of term loan portion of existing senior credit
    facility................................................     38.7
  Repayment of senior subordinated notes(3).................    120.0
  Transactions fees and expenses(4).........................     20.6
                                                               ------
    Total uses..............................................   $463.8
                                                               ======

------------------------

(1) Includes $12.9 million related to seasonal working capital needs and $6.7 million used to fund the Transactions. The amount shown excludes
    $4.4 million of excess borrowing under our revolving credit facility drawn at the closing of the Transactions that was not used to fund either the Transactions or working capital needs and was repaid following the closing of the Transactions.

(2) Includes approximately $19.1 million of transaction expenses of the selling stockholders paid by us. Also includes the rollover of $18.3 million of equity by management.

(3) Includes $20.0 million of senior subordinated notes previously issued by Carter Holdings.

(4) Includes approximately $3.9 million of the buyers' transaction expenses, $13.4 million of our debt issuance costs and a $3.3 million payment of accrued interest.

                                  THE SPONSOR

    Berkshire Partners LLC is a Boston-based, private investment firm that invests in businesses that it believes offer strong growth prospects and are supported by high-quality management teams interested in becoming owners of the companies they operate. Berkshire Partners' private equity investments have taken many forms, including leveraged buyouts, recapitalizations, privatizations, minority investments and industry consolidations.

    Since 1986, Berkshire Partners has made investments in over 70 operating companies in a wide variety of industries, including the manufacturing of industrial and consumer products, retail and related services, business services, telecommunications and transportation. The four founding partners of Berkshire Partners have worked together since the early 1980s. Berkshire Partners currently manages approximately $2.7 billion of capital through six private equity partnerships.

    Berkshire Partners' significant, related investments have included U.S. Can Corporation, Savers Inc., Waterworks, Gordon Brothers Group, Profit Recovery Group International, Miami Cruiselines and Sterling Inc. Other current and former portfolio companies include Crown Castle International Corporation, Wisconsin Central Transportation Corporation, Thomas Built Buses Inc. and Fresh Start Foods. The investment by Berkshire Fund V and its affiliates of approximately $125.1 million in Carter's represents one of the largest investments Berkshire Partners has made in a single entity.

                               THE EXCHANGE OFFER

    The exchange offer relates to the exchange of up to $175,000,000 aggregate principal amount of our outstanding 10.875% Senior Subordinated Notes due 2011 for an equal aggregate principal amount of our new 10.875% Series B Senior Subordinated Notes due 2011. The exchange notes will be our obligations entitled to the benefits of the indenture governing the outstanding notes.

Registration Rights Agreement................  You are entitled to exchange your outstanding notes for exchange notes with terms that are identical in
                                               all material respects to the outstanding notes. The
                                               exchange offer is intended to satisfy these rights.
                                               After the exchange offer is complete, you may no
                                               longer be entitled to the benefits of the rights
                                               granted under the registration rights agreement that
                                               we entered into as part of the offering of the
                                               outstanding notes.

The Exchange Offer...........................  We are offering to exchange $1,000 principal amount of exchange notes, which have been registered under
                                               the Securities Act, for each $1,000 principal amount
                                               of outstanding notes that were issued on August 15,
                                               2001 in a transaction exempt from registration under
                                               the Securities Act. Each of your outstanding notes
                                               must be properly tendered and accepted in order to be
                                               exchanged. We will exchange all outstanding notes
                                               that are properly tendered and not validly withdrawn.

                                               As of this date, there are $175,000,000 in aggregate
                                               principal amount of notes outstanding.

                                               We will issue the exchange notes on or promptly after
                                               the expiration of the exchange offer.

Expiration Date..............................  The exchange offer will expire at 5:00 p.m., New York
                                               City time, on       , unless we decide to extend the
                                               exchange offer.

Conditions to the Exchange Offer.............  The exchange offer is subject to the condition that it does not violate applicable law or interpretations
                                               of the staff of the Commission. If we determine that
                                               applicable federal law does not permit the exchange
                                               offer, we may terminate the offer. The exchange offer
                                               is not conditioned upon any minimum principal amount
                                               of outstanding notes being tendered. The holders of
                                               outstanding notes have rights under the registration
                                               rights agreement should we fail to consummate the
                                               exchange offer.

                                               Persons who acquire the exchange notes are
                                               responsible for compliance with the state securities
                                               or blue sky laws regarding resales. We assume no
                                               responsibility for compliance with these
                                               requirements.

Resales of the Exchange Notes................  We believe that you may offer for resale, resell or otherwise transfer the exchange notes without
                                               complying with the registration and prospectus
                                               delivery requirements of the Securities Act if you:

                                               - acquire the exchange notes issued in the exchange
                                               offer in the ordinary course of your business;

                                               - are not participating, do not intend to participate
                                               and have no arrangement or undertaking with anyone to
                                                 participate, in the distribution of the exchange
                                                 notes issued to you in the exchange offer; and

                                               - are not an "affiliate" of ours as defined in
                                               Rule 405 of the Securities Act.

                                               We have based our belief on the interpretations of
                                               the staff of the Commission set forth in no-action
                                               letters issued to other companies. We have not,
                                               however, requested the Commission to issue an
                                               interpretation with respect to resales of the
                                               exchange notes, and we do not expect to do so in the
                                               future.

                                               If any of these conditions are not satisfied and you
                                               transfer any exchange notes without delivering a
                                               proper prospectus or without qualifying for a
                                               registration exemption, you may incur liability under
                                               the Securities Act. We will not be responsible for or
                                               indemnify you against any liability you may incur.
                                               Each broker-dealer that receives exchange notes for
                                               its own account in exchange for outstanding notes,
                                               where the outstanding notes were acquired by a
                                               broker-dealer as a result of market-making activities
                                               or other trading activities, must acknowledge that it
                                               will deliver a prospectus in connection with any
                                               resale of those exchange notes. See "Plan of
                                               Distribution."

                                               This offer is not being made to, nor will we accept
                                               surrenders for exchange from, holders of outstanding
                                               notes in any jurisdiction in which this offer or its
                                               acceptance would not comply with the securities or
                                               blue sky laws of that jurisdiction. Furthermore,
                                               persons who acquire the exchange notes are
                                               responsible for compliance with these securities or
                                               blue sky laws regarding resales. We assume no
                                               responsibility for compliance with these
                                               requirements.

Accrued Interest on the Exchange Notes and
  the Outstanding Notes......................  Interest on each exchange note will accrue from the last date on which interest was paid on the
                                               outstanding note being tendered for exchange or, if
                                               no interest has been paid, from the date on which the
                                               outstanding notes were issued in the original
                                               offering. Consequently, holders who exchange their
                                               outstanding notes for exchange notes will receive the
                                               same interest payment on February 15, 2002 (the first
                                               interest payment date with respect to the outstanding
                                               notes and the exchange notes to be issued pursuant to
                                               the exchange offer) that they would have received had
                                               they not accepted the exchange offer. Interest on the
                                               outstanding notes accepted for exchange will cease to
                                               accrue upon issuance of the exchange notes.

Procedures for Tendering Notes...............  If you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must
                                               transmit to State Street Bank and Trust Company, as
                                               exchange agent, on or prior to the expiration date
                                               either:

                                               - a properly completed and duly executed copy of the
                                               letter of transmittal accompanying this prospectus,
                                                 or a facsimile of this letter of transmittal,
                                                 together with your outstanding notes and any other
                                                 documentation required by this letter of
                                                 transmittal, at the address set forth on the cover
                                                 page of the letter of transmittal; or

                                               - if you are effecting delivery by book-entry
                                               transfer, a computer-generated message transmitted by
                                                 means of the Automated Tender Offer Program System
                                                 of The Depository Trust Company in which you
                                                 acknowledge and agree to be bound by the terms of
                                                 the letter of transmittal and which, when received
                                                 by the exchange agent, forms a part of a
                                                 confirmation of book-entry transfer.

                                               In addition, you must deliver to the exchange agent
                                               on or prior to the expiration date:

                                               - if you are effecting delivery by book-entry
                                               transfer, a timely confirmation of book-entry
                                                 transfer of your outstanding notes into the account
                                                 of the exchange agent at The Depository Trust
                                                 Company pursuant to the procedures for book-entry
                                                 transfers described in this prospectus under the
                                                 heading "The Exchange Offer--Procedures for
                                                 Tendering;" or

                                               - if necessary, the documents required for compliance
                                               with the guaranteed delivery procedures described in
                                                 this prospectus under the heading "The Exchange
                                                 Offer--Guaranteed Delivery Procedures."

                                               By executing and delivering the accompanying letter
                                               of transmittal or effective delivery by book-entry
                                               transfer, you are representing to us that, among
                                               other things, (i) neither the holder nor any other
                                               person receiving the exchange notes pursuant to the
                                               exchange offer is an "affiliate" of ours within the
                                               meaning of Rule 405 under the Securities Act,
                                               (ii) neither the holder nor any other person
                                               receiving the exchange notes pursuant to the exchange
                                               offer has an arrangement or understanding with any
                                               person to participate in the distribution of such
                                               exchange notes and that such holder is not engaged
                                               in, and does not intend to engage in, a distribution
                                               of the exchange notes and (iii) the person receiving
                                               the exchange notes pursuant to the exchange offer,
                                               whether or not this person is the holder, is
                                               receiving them in the ordinary course of business.

Special Procedures for Beneficial Owners.....  If you are a beneficial owner of outstanding notes and your name does not appear on a security listing
                                               of The Depository Trust Company as the holder of
                                               those outstanding notes or if you are a beneficial
                                               owner of outstanding notes that are registered in the
                                               name of a broker, dealer, commercial bank, trust
                                               company or other nominee and you wish to tender those
                                               outstanding notes in the exchange offer, you should
                                               promptly contact the person in whose name your
                                               outstanding notes are registered and instruct that
                                               person to tender on your behalf. If you, as a
                                               beneficial holder, wish to tender on your own behalf
                                               you must, prior to completing and executing the
                                               letter of transmittal and delivering your outstanding
                                               notes, either make appropriate arrangements to
                                               register ownership of the outstanding notes in your
                                               name or obtain a properly completed bond power from
                                               the registered holder. The transfer of record
                                               ownership may take considerable time.

Guaranteed Delivery Procedures...............  If you wish to tender your outstanding notes and time will not permit the letter of transmittal or any of
                                               the documents required by the letter of transmittal
                                               to reach the exchange agent by the expiration date,
                                               or the procedure for book-entry transfer cannot be
                                               completed on time or certificates for your
                                               outstanding notes cannot be delivered on time, you
                                               may tender your outstanding notes pursuant to the
                                               guaranteed delivery procedures described in this
                                               prospectus under the heading "The Exchange Offer--
                                               Guaranteed Delivery Procedures."

Shelf Registration Statement.................  We have agreed to register the outstanding notes on a shelf registration statement and use our best efforts
                                               to cause this shelf registration statement to be
                                               declared effective by the Commission if:

                                               - we are not required to file a registration
                                               statement for the exchange offer or not permitted to
                                                 consummate the exchange offer because of any change
                                                 in law or applicable interpretation of the staff of
                                                 the Commission; or

                                               - any holder of outstanding notes notifies us within
                                               20 days of the consummation of the exchange offer
                                                 that it is prohibited by law or Commission policy
                                                 from participating in the exchange offer, that it
                                                 may not resell the exchange notes to the public
                                                 without delivering a prospectus and this prospectus
                                                 is not appropriate or available for that resale or
                                                 that it is a broker-dealer and owns exchange notes
                                                 exchanged from original notes acquired directly
                                                 from us or any of our affiliates.

                                               We have agreed to maintain the effectiveness of the
                                               shelf registration statement for, under specified
                                               circumstances, up to two years from the date the
                                               shelf registration statement became effective to
                                               cover resales of the notes.

Withdrawal Rights............................  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time,
                                               on the expiration date.

Acceptance of Outstanding Notes and Delivery
  of Exchange Notes..........................  Subject to certain conditions, we will accept for exchange any and all outstanding notes that are
                                               properly tendered and not validly withdrawn. The
                                               exchange notes issued pursuant to the exchange offer
                                               will be delivered promptly following the expiration
                                               date.

U.S. Federal Income Tax Consequences.........  The exchange of outstanding notes for the exchange notes should not be a taxable exchange for United
                                               States federal income tax purposes. See "Certain
                                               United States Federal Tax Considerations."

Use of Proceeds..............................  We will not receive any proceeds from the issuance of the exchange notes. We will pay all of our expenses
                                               relating to the exchange offer.

Exchange Agent...............................  State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer.
                                               The exchange agent can be reached at 2 Avenue de
                                               Lafayette, Sixth Floor, Boston, MA 02111; Attention
                                               Exchanges/ Sandra Wong. For more information with
                                               respect to the exchange offer, please contact the
                                               exchange agent at (617) 662-1708 or send your
                                               questions by facsimile to the exchange agent at
                                               (617) 662-1452.

                           SUMMARY OF EXCHANGE NOTES

    WE DEFINE CAPITALIZED TERMS USED IN THIS SUMMARY IN THE "DESCRIPTION OF EXCHANGE NOTES--CERTAIN DEFINITIONS" SECTION OF THIS PROSPECTUS.

General......................................  The form and terms of the exchange notes are identical in all material respects to the form and
                                               terms of the outstanding notes except that:

                                               - the exchange notes will bear a Series B
                                                 designation;

                                               - we will have registered the exchange notes under
                                               the Securities Act and, therefore, they generally
                                                 will not bear legends restricting their transfer;
                                                 and

                                               - the exchange notes will not provide for the payment
                                               of special interest (except in certain limited
                                                 circumstances, as set forth in the registration
                                                 rights agreement).

                                               The exchange notes will evidence the same debt as the
                                               outstanding notes and will be entitled to the
                                               benefits of the indenture under which the outstanding
                                               notes were issued.

Issuer.......................................  The William Carter Company.

Notes Offered................................  $175.0 million in principal amount of 10.875% Series
                                               B Senior Subordinated Notes due 2011.

Maturity.....................................  August 15, 2011.

Interest Payment Dates.......................  February 15 and August 15, commencing on
                                               February 15, 2002.

Guarantors...................................  The exchange notes will be guaranteed by certain of our current and future domestic subsidiaries. If we
                                               cannot make payments on the exchange notes when they
                                               are due, the guarantors must make them instead. These
                                               guarantees are unconditional, joint and several.

Ranking......................................  These exchange notes and the subsidiary guarantees are senior subordinated debts. They rank behind all
                                               of our and our guarantors' current and future
                                               indebtedness, other than trade payables, except
                                               indebtedness that expressly provides that it is not
                                               senior to these exchange notes and the subsidiary
                                               guarantees. The exchange notes rank equally with all
                                               of our and our guarantors' future senior subordinated
                                               indebtedness. The exchange notes will be effectively
                                               subordinated to all debt of subsidiaries that do not
                                               guarantee the exchange notes.

Optional Redemption..........................  We may redeem the exchange notes, in whole or in part, at any time beginning August 15, 2006 at the
                                               redemption prices listed under "Description of
                                               Exchange Notes--Optional Redemption." Before
                                               August 15, 2004, we may redeem up to 35% of the
                                               exchange notes issued under the indenture with the
                                               proceeds of one or more Equity Offerings by us at the
                                               price listed under "Description of Exchange
                                               Notes--Optional Redemption."

Offer to Repurchase..........................  If we sell assets under some circumstances, or experience specific kinds of changes of control, we
                                               must offer to repurchase the exchange notes at the
                                               prices listed under "Description of Exchange
                                               Notes--Repurchase at the Option of Holders."

Basic Covenants..............................  We will issue the exchange notes under an indenture.
                                               The indenture will, among other things, restrict our
                                               ability and the ability of our restricted
                                               subsidiaries to:

                                               - borrow money;

                                               - pay dividends on stock or repurchase stock;

                                               - make investments;

                                               - distribute proceeds from asset sales;

                                               - use assets as security in other transactions;

                                               - sell certain assets or merge with or into other
                                                 companies;

                                               - engage in certain transactions with affiliates; and

                                               - incur liens.

                                               These covenants are subject to important exceptions.
                                               For more detail, see "Description of Exchange
                                               Notes--Certain Covenants."

Use of Proceeds..............................  We will not receive any proceeds from the issuance of the exchange notes.

                                  RISK FACTORS

    You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific risk factors set forth under "Risk Factors" for considerations relevant to an investment in the exchange notes.

                              OUR EXECUTIVE OFFICE

    We are a Massachusetts corporation. Our principal executive office is located at The Proscenium, 1170 Peachtree Street NE, Suite 900, Atlanta, GA 30309, and our telephone number is (404) 745-2700.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary historical consolidated financial data as of the end of and for each of the fiscal years 1996 through 2000 were derived from our audited consolidated financial statements. The summary historical consolidated financial data as of and for the six months ended July 1, 2000 and June 30, 2001 were derived from our unaudited consolidated financial statements. The 1998, 1999 and 2000 audited financial statements and the unaudited consolidated financial statements as of and for the six months ended July 1, 2000 and June 30, 2001 are included elsewhere in this prospectus. The unaudited consolidated financial statements for the twelve months ended June 30, 2001 have been prepared on a basis consistent with the annual financial statements. This data is qualified in its entirety by the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                   DEC. 31,   OCT. 30,                                                   SIX MONTHS         TWELVE
                                     1995      1996                                                         ENDED           MONTHS
                                   THROUGH    THROUGH                 FISCAL YEAR(A)                 -------------------    ENDED
                                   OCT. 29,   DEC. 28,   -----------------------------------------   JULY 1,    JUNE 30,   JUNE 30,
                                     1996      1996        1997       1998       1999       2000       2000       2001       2001
                                   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Wholesale sales..................  $160,485   $28,506    $219,535   $236,486   $231,284   $256,094   $105,300   $123,655   $274,449
Retail sales.....................   106,254    22,990     143,419    171,696    183,312    215,280     88,374     97,370    224,276
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
  Total net sales................   266,739    51,496     362,954    408,182    414,596    471,374    193,674    221,025    498,725
Cost of goods sold...............   169,167    31,631     227,332    256,482    271,844    293,340    121,521    140,996    312,815
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
Gross profit.....................    97,572    19,865     135,622    151,700    142,752    178,034     72,153     80,029    185,910
Selling, general and
  administrative expenses........    80,156    16,749     112,531    124,278    120,773    137,513     62,729     68,827    143,611
Non-recurring charges(b).........     8,834        --          --         --      7,124         --         --      4,272      4,272
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
Operating income.................     8,582     3,116      23,091     27,422     14,855     40,521      9,424      6,930     38,027
Interest income..................        --        --          --         --         --       (303)        --        (68)      (371)
Interest expense.................     7,075     2,631      17,571     18,525     17,748     16,294      7,919      7,907     16,282
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes, extraordinary item and
  cumulative effect of change in
  accounting principle...........     1,507       485       5,520      8,897     (2,893)    24,530      1,505       (909)    22,116
Provision for (benefit from)
  income taxes...................     1,885       212       2,429      3,616       (869)     9,731        607       (364)     8,760
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
(Loss) income before
  extraordinary item and
  cumulative effect of change in
  accounting principle...........      (378)      273       3,091      5,281     (2,024)    14,799        898       (545)    13,356
Extraordinary item, net of
  tax(c).........................        --     2,351          --         --         --         --         --         --         --
Cumulative effect of change in
  accounting principle, net of
  income tax benefit of
  $217(d)........................        --        --          --         --         --        354        354         --         --
                                   --------   -------    --------   --------   --------   --------   --------   --------   --------
Net (loss) income(e).............  $   (378)  $(2,078)   $  3,091   $  5,281   $ (2,024)  $ 14,445   $    544   $   (545)  $ 13,356
                                   ========   =======    ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
Capital expenditures.............  $  4,007   $ 3,749    $ 14,013   $ 17,991   $ 12,726   $ 17,179   $  4,250   $  6,128   $ 19,057
EBITDA before non-recurring
  charges(f).....................    24,028     5,530      36,926     43,021     38,834     58,041     17,526     20,627     61,142
Total debt to EBITDA before non-
  recurring charges(g)...........        --       4.9x        4.3x       3.9x       3.7x       2.4x        --         --        2.6x
Ratio of earnings to fixed
  charges(h).....................       1.1x      1.1x        1.2x       1.4x        --        2.1x       1.1x        --        2.0x

BALANCE SHEET DATA (AT PERIOD
  END):
Working capital(i)...............             $70,792    $ 87,482   $ 99,480   $ 81,508   $ 84,336   $ 93,550   $ 81,470   $ 81,470
Property, plant and equipment,
  net............................              48,221      53,011     59,674     51,776     54,441     49,483     48,565     48,565
Total debt, including current
  maturities.....................             145,000     157,100    167,600    142,300    141,400    156,250    156,700    156,700
Redeemable preferred stock(j)....              18,234      18,462     18,682     18,902     19,116     19,016     19,236     19,236
Common stockholder's equity......              57,488      56,721     58,739     53,615     65,397     52,832     63,525     63,525

------------------------------

(a) As a result of the 1996 acquisition of our company by Investcorp S.A., our assets and liabilities were adjusted to their estimated fair values as of October 30, 1996. In addition, we entered into new financing arrangements and changed our capital structure in connection with that acquisition. Accordingly, the results of operations of the 1997, 1998, 1999 and 2000 fiscal years and the period from October 30, 1996 through December 28, 1996 are not comparable to prior periods. The 1997, 1998, 1999 and 2000 fiscal years and the period October 30, 1996 through December 28, 1996 reflect increased depreciation, amortization and interest expense resulting from the 1996 acquisition.

(b) The non-recurring charge for the six months and twelve months ended
    June 30, 2001 relates to the closure of two domestic manufacturing facilities and includes fixed asset write-offs of $3.2 million and other closure costs of $1.1 million. The non-recurring charge for the 1999 fiscal year represents a $6.9 million writedown in the carrying value of our textile facility assets, for which the operations were closed in December 1999, and a $0.2 million loss on property, plant and equipment related to the closures of three domestic sewing facilities. The non-recurring charge for the period December 31, 1995 through October 29, 1996 includes: (1) compensation-related charges of $5.3 million for amounts paid to management in connection with the 1996 acquisition; and (2) other expense charges of $3.5 million for costs and fees we incurred in connection with the 1996 acquisition.

(c) The extraordinary item for the period October 30, 1996 through December 28, 1996 reflects the write-off of $3.4 million and $0.2 million of deferred debt issuance costs related to a subordinated loan facility and the portion of a senior credit facility repaid with the proceeds of the notes we issued in November 1996, net of income tax effects.

(d) In fiscal 2000, we recorded the cumulative effect of a change in accounting principle in order to comply with guidance provided by the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

(e) Excludes dividend requirements and accretion on redeemable preferred stock.

(f) EBITDA represents earnings before interest, income tax expense, depreciation and amortization. EBITDA before non-recurring charges excludes the items referred to in note (b) above. EBITDA before non-recurring charges is presented because we believe it is helpful to securities analysts, investors and other interested parties in the evaluation of companies in our industry. It is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the "Statements of Cash Flow" included in our financial statements.

(g) Borrowings as of June 30, 2001 reflect higher than average borrowings due to seasonal working capital needs.

(h) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs, and the interest portion of our rent expense (assumed to be one-third of total rent expense). Earnings were insufficient to cover fixed charges for fiscal 1999 by $2.9 million and for the six months ended June 30, 2001 by $0.9 million.

(i) Represents total current assets less total current liabilities.

(j) We issued redeemable preferred stock at the closing of the 1996 Investcorp acquisition of Carter Holdings for $20.0 million (its estimated fair value, which equals its redemption value), net of $2.2 million of fees associated with its issuance. This preferred stock was cancelled as part of the Transactions.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth a summary of the unaudited pro forma consolidated statements of operations and other data for the 2000 fiscal year, the six months ended June 30, 2001 and the last twelve months ended June 30, 2001, and summary pro forma consolidated balance sheet data as of June 30, 2001.

    The summary unaudited pro forma consolidated financial data set forth below give effect in the manner described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto, to the Transactions as if they occurred on the first day of the earliest period in the case of the adjusted pro forma statements of operations data and as of June 30, 2001 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma consolidated statements of operation do not purport to represent what our results of operations would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods.

                                                                     PRO FORMA               PRO FORMA
                                               PRO FORMA          SIX MONTHS ENDED      TWELVE MONTHS ENDED
                                            FISCAL YEAR 2000       JUNE 30, 2001           JUNE 30, 2001
                                            ----------------   ----------------------   -------------------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.................................      $471,374              $221,025               $498,725
Cost of goods sold........................       292,828               140,740                312,303
                                                --------              --------               --------
Gross profit..............................       178,546                80,285                186,422
Selling, general and administrative
  expenses................................       139,274                69,693                145,372
Non-recurring charges(a)..................            --                 4,272                  4,272
                                                --------              --------               --------
Operating income..........................        39,272                 6,320                 36,778
Interest expense, net(b)..................        30,209                15,181                 30,239
                                                --------              --------               --------
Income (loss) from continuing operations
  before income taxes.....................         9,063                (8,861)                 6,539
Provision for (benefit from) income
  taxes...................................         3,544                (3,545)                 2,529
                                                --------              --------               --------
Income (loss) from continuing
  operations..............................      $  5,519              $ (5,316)              $  4,010
                                                ========              ========               ========
OTHER DATA:
Adjusted EBITDA(c)...................................................................        $ 64,388
Total adjusted debt to adjusted EBITDA(c)(d).........................................            4.8x
Adjusted EBITDA to interest expense(c)...............................................            2.1x
Ratio of earnings to fixed charges(e)................................................            1.2x

                                                                 PRO FORMA
                                                                   AS OF
                                                               JUNE 30, 2001
                                                              ----------------
BALANCE SHEET DATA:
Working capital(f)..........................................      $97,395
Net property, plant and equipment...........................       40,889
Total current liabilities...................................       77,900
Total adjusted debt(g)......................................      310,665
Stockholder's equity........................................      144,591

------------------------

    (a) Relates to closure of two domestic manufacturing facilities, including fixed asset write-offs of $3.2 million and other closure costs of $1.1 million.

    (b) Includes interest income of $303,000, $68,000 and $371,000 for the fiscal year 2000, the six months ended June 30, 2001 and the twelve months ended June 30, 2001.

    (c) EBITDA represents earnings before interest, income tax expense, depreciation and amortization. See note (g) to Summary Historical Consolidated Financial Data. Adjusted EBITDA represents EBITDA for the twelve months ended June 30, 2001, adjusted for the $4.3 million in non-recurring charges referred to in note (a) above and other charges totaling $3.2 million that we believe are not representative of our ongoing operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Non-Recurring and Other Items."

    (d) For purposes of calculating this ratio, total adjusted debt represents the sum of the $298.7 million term debt outstanding immediately following the closing of the Transactions, plus the average outstanding balance under the revolving credit facility for the twelve months ended June 30, 2001, plus additional borrowings under the revolving credit facility to the extent they were used to fund the Transactions. The average outstanding balance under our revolving credit facility for the twelve months ended June 30, 2001 was $7.2 million. Total adjusted debt excludes $6.3 million of excess pro forma borrowings under the revolving credit facility that would not have been needed to fund the Transactions or working capital needs. As of October 15, 2001 we had no borrowings outstanding under our revolving credit facility.

    (e) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs, and the interest portion of our rent expense (assumed to be one-third of total rent expense).

    (f) Represents total current assets less total current liabilities.

    (g) Calculated as described in note (d) above.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE INVESTING IN THE EXCHANGE NOTES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER TO BE IMMATERIAL MAY ALSO MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

RISKS RELATING TO THE EXCHANGE NOTES

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    We are, and will continue after this offering to be, highly leveraged. On June 30, 2001, after giving pro forma effect to the Transactions, we would have had total debt of approximately $327.8 million (of which $173.7 million would have consisted of the exchange notes and $154.1 million would have consisted of secured borrowings) and common stockholder's equity of approximately
$144.6 million. Also, after giving pro forma effect to the Transactions, our ratio of earnings to fixed charges would have been 1.2 to 1 for the twelve months ended June 30, 2001, and for the six months ended June 30, 2001, pro forma earnings would have been insufficient by $8.9 million to cover pro forma fixed charges. In addition, we and our subsidiaries will be permitted to incur substantial additional indebtedness in the future. See "Capitalization," "Selected Historical Financial Data" and "Description of Exchange Notes."

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

    - require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - place us at a competitive disadvantage compared to our competitors that have less debt.

    In addition, the indenture and our new senior credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. See "Description of Senior Credit Facility" and "Description of Exchange Notes."

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, including the exchange notes, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Based on our current level of operations and anticipated cost savings and operating improvements, management believes that cash flow from operations and available cash, together with available borrowings under our new senior credit facility, will be adequate to meet our future liquidity needs for at least the next few years. We may, however, need to refinance all or a portion of the principal amount of the exchange notes on or prior to maturity.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our new senior credit facility in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility and the exchange notes, on commercially reasonable terms or at all.

THE EXCHANGE NOTES AND THE GUARANTEES WILL BE JUNIOR TO OUR AND THE GUARANTORS' SENIOR DEBT.

    The exchange notes and the guarantees are subordinated in right of payment to all of our and the guarantors' current and future senior debt. Upon any distribution to our or the guarantors' creditors in a liquidation or dissolution of us or the guarantors or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to our company, the guarantors or their property, the holders of senior debt will be entitled to be paid in full before any payment may be made with respect to the exchange notes or the guarantees, as applicable. In addition, the subordination provisions of the indenture provide that payments with respect to the exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior debt. In the event of our or the guarantors' bankruptcy, liquidation or reorganization, holders of the exchange notes will participate ratably with all holders of subordinated indebtedness that is deemed to be of the same class as the exchange notes and the guarantees, as applicable, and potentially with all other general creditors, based upon the respective amounts owed to each holder or creditor, in our or the guarantors remaining assets, as applicable. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than the holders of senior debt. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the exchange notes will instead be paid to holders of senior debt under certain circumstances. As a result of these provisions, other creditors (including trade creditors) that are not holders of senior debt may recover more, ratably, than the holders of the exchange notes. In addition, the exchange notes will be effectively subordinated to all outstanding obligations of any of our subsidiaries that does not guarantee the exchange notes. The exchange notes will not be guaranteed by either our existing or future foreign subsidiaries or our domestic subsidiaries that do not guarantee the new senior credit facility.

    As of June 30, 2001, after giving pro forma effect to the Transactions, we would have had $154.1 million of senior debt outstanding and our subsidiaries would have had no outstanding debt or other liabilities. In addition, we will be able to incur a significant amount of additional senior indebtedness under our new senior credit facility. See "Description of Senior Credit Facility." The indenture permits the incurrence of substantial additional indebtedness, including senior debt, by us and our subsidiaries in the future. See "Description of Exchange Notes."

NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE EXCHANGE NOTES.

    Neither our existing or future foreign subsidiaries nor our domestic subsidiaries, which do not guarantee the new senior credit facility, will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The non-guarantor subsidiaries, which are our non-domestic subsidiaries, generated none of our consolidated revenue in the twelve-month period ended June 30, 2001 and held less than 1% of our consolidated assets as of June 30, 2001.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE EXCHANGE NOTES.

    Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make any required repurchases of exchange notes or that restrictions in our new senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."

IF AN ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES DOES NOT DEVELOP, THE LIQUIDITY AND VALUE OF THE EXCHANGE NOTES COULD BE HARMED.

    There is no existing market for the exchange notes, and we cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Goldman, Sachs & Co., Fleet Securities, Inc. and BNP Paribas, the initial purchasers of the outstanding notes, have advised us that they intend to make a market in these exchange notes after the offering is completed. However, they may cease their market-making at any time. We do not intend to apply for listing of the exchange notes on any securities exchange.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, an exchange note or guarantee could be voided, or claims in respect of an exchange note or guarantee could be subordinated to all other debts of us or that of the guarantor, as the case may be, if, among other things, we or the guarantor, at the time it incurred the indebtedness evidenced by the exchange note or the guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

    - were insolvent or rendered insolvent by reason of such incurrence; or

    - were engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    In addition, any payment made by us pursuant to the exchange notes or by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of our creditors or the guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, we or a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets; or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to the indebtedness incurred in connection with the offering of the outstanding notes, will not be insolvent, will not have unreasonably small capital for the businesses in which we and they are engaged and will not incur debts beyond our and their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

YOUR FAILURE TO EXCHANGE YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER WILL RESTRICT YOUR ABILITY TO RESELL THEM.

    Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

    - you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available.

    - the outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption; and

    - a holder of the outstanding notes who wants to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act, if required by us, must deliver to us an opinion on independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

RISKS RELATING TO OUR BUSINESS

OUR DEPENDENCE ON FOREIGN SUPPLY SOURCES MAY RESULT IN DISRUPTIONS TO OUR OPERATIONS IN THE EVENT OF POLITICAL INSTABILITY OR FOREIGN REGULATIONS.

    We currently source all of our sewing, approximately 45% of our cutting, over 30% of our embroidery and a substantial portion of our fabric production through our off-shore facilities, and expect to continue to source more of our manufacturing and fabrics offshore over time. We have announced that we will be closing our two domestic manufacturing plants before the end of 2001. We may be adversely affected by:

    - political instability resulting in the disruption of trade from foreign countries in which our manufacturing facilities are located; and

    - the imposition of additional regulations relating to imports, duties, taxes and other charges on imports.

    These and other factors could result in the interruption of production in off-shore facilities or a delay in our receipt of the products in the United States. These factors may be beyond our control and may have a material adverse effect on our financial condition and results of operations.

THE LOSS OF ONE OR MORE OF OUR MAJOR SUPPLIERS FOR RAW MATERIALS MAY RESULT IN AN INTERRUPTION OF OUR SUPPLIES.

    We purchase the majority of the fabrics we now source in the United States from a few vendors of each material. The loss of one or more of these suppliers could result in an interruption of supply, which could have an adverse effect on our results of operations.

WE DEPEND ON A SMALL NUMBER OF WHOLESALE CUSTOMERS, AND THE LOSS OF ONE OR MORE COULD RESULT IN A MATERIAL LOSS OF REVENUES.

    Approximately 74% of our total wholesale sales, excluding our off-price and discount channel sales, for fiscal 2000 were derived from sales to our top seven customers, with no one customer accounting for more than 16% of such sales (or more than 8% of our total sales) in the period. We expect that these customers will continue to represent a significant portion of our wholesale sales in the future. A significant decrease in business from one or more of these customers could result in a material adverse effect on our financial condition and results of operations.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH LIMIT OUR BUSINESS AND INCREASE OUR COSTS.

    Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We have identified past non-compliance with environmental laws, including wastewater discharge and the possible discharge of other manufacturing byproducts at our textile manufacturing facility in Barnesville, Georgia. We may be required to make significant expenditures to comply with governmental laws and regulations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on our results of operations and financial condition.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET, AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO COMPETE EFFECTIVELY.

    We operate in a highly competitive industry. The baby and young children's apparel markets are highly competitive. Competition generally is based upon product quality, brand name recognition, price, selection, service and convenience. Both branded and private label manufacturers compete in the baby and young children's apparel markets. Our primary branded competitors include Health-Tex, Baby Gap and Oshkosh B'Gosh together with Disney-licensed products in playwear, and numerous smaller branded companies, as well as Disney-licensed products in sleepwear. Some retailers, including several that are our customers, have significant private label product offerings in playwear. Because of the highly fragmented nature of the industry, we also compete with many small, local manufacturers and retailers. Some of our competitors have greater financial resources than we do, have larger customer bases and are less financially leveraged. As a result, these competitors or others may be able to:

    - adapt to changes in customer requirements more quickly;

    - take advantage of acquisition and other opportunities more readily; and

    - devote greater resources to the marketing and sale of its products and adopt more aggressive pricing policies than we can.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY IN OUR MARKET IF WE ARE UNABLE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE OF OUR NEW PRODUCTS.

    If we are unable to introduce new and innovative products that are attractive to our customers, or are unable to allocate sufficient resources to effectively market and advertise our products so that they achieve widespread market acceptance, we may not be able to compete effectively and our operating results and financial condition will be adversely affected.

THE CURRENT AND FUTURE ECONOMIC DOWNTURNS MAY ADVERSELY AFFECT OUR SALES.

    A downturn in the economy may affect consumer purchases of discretionary items, which could adversely affect our sales. Our success depends on the sustained demand for our products. Many factors affect the level of consumer spending on our products, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as our products, tend to decline during recessionary periods when disposable income is lower. These downturns have been characterized by diminished product demand and subsequent accelerated erosion of average selling prices. A general slowdown in the economies in which we sell our products or even an uncertain economic outlook could adversely affect consumer spending on our products and, in turn, our sales and results of operations.

    Since the third quarter of 2000, the U.S. economy has shown signs of a downturn, and the recent political and social turmoil, including terrorist and military actions, have put further pressure on economic conditions in the U.S. and worldwide. If this general economic slowdown continues, it may adversely impact our future business and operating results.

RETAIL TRENDS COULD RESULT IN INCREASED DOWNWARD PRESSURE ON OUR PRICES.

    With the growing trend toward retail trade consolidation, we are increasingly dependent upon a reduced number of key retailers whose bargaining strength is growing. We may be negatively affected by changes in the policies of our retail trade customers, such as inventory de-stocking, limitations on access to shelf space, scanbased trading and other conditions. Further consolidations in the retail industry could result in price and other competition that could damage our business.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

    Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. See "Management--Employment Arrangements."

WE ARE CONTROLLED BY BERKSHIRE PARTNERS, WHOSE INTERESTS MAY DIFFER FROM YOUR INTERESTS AS A NOTEHOLDER.

    Investment funds affiliated with Berkshire Partners own most of the outstanding stock of our parent, Carter Holdings, and they will be able to control Carter Holdings' board of directors. As a result, they will be able to control our business, policies and affairs. We cannot assure you that the interests of Berkshire Partners will be consistent with your interests as a noteholder.

SEASONAL FLUCTUATIONS IN THE CHILDREN'S APPAREL MARKET MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

    We experience seasonal fluctuations in our sales and profitability, with generally lower sales and gross profit in the first and second quarters of our fiscal year. We believe that the seasonality of sales and profitability is a factor that affects the baby and young children's apparel industry generally and is due to retailer's emphasis on price reductions in the first quarter and promotional retailers' and manufacturers' emphasis on closeouts of the prior year's product line.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus. These forward-looking statements are subject to risks and uncertainties and include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among other things:

    - our ability to grow and improve operating efficiencies;

    - our ability to compete;

    - our ability to retain or replace our executives and other key employees;

    - downturns in general economic conditions;

    - adverse governmental regulations and environmental rights;

    - changes in retail trends and consumer preferences; and

    - the success of our wholesale customers.

    These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for any ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

    Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus.

                            INDUSTRY AND OTHER DATA

    All references to demographic data in this prospectus are based upon industry publications, census information and our data. In this prospectus, we rely on and refer to information regarding the baby and young children's apparel market from the 2000 NPD Group, Inc. survey. Information regarding brand recognition and market perception is taken from CARTER'S INFANT AND CHILDREN'S WEAR BRAND: AWARENESS & ATTITUDES, a study by Fitzgerald & Co. that we commissioned, dated April 2001. Although we believe this information is reliable, we have not independently verified and cannot guarantee the accuracy or completeness of the information. All references in this prospectus to the numbers of stores and accounts are as of June 30, 2001, unless we otherwise indicate.

                                   TRADEMARKS

    The following items referred to in this prospectus are federally registered and other trademarks pursuant to applicable intellectual property laws and are the property of Carter's or its subsidiaries: Carter's-Registered Trademark-, Carter's Classics-Registered Trademark-, Carter's Growbody-TM-, Carter-Set-TM-, Jamakins-Registered Trademark- and Today's Classics-Registered Trademark-.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the exchange notes.

    The proceeds we received from the sale of the outstanding notes, together with the proceeds from the issuance of the common stock of Carter Holdings and borrowings under our new senior credit facility, were used to finance the Transactions.

    The following table sets forth the approximate sources and uses of funds by Berkshire Partners and the other buyers, Carter Holdings and us in connection with the Transactions.

IN MILLIONS
SOURCES:
Senior credit facility
  Revolving credit facility(1)..............................   $ 19.6
  Term loan facility........................................    125.0
Sale of outstanding notes...................................    173.7
Sale by Carter Holdings and sellers of Carter Holdings
  common stock..............................................    127.2
Rollover of equity by management............................     18.3
                                                               ------
    Total sources...........................................   $463.8
                                                               ======
USES:
  Purchase of existing equity(2)............................   $271.6
  Repayment of existing revolving credit facility(3)........     12.9
  Repayment of term loan portion of existing senior credit
    facility(4).............................................     38.7
  Repayment of senior subordinated notes(5).................    120.0
  Transactions fees and expenses(6).........................     20.6
                                                               ------
    Total uses..............................................   $463.8
                                                               ======

------------------------

(1) Includes $12.9 million related to seasonal working capital needs and $6.7 million used to fund the Transactions. The amount shown excludes
    $4.4 million of excess borrowing under our revolving credit facility drawn at the closing of the Transactions that was not used to fund either the Transactions or working capital needs and was repaid following the closing of the Transactions.

(2) Includes aggregate cash payment of approximately $234.2 million by the buyers and Carter Holdings to the selling stockholders and option holders and approximately $19.1 million of transaction expenses of the selling stockholders paid by us. Also includes the rollover of $18.3 million of equity by management.

(3) The amounts borrowed under this secured revolving credit facility bore interest at the prime rate plus 0.75%. As of June 30, 2001, the interest rate was 7.5%. This revolving credit facility was scheduled to mature on October 31, 2001 and had been used primarily for seasonal working capital needs.

(4) The secured term loan portion of this senior credit facility had a final scheduled maturity date of October 31, 2003 and bore interest at LIBOR plus 2.0%. As of June 30, 2001, the average rate was approximately 6.37%.

(5) Consists of $100.0 million of 10 3/8% senior subordinated notes due 2006 and $20.0 million of Carter Holdings' 12% senior subordinated notes due 2008.

(6) Includes approximately $3.9 million of the buyers' transaction expenses, $13.4 million of our debt issuance costs and a $3.3 million payment of accrued interest.

                                THE TRANSACTIONS

    Carter Holdings, Inc., our parent company, and all of its stockholders entered into a stock purchase agreement on July 12, 2001 with a special purpose entity formed by Berkshire Partners LLC, its affiliates and associated investors to sell substantially all of the stock of Carter Holdings. The Transactions closed on August 15, 2001.

    The selling stockholders of Carter Holdings received aggregate consideration totaling approximately $271.6 million for all of the stock sold, consisting of:

    - the aggregate cash payment of approximately $234.2 million by the buyers and Carter Holdings to the selling stockholders and option holders;

    - the payment by us of approximately $19.1 million of the expenses of the selling stockholders; and

    - the retention by members of management of approximately $18.3 million of equity of Carter Holdings, valued at the per share price of the other Carter Holdings equity being sold.

    To finance the Transactions, we issued the outstanding notes and entered into an agreement for a new senior credit facility, and Berkshire Partners and the other buyers purchased shares from the current stockholders and from Carter Holdings for an aggregate purchase price of $127.2 million. Approximately $128.2 million of the proceeds of the outstanding notes and the senior credit facility was paid as a dividend to Carter Holdings to repay Carter Holdings' debt and partially fund the other payments to be made by Carter Holdings, including the payments to selling stockholders and option holders described above.

    Berkshire Partners now owns most of the outstanding stock of Carter Holdings. Carter Holdings continues to hold 100% of our stock. Immediately following the Transactions, we held the same assets as before the Transactions, including all of the stock of our subsidiary corporations.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of June 30, 2001, on an actual basis and on a pro forma basis to give effect to the Transactions. This table should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and the unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

                                                              AS OF JUNE 30, 2001
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN MILLIONS)
                                                                  (UNAUDITED)
Debt:
  Term loans................................................   $ 38.7     $125.0
  Revolving credit facility.................................     18.0       29.1
  10 3/8% senior subordinated notes due 2006................    100.0         --
  10 7/8% senior subordinated notes due 2011................       --      173.7
                                                               ------     ------
    Total debt(1)...........................................    156.7      327.8
Redeemable preferred stock..................................     19.2         --
Common stockholder's equity:
  Common stock, $.01 par value, 1,000 shares authorized,
    1,000 shares outstanding actual and pro forma...........       --         --
  Additional paid-in capital................................     53.8      144.6
  Retained earnings.........................................      9.7         --
                                                               ------     ------
Total common stockholder's equity...........................     63.5      144.6
                                                               ------     ------
    Total capitalization....................................   $239.4     $472.4
                                                               ======     ======

------------------------

(1) The $20.0 million of senior subordinated notes issued by Carter Holdings and redeemed as part of the Transactions are not included.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Our unaudited pro forma condensed consolidated financial statements are based on the consolidated financial information included elsewhere in this prospectus, adjusted to give effect to the Transactions. The Acquisition has been reflected in our accounts using pushdown accounting. The effect of pushdown accounting is to treat the Acquisition as if it occurred at Carter's rather than Carter Holdings.

    The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 gives effect to the Transactions as if they had occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 30, 2000, the six months ended June 30, 2001 and the twelve months ended June 30, 2001 give effect to the Transactions as if they occurred as of the beginning of the earliest period presented.

    In giving effect to the Transactions, the unaudited pro forma condensed consolidated financial statements take into account the sources and uses of funds by Carter Holdings, Berkshire Partners and us as further described in "Use of Proceeds." The sources of funds include:

    - the new senior credit facility, including a revolving credit facility with initial borrowings of $24.0 million and a term loan facility of $125.0 million; and

    - the $173.7 million in gross proceeds of outstanding notes.

The use of funds includes the payment of fees and expenses and:

    - the repayment of $12.9 million owed under our then existing revolving credit facility, plus accrued interest;

    - the repayment of $38.7 million of the term loan portion of our then existing senior credit facility, plus accrued interest;

    - the redemption of $100.0 million of our then existing senior subordinated notes, plus accrued interest and prepayment premiums; and

    - a dividend to Carter Holdings to repay $20.0 million of then existing Carter Holdings senior subordinated notes and pay related interest and prepayment premiums, redemption of previously outstanding common stock of Carter Holdings and payment of cash to option holders.

Additionally, the pro forma financial information reflects the contribution by Carter Holdings of all our preferred stock held by it to us for cancellation.

    The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been consummated as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our future condition or operating results. The unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes, and other financial information, appearing elsewhere in this prospectus.

    The Acquisition was accounted for, and is presented in the pro forma financial information that follows, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (``SFAS") No. 141 "Business Combinations," with the estimated useful lives of intangibles determined in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets." The purchase price for the Acquisition, including the related fees and expenses, has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon our estimates of their fair value, with the remainder allocated to goodwill. In accordance with the provisions of SFAS No. 142, no amortization of indefinite-lived intangibles and goodwill will be recorded. We adopted these pronouncements effective as of the consummation of the Transactions. The adjustments included in the unaudited pro forma condensed consolidated financial statements represent the preliminary determination of these adjustments based upon available information. We cannot assure you that the actual adjustments will not differ from the pro forma adjustments reflected in the pro forma financial information.

                           THE WILLIAM CARTER COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

                                                                         TRANSACTION
                                                            HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                            ----------   ------------   ---------
ASSETS:
Current assets:
  Cash and cash equivalents...............................   $  3,108      $  6,311 (a) $  9,419
  Accounts receivable, net................................     36,562            --       36,562
  Inventories, net........................................    110,715         4,531 (b)  115,246
  Prepaid expenses and other current assets...............      4,987            --        4,987
  Assets held for sale....................................        478            --          478
  Deferred income taxes...................................      8,603            --        8,603
                                                             --------      --------     --------
    Total current assets..................................    164,453        10,842      175,295
  Property, plant and equipment, net......................     48,565        (7,676)(b)   40,889
  Assets held for sale....................................      1,450            --        1,450
  Licensing agreements....................................         --        15,000 (b)   15,000
  Tradename, net..........................................     88,333       131,900 (b)  220,233
  Cost in excess of fair value of net assets acquired,
    net...................................................     26,222       121,655 (b)  147,877
  Deferred debt issuance costs, net.......................      3,493         9,934 (c)   13,427
  Other assets............................................      5,375            --        5,375
                                                             --------      --------     --------
    Total assets..........................................   $337,891      $281,655     $619,546
                                                             ========      ========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Current maturities of long-term debt....................   $ 27,450      $  1,650 (d) $ 29,100
  Accounts payable........................................     18,807            --       18,807
                                                                            (12,658)(e)
  Other current liabilities...............................     36,726         5,925 (b)   29,993
                                                             --------      --------     --------
    Total current liabilities.............................     82,983        (5,083)      77,900
Long-term debt............................................    129,250       169,443 (d)  298,693
Deferred income taxes.....................................     33,106        54,909 (b)   88,015
Other long-term liabilities...............................      9,791           556 (b)   10,347
                                                             --------      --------     --------
    Total liabilities.....................................    255,130       219,825      474,955
                                                             --------      --------     --------
Redeemable preferred stock................................     19,236       (19,236)(f)       --
Common stockholder's equity:
  Common stock............................................         --            --           --
  Additional paid-in capital..............................     53,831        90,760 (g)  144,591
  Retained earnings.......................................      9,694        (9,694)(h)       --
                                                             --------      --------     --------
    Total common stockholder's equity.....................     63,525        81,066      144,591
                                                             --------      --------     --------
    Total liabilities and stockholder's equity............   $337,891      $281,655     $619,546
                                                             ========      ========     ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

                           THE WILLIAM CARTER COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

    (a) Reflects the following:

Proceeds from new senior credit facility....................  $149,000
Proceeds from issuance of the outstanding notes.............   173,693
Equity contributed by buyers................................   127,220
Repayment of existing revolving credit facility.............   (12,900)
Repayment of term loan portion of existing senior credit
  facility..................................................   (38,700)
Repayment of 10.375% senior subordinated notes due 2006.....  (100,000)
Repayment of accrued interest...............................      (913)
Retirement of preferred stock, related discount and accrued
  dividend..................................................   (21,256)
Payments to sellers.........................................  (234,236)
Payment of debt issuance costs..............................   (13,427)
Payment of sellers' transaction expenses and prepayment
  premiums..................................................   (18,260)
Payment of buyers' costs....................................    (3,910)
                                                              --------
                                                              $  6,311
                                                              ========

    (b) Each of these adjustments reflects our accounting for the Transactions in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations." The cost of the stock acquired by Berkshire Partners and the other investors, including related buyer transaction costs of $3,910 and rollover equity by management of $18,280, is $256,426. The net assets of Carter Holdings purchased, at book value, are $52,406.

Cost of stock acquired, including buyer transaction costs...  $256,426
                                                              ========
Previously outstanding common stock of Carter Holdings at
  June 30, 2001.............................................  $ 58,130
Retained earnings of Carter Holdings at June 30, 2001.......    10,112
Write-off of deferred debt issuance costs associated with
  Carter Holdings retired debt, net of tax..................      (858)
Write-off of deferred debt issuance costs associated with
  our retired debt, net of tax..............................    (2,096)
Sellers' expenses related to the transaction, net of tax....    (8,194)
Sellers' debt prepayment premium expense, net of tax........    (4,688)
                                                              --------
                                                              $ 52,406
                                                              --------
Excess purchase price.......................................  $204,020
                                                              ========

                           THE WILLIAM CARTER COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED BALANCE SHEET (CONTINUED)

                             (DOLLARS IN THOUSANDS)

The excess purchase price is being allocated first to our tangible and identifiable intangible assets and liabilities based upon estimates of their fair market values, with the remainder allocated to goodwill, as follows:

Increase in fair value of inventory.........................  $  4,531
Decrease in fair value of property, plant and equipment.....    (7,676)
Attribution of fair value to licensing agreements...........    15,000
Increase in fair value of tradename.........................   131,900
Current liabilities.........................................    (5,925)
Other long-term liabilities.................................      (556)
Deferred income tax liability adjustment....................   (54,909)
Goodwill....................................................   121,655
                                                              --------
                                                              $204,020
                                                              ========

    (c) Reflects the following:

Debt issuance costs for the new senior credit facility and
  the outstanding notes.....................................  $13,427
Write-off of deferred debt issuance costs associated with
  retired debt..............................................   (3,493)
                                                              -------
                                                              $ 9,934
                                                              =======

    (d) These adjustments reflect the retirement of our previous debt with proceeds of the outstanding notes and a new senior credit facility. See "Description of Exchange Notes" and "Description of Senior Credit Facility." The aggregate debt adjustment includes the following:

Repayment of existing revolving credit facility.............  $(12,900)
Repayment of term loan portion of existing senior credit
  facility..................................................   (38,700)
Redemption of existing senior subordinated notes............  (100,000)
Proceeds from new revolving credit facility.................    24,000
Proceeds from term loan portion of new senior credit
  facility..................................................   125,000
Proceeds from issuance of outstanding notes.................   173,693
                                                              --------
                                                              $171,093
                                                              ========

    The aggregate debt adjustment of $171,093 is reflected as a $1,650 increase in current maturities of long-term debt and a $169,443 increase in long-term debt.

    (e) Reflects the following:

Tax benefit arising from expenses recorded as a result of
  the Acquisition...........................................  $ 7,280
Elimination of intercompany payable to Carter Holdings......    4,465
Payment of accrued interest on existing debt................      913
                                                              -------
                                                              $12,658
                                                              =======

                           THE WILLIAM CARTER COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED BALANCE SHEET (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    (f) Reflects cancellation of preferred stock of $18,821 and payment of an accrued dividend of $415.

    (g) Reflects the following:

Equity contributed by Berkshire Partners and others to
  Carter Holdings...........................................  $127,220
Management rollover of equity in Carter Holdings............    18,280
Elimination of our June 30, 2001 additional paid in
  capital...................................................   (53,831)
Equity retained at Carter Holdings level....................      (909)
                                                              --------
                                                              $ 90,760
                                                              ========

    (h) Reflects elimination of retained earnings at the closing date of the Transactions.

                           THE WILLIAM CARTER COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000

                             (DOLLARS IN THOUSANDS)

                                                                           TRANSACTION
                                                             HISTORICAL   ADJUSTMENTS(A)   PRO FORMA
                                                             ----------   --------------   ---------
Net sales..................................................   $471,374       $    --       $471,374
Cost of goods sold.........................................    293,340          (512)(b)    292,828
                                                              --------       -------       --------
Gross profit...............................................    178,034           512        178,546
Selling, general and administrative........................    137,513         5,000(c)     139,274
                                                                              (3,239)(d)
                                                              --------       -------       --------

Operating income...........................................     40,521        (1,249)        39,272
Interest expense, net......................................     15,991        14,218(e)      30,209
                                                              --------       -------       --------
Income from continuing operations before income taxes......     24,530       (15,467)         9,063
Provision for income taxes.................................      9,731        (6,187)(f)      3,544
                                                              --------       -------       --------
Income from continuing operations..........................   $ 14,799       $(9,280)      $  5,519
                                                              ========       =======       ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                           THE WILLIAM CARTER COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

                                                                           TRANSACTION
                                                             HISTORICAL   ADJUSTMENTS(A)   PRO FORMA
                                                             ----------   --------------   ---------
Net sales..................................................   $221,025       $    --       $221,025
Cost of goods sold.........................................    140,996          (256)(b)    140,740
                                                              --------       -------       --------
Gross profit...............................................     80,029           256         80,285
Selling, general and administrative........................     68,827         2,500(c)      69,693
                                                                              (1,634)(d)
Writedown of long-lived assets.............................      3,156            --          3,156
Non-recurring charges......................................      1,116            --          1,116
                                                              --------       -------       --------

Operating income...........................................      6,930          (610)         6,320
Interest expense, net......................................      7,839         7,342(e)      15,181
                                                              --------       -------       --------
Loss from continuing operations before income taxes........       (909)       (7,952)        (8,861)
Benefit from income taxes..................................       (364)       (3,181)(f)     (3,545)
                                                              --------       -------       --------

Loss from continuing operations............................   $   (545)      $(4,771)      $ (5,316)
                                                              ========       =======       ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                           THE WILLIAM CARTER COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

                                                                           TRANSACTION
                                                             HISTORICAL   ADJUSTMENTS(A)   PRO FORMA
                                                             ----------   --------------   ---------
Net sales..................................................   $498,725       $    --       $498,725
Cost of goods sold.........................................    312,815          (512)(b)    312,303
                                                              --------       -------       --------
Gross profit...............................................    185,910           512        186,422
Selling, general and administrative........................    143,611         5,000(c)     145,372
                                                                              (3,239)(d)
Writedown of long-lived assets.............................      3,156            --          3,156
Non-recurring charges......................................      1,116            --          1,116
                                                              --------       -------       --------
Operating income...........................................     38,027        (1,249)        36,778
Interest expense, net......................................     15,911        14,328(e)      30,239
                                                              --------       -------       --------
Income from continuing operations before income taxes......     22,116       (15,577)         6,539
Provision for income taxes.................................      8,760        (6,231)(f)      2,529
                                                              --------       -------       --------
Income from continuing operations..........................   $ 13,356       $(9,346)      $  4,010
                                                              ========       =======       ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

                           THE WILLIAM CARTER COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

  FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000, SIX MONTHS ENDED JUNE 30, 2001
                     AND TWELVE MONTHS ENDED JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

    (a) The pro forma adjustments directly attributable to the Transactions primarily include adjustments to interest expense related to the financing, changes in depreciation of property, plant and equipment and amortization of certain intangible assets relating to the allocation of the purchase price and the related tax effects. The unaudited pro forma condensed consolidated statements of operations exclude the following non-recurring items that are directly attributable to the Transactions:

    - $4,525 compensation charge relating to the bonus payable to our management in connection with the consummation of the Transactions and related income tax benefit of $1,810.

    - $6,970 prepayment premium relating to the early extinguishment of debt and related income tax benefit of $2,788.

    - $4,531 in inventory that would be consumed in cost of goods sold over approximately four months related to the fair value step-up and related income tax benefit of $1,812.

    - $3,493 in net deferred debt issuance costs written off and related income tax benefit of $1,397.

    - $6,764 of other expenses of the seller related to the Transactions and related income tax benefit of $1,285.

    (b) Reflects the decrease in depreciation expense resulting from decreased basis of property, plant and equipment, primarily buildings and related leasehold improvements, having an average useful life of 15 years.

    (c) Reflects amortization expense of licensing agreements, the value of which were established at the time of the Acquisition and based upon an independent valuation. The estimated useful life is three years, which represents the average remaining term of the licensing agreements.

    (d) Reflects the reversal of goodwill amortization and amortization of tradename having an indefinite life in accordance with the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets."

                                                                            PRO FORMA        PRO FORMA
                                                                            SIX MONTHS     TWELVE MONTHS
                                                          PRO FORMA           ENDED            ENDED
                                                       FISCAL YEAR 2000   JUNE 30, 2001    JUNE 30, 2001
                                                       ----------------   --------------   --------------
Amortization reversal:
  Goodwill...........................................       $  739            $  384            $  739
  Tradename..........................................        2,500             1,250             2,500
                                                            ------            ------            ------
                                                            $3,239            $1,634            $3,239
                                                            ======            ======            ======

                           THE WILLIAM CARTER COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

  FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000, SIX MONTHS ENDED JUNE 30, 2001
                     AND TWELVE MONTHS ENDED JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

    (e) Reflects net increase in interest expense resulting from the Transactions, as follows:

                                                                            PRO FORMA        PRO FORMA
                                                                            SIX MONTHS     TWELVE MONTHS
                                                          PRO FORMA           ENDED            ENDED
                                                       FISCAL YEAR 2000   JUNE 30, 2001    JUNE 30, 2001
                                                       ----------------   --------------   --------------
Elimination of historical interest expense on
  existing revolving and senior credit facilities and
  senior subordinated notes..........................      $(14,368)          $(6,896)         $(14,306)
Interest resulting from working capital requirements
  on new revolving credit facility, at an interest
  rate of 6.59%......................................           425               158               473
Interest resulting from $125,000 term loan portion of
  new senior credit facility, at an interest rate of
  7.09%..............................................         8,863             4,431             8,863
Interest resulting from $173,693 of outstanding notes
  at an effective interest rate of 11%...............        19,106             9,553            19,106
Elimination of amortization of deferred debt issuance
  costs..............................................        (1,347)             (674)           (1,347)
Amortization of $13,427 in debt issuance costs on the
  new senior credit facility and outstanding notes...         1,539               770             1,539
                                                           --------           -------          --------
                                                           $ 14,218           $ 7,342          $ 14,328
                                                           ========           =======          ========

The revolving credit facility and the term loan portion of our senior credit facility are variable interest rate credit facilities. Borrowings under the term loan are due and payable in quarterly installments due before August 2007 at a maximum interest margin of 3.50% for Eurodollar rate loans and 2.50% for base rate loans. The applicable interest margin for the revolving credit facility is initially 3% for Eurodollars rate loans and 2% for base rate loans. Applicable interest margins for both the term loan facility and the revolving credit facility will be adjusted subsequently based on the achievement of certain performance targets. The effect on interest expense of a 1/8 percent variance in the interest rate for the fiscal year ended December 30, 2000, for the six months ended June 30, 2001, and for the twelve months ended June 30, 2001 is $165, $81 and $165.

    (f) Reflects an effective tax rate of 40%.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical consolidated financial data as of the end of and for each of the fiscal years 1996 through 2000 were derived from our audited consolidated financial statements. The selected historical consolidated financial data as of and for the six months ended July 1, 2000 and June 30, 2001 were derived from our unaudited consolidated financial statements. The 1998, 1999 and 2000 audited financial statements and the unaudited consolidated financial statements as of and for the six months ended July 1, 2000 and June 30, 2001 are included elsewhere in this prospectus. The unaudited consolidated financial statements for the twelve months ended June 30, 2001 have been prepared on a basis consistent with the annual financial statements. This data is qualified in its entirety by the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                            DEC. 31,    OCT. 30,                                                      SIX MONTHS         TWELVE
                              1995        1996                                                          ENDED            MONTHS
                             THROUGH    THROUGH                  FISCAL YEAR(A)                  --------------------     ENDED
                            OCT. 29,    DEC. 28,   -------------------------------------------   JULY 1,    JUNE 30,    JUNE 30,
                              1996        1996       1997       1998       1999        2000        2000       2001        2001
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Wholesale sales...........  $ 160,485   $ 28,506   $219,535   $236,486   $ 231,284   $ 256,094   $105,300   $ 123,655   $ 274,449
Retail sales..............    106,254     22,990    143,419    171,696     183,312     215,280     88,374      97,370     224,276
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
  Total net sales.........    266,739     51,496    362,954    408,182     414,596     471,374    193,674     221,025     498,725
Cost of goods sold........    169,167     31,631    227,332    256,482     271,844     293,340    121,521     140,996     312,815
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
Gross profit..............     97,572     19,865    135,622    151,700     142,752     178,034     72,153      80,029     185,910
Selling, general and
  administrative
  expenses................     80,156     16,749    112,531    124,278     120,773     137,513     62,729      68,827     143,611
Non-recurring
  charges(b)..............      8,834         --         --         --       7,124          --         --       4,272       4,272
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
Operating income..........      8,582      3,116     23,091     27,422      14,855      40,521      9,424       6,930      38,027
Interest income...........         --         --         --         --          --        (303)        --         (68)       (371)
Interest expense..........      7,075      2,631     17,571     18,525      17,748      16,294      7,919       7,907      16,282
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
Income (loss) before
  income taxes,
  extraordinary item and
  cumulative effect of
  change in accounting
  principle...............      1,507        485      5,520      8,897      (2,893)     24,530      1,505        (909)     22,116
Provision for (benefit
  from) income taxes......      1,885        212      2,429      3,616        (869)      9,731        607        (364)      8,760
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
(Loss) income before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle...............       (378)       273      3,091      5,281      (2,024)     14,799        898        (545)     13,356
Extraordinary item, net of
  tax(c)..................         --      2,351         --         --          --          --         --          --          --
Cumulative effect of
  change in accounting
  principle, net of income
  tax benefit of $217(d)..         --         --         --         --          --         354        354          --          --
                            ---------   --------   --------   --------   ---------   ---------   --------   ---------   ---------
Net (loss) income(e)......  $    (378)  $ (2,078)  $  3,091   $  5,281   $  (2,024)  $  14,445   $    544   $    (545)  $  13,356
                            =========   ========   ========   ========   =========   =========   ========   =========   =========
OTHER DATA:
Capital expenditures......  $   4,007   $  3,749   $ 14,013   $ 17,991   $  12,726   $  17,179   $  4,250   $   6,128   $  19,057
EBITDA before
  non-recurring
  charges(f)..............     24,028      5,530     36,926     43,021      38,834      58,041     17,526      20,627      61,142
Total debt to EBITDA
  before non-recurring
  charges(g)..............         --       4.9x       4.3x       3.9x        3.7x        2.4x         --          --        2.6x
Ratio of earnings to fixed
  charges(h)..............       1.1x       1.1x       1.2x       1.4x          --        2.1x       1.1x          --        2.0x

BALANCE SHEET DATA (AT
  PERIOD END):
Working capital(i)........              $ 70,792   $ 87,482   $ 99,480   $  81,508   $  84,336   $ 93,550   $  81,470   $  81,470
Property, plant and
  equipment, net..........                48,221     53,011     59,674      51,776      54,441     49,483      48,565      48,565
Total debt, including
  current maturities......               145,000    157,100    167,600     142,300     141,400    156,250     156,700     156,700
Redeemable preferred
  stock(j)................                18,234     18,462     18,682      18,902      19,116     19,016      19,236      19,236
Common stockholder's
  equity..................                57,488     56,721     58,739      53,615      65,397     52,832      63,525      63,525
Percentage of total debt
  to capitalization.......                  65.7%      67.6%      68.4%       66.2%       62.6%      68.5%       65.4%       65.4%

------------------------------

    (a) As a result of the 1996 acquisition of our company by Investcorp S.A., our assets and liabilities were adjusted to their estimated fair values as of October 30, 1996. In addition, we entered into new financing arrangements and changed our capital structure in connection with that acquisition. Accordingly, the results of operations of the 1997, 1998, 1999 and 2000 fiscal years and the period from October 30, 1996 through December 28, 1996 are not comparable to prior periods. The 1997, 1998, 1999 and 2000 fiscal years and the period October 30, 1996 through December 28, 1996 reflect increased depreciation, amortization and interest expense resulting from the 1996 acquisition.

    (b) The non-recurring charge for the six months and twelve months ended June 30, 2001 relates to the closure of two domestic manufacturing facilities and includes fixed asset write-offs of $3.2 million and other closure costs of $1.1 million. The non-recurring charge for the 1999 fiscal year represents the $6.9 million writedown in the carrying value of our textile facility assets, for which the operations were closed in December 1999, and a $0.2 million loss on property, plant and equipment related to the closures of three domestic sewing facilities. The non-recurring charge for the period December 31, 1995 through October 29, 1996 includes: (1) compensation-related charges of $5.3 million for amounts paid to management in connection with the 1996 acquisition; and (2) other expense charges of $3.5 million for costs and fees we incurred in connection with the 1996 acquisition.

    (c) The extraordinary item for the period October 30, 1996 through December 28, 1996 reflects the write-off of $3.4 million and $0.2 million of deferred debt issuance costs related to a subordinated loan facility and the portion of a senior credit facility repaid with the proceeds of the notes we issued November 1996, net of income tax effects.

    (d) In fiscal 2000, we recorded the cumulative effect of a change in accounting principle in order to comply with guidance provided by the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

    (e) Excludes dividend requirements and accretion on redeemable preferred stock.

    (f) EBITDA represents earnings before interest, income tax expense, depreciation and amortization. EBITDA before non-recurring charges excludes the items referred to in note (b) above. EBITDA before non-recurring charges is presented because we believe it is helpful to securities analysts, investors and other interested parties in the evaluation of companies in our industry. It is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the "Statements of Cash Flow" included in our financial statements.

    (g) Borrowings as of June 30, 2001 were higher than our average borrowings due to seasonality.

    (h) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs, and the interest portion of our rent expense (assumed to be one-third of total rent expense). Earnings were insufficient to cover fixed charges for fiscal 1999 by $2.9 million and for the six months ended June 30, 2001 by $0.9 million.

    (i) Represents total current assets less total current liabilities.

    (j) We issued redeemable preferred stock at the closing of the 1996 Investcorp acquisition of Carter Holdings for $20.0 million (its estimated fair value, which equals it redemption value), net of $2.2 million of fees associated with its issuance. This preferred stock was cancelled as part of the Transactions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING IS A DISCUSSION OF OUR RESULTS OF OPERATIONS AND CURRENT FINANCIAL POSITION. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS AND NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. OUR DISCUSSION OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION INCLUDES VARIOUS FORWARD-LOOKING STATEMENTS ABOUT OUR MARKETS, THE DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR FUTURE RESULTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS THAT WE CONSIDER REASONABLE. FOR INFORMATION ABOUT RISKS AND EXPOSURES RELATING TO OUR BUSINESS AND OUR COMPANY, YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS.

GENERAL

    We are a leading domestic marketer of baby and young children's apparel. We sell our products to over 480 department, specialty and discount store customers, which together account for 55% of our sales for the twelve-month period ending June 30, 2001. We also sell our products through our 149 retail outlet stores, which account for 45% of our sales for the twelve-month period ending June 30, 2001. Our consolidated net sales have increased from $318.2 million in 1996 to $498.7 million in the twelve months ended June 30, 2001. During this period, our wholesale sales have increased from $189.0 million to $274.4 million and our retail sales have increased from $129.2 million to $224.3 million. This increase in wholesale sales resulted primarily from the success of new product introductions and the strength of the CARTER'S brand in the marketplace relative to our branded and private label competitors. The increase in retail sales resulted from our new store openings and sales increases in existing stores that have been open for more than twelve months.

RESULTS OF OPERATIONS

    The following table sets forth certain components of our Consolidated Statements of Operations data expressed as a percentage of our net sales:

                                                                FISCAL YEARS             SIX MONTHS ENDED
                                                       ------------------------------   -------------------
                                                                                        JULY 1,    JUNE 30,
                                                         1998       1999       2000       2000       2001
                                                       --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Wholesale sales......................................    57.9%      55.8%      54.3%      54.4%      55.9%
Retail sales.........................................    42.1%      44.2%      45.7%      45.6%      44.1%
                                                        -----      -----      -----      -----      -----
Net sales............................................   100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold...................................    62.8%      65.6%      62.2%      62.7%      63.8%
                                                        -----      -----      -----      -----      -----
Gross profit.........................................    37.2%      34.4%      37.8%      37.3%      36.2%
Selling, general and administrative expenses.........    30.5%      29.1%      29.2%      32.4%      31.1%
Non-recurring charges................................      --        1.7%        --         --        1.9%
                                                        -----      -----      -----      -----      -----
Operating income.....................................     6.7%       3.6%       8.6%       4.9%       3.1%
Interest expense, net................................     4.5%       4.3%       3.4%       4.1%       3.5%
                                                        -----      -----      -----      -----      -----
Income (loss) before income taxes and cumulative
  effect of change in accounting principle...........     2.2%      (0.7)%      5.2%       0.8%      (0.4)%
Provision for (benefit from) income taxes............     0.9%      (0.2)%      2.1%       0.3%      (0.2)%
                                                        -----      -----      -----      -----      -----
Income (loss) before cumulative effect of change in
  accounting principle...............................     1.3%      (0.5)%      3.1%       0.5%      (0.2)%
                                                        =====      =====      =====      =====      =====

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JULY 1, 2000

    Consolidated net sales for the first half of 2001 were $221.0 million, an increase of $27.4 million, or 14.1%, compared with the first half of 2000.

    Total wholesale sales increased $18.4 million, or 17.4%, to $123.7 million in the first half of 2001 from $105.3 million in the first half of 2000. In the first half of 2001, wholesale sales, excluding discount channel and off-price sales, increased $8.6 million, or 8.8%, to $107.5 million from $98.9 million in the first half of 2000. The increase in wholesale sales during the first half of 2001 reflects strong performance in all product categories. The wholesale revenue growth was driven by improvements in our products, such as fabrics, garment construction, embroideries and prints, made possible through our global sourcing capabilities.

    Over the past two years, we have accelerated our transition from a domestic, vertically-integrated manufacturing company to a global sourcing company. In addition to operating leased sewing facilities in Central America, the Caribbean and Mexico, we have built full-package sourcing capabilities, which has enabled us to source better products at lower costs than we believe are available domestically.

    We entered the discount channel in the fourth quarter of 2000 by launching the TYKES brand within the chain of Target stores, the revenues from which were $9.5 million for the first half of 2001. This contributed to the overall increase in total wholesale sales for this period.

    Off-price sales, which are merchandise sold at more than 25% off regular wholesale prices, for the first half of 2001 increased $0.2 million to $6.6 million from $6.4 million in the first half of 2000. Off-price sales were 3.0% of total sales in the first half of 2001 compared to 3.3% in the first half of 2000.

    Retail outlet store sales increased $9.0 million, or 10.2%, in the first half of 2001 to $97.4 million from $88.4 million in the first half of 2000. Comparable store sales increased 7.3% in the first half of 2001. Sales in all product categories increased during the first half of 2001, including playwear revenues which increased 15.1% compared to 2000. During the first half of 2001, we opened four stores and closed two stores. There were 149 outlet stores operating as of June 30, 2001 compared to 148 as of July 1, 2000. We plan to open five stores and close two stores in the second half of 2001.

    In the first half of 2001, gross profit increased $7.9 million, or 10.9%, to $80.0 million compared to $72.2 million in the first half of 2000. Gross profit as a percentage of net sales in the first half of 2001 decreased to 36.2% compared to 37.3% in the first half of 2000. The decrease in gross profit as a percentage of net sales in the first half of 2001 reflects a higher mix of discount channel revenues and the impact of higher cost products sold in the first half of 2001. Such products were produced in 2000, a period in which our sourcing capabilities included a high mix of domestic manufacturing. We currently estimate that gross margin as a percentage of net sales for fiscal 2001 will be comparable to fiscal 2000.

    In the first half of 2001, selling, general and administrative expenses increased 9.7% to $68.8 million from $62.7 million in the first half of 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 31.1% in the first half of 2001 from 32.4% in the first half of 2000. The decrease in selling, general and administrative expenses as a percentage of net sales is attributed to the benefit from continued increases in comparable retail outlet store growth and higher levels of royalty income earned from licensing activities. Royalty income, which is reflected as a reduction of selling, general and administrative expenses in the accompanying financial statements, amounted to $3.5 million and $2.5 million in the first half of 2001 and 2000. Selling, general and administrative expenses include costs of $790,000 incurred by us during the six months ended June 30, 2001 in connection with the Transactions.

    We closed two of our manufacturing facilities during the first half of fiscal 2001. In the first quarter of fiscal 2001, we closed our Harlingen, Texas sewing facility and recognized a non-recurring charge of approximately $582,000 related to certain closure costs and involuntary termination benefits. Additionally, we recorded a non-cash charge of approximately $742,000 related to the writedown of the asset value to its estimated net realizable value. In the second quarter of fiscal 2001, we closed our fabric printing operations located in Barnesville, Georgia and recognized a non-recurring charge of approximately $534,000 related to certain closure costs and involuntary termination benefits. Additionally, we recorded a non-cash charge of approximately $2.4 million related to the writedown of the asset value to the printing facility's estimated net realizable value.

    Operating income in the first half of 2001 decreased $2.5 million, or 26.5%, to $6.9 million compared to $9.4 million in the first half of 2000. The decrease reflects the effects of certain non-recurring plant closure costs and costs associated with the Transactions. Excluding such charges, operating income for the first half of 2001 would have increased $2.6 million, or 27.3%, compared to the first half of 2000.

    Net interest expense for the first half of 2001 decreased 1.0% to $7.8 million from $7.9 million in the first half of 2000. This decrease is attributed to lower average revolver borrowings during the first half of 2001. Average revolver borrowings during the first half of 2001 were $2.7 million compared to $3.1 million in the first half of 2000. At June 30, 2001, outstanding debt aggregated $156.7 million compared to $156.3 million at July 1, 2000.

    In the first half of 2001, we recorded an income tax benefit of $0.4 million compared to an income tax provision of $0.6 million for the first half of 2000. Our effective tax rate was approximately 40% in the first half of 2001 and 2000.

    As a result of the factors described above, loss before cumulative effect of change in accounting principle in the first half of 2001 was $0.5 million compared to income before cumulative effect of change in accounting principle of $0.9 million in the first half of 2000.

FISCAL YEAR ENDED DECEMBER 30, 2000 COMPARED WITH FISCAL YEAR ENDED JANUARY 1, 2000

    NET SALES. Net sales for fiscal 2000 increased 13.7% to $471.4 million from $414.6 million in fiscal 1999. This increase includes a 10.7% increase in wholesale sales and a 17.4% increase in retail sales. Revenues from each of our major product markets, which are baby, sleepwear and playwear, increased
$18.8 million, or 12.0%, $20.4 million, or 18.2%, and $8.6 million, or 8.7% from 1999 to 2000. Our total wholesale sales for fiscal 2000 increased to $256.1 million from $231.3 million in fiscal 1999. Excluding off-price sales and TYKES sales, wholesale sales increased $26.3 million, or 12.6%, to $235.2 million in 2000 from $208.9 million in 1999. The increase in wholesale sales reflects the growth in our baby and sleepwear product lines of $14.7 million, or 14.1%, and $17.0 million, or 22.7% as compared to fiscal 1999. Our continued success with these lines results from improvements made through our new product sourcing strategy and our focus on product innovation through creative prints and embroideries. Included in 2000 wholesale sales are the sales of TYKES products sold to Target in the fourth quarter of 2000, in an initial launch of these products in Target stores nationwide. Wholesale sales in 2000 included a lower mix of off-price sales to the secondary market. Off-price sales as a percentage of consolidated sales in 2000 were 3.6% compared to 5.4% in 1999. This decrease in off-price sales reflects the benefit achieved from improved product development and inventory management disciplines. Our retail sales for fiscal 2000 increased to $215.3 million from $183.3 million in fiscal 1999. We attribute this increase to the strong performance of our playwear product line. Product performance was also the driving force behind the comparable store sales increase in retail store sales of 14.3% in 2000. In 2000, we opened seven stores and closed six stores. We had 147 stores in operation at December 30, 2000 compared to 146 in operation at January 1, 2000.

    GROSS PROFIT. Our gross profit for fiscal 2000 increased 24.7% to $178.0 million from $142.8 million in fiscal 1999. Gross profit as a percentage of net sales in fiscal 2000 increased to 37.8% from 34.4% in fiscal 1999. We attribute the improvement in gross profit to a higher mix of retail revenues, a lower mix of off-price sales and the benefit from cost reduction achieved through increased levels of global sourcing. In 1999, we curtailed production and ultimately closed our textile facility, which had produced substantially all of our fabrics. Gross profit in 1999 was negatively impacted by costs associated with this closure and the closure of three of our sewing facilities in the United States. We achieved a favorable impact on our fiscal 2000 numbers as a result of the successful transition to outsourcing 100% of our fabric requirements and the further movement of sewing production to our offshore facilities and to various third parties.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses for fiscal 2000 increased 13.9% to $137.5 million from $120.8 million in fiscal 1999. Selling, general and administrative expenses as a percentage of our net sales were 29.2% in fiscal 2000 compared to 29.1% in fiscal 1999. This increase in selling, general and administrative expenses includes the variable costs required to support higher revenue levels, investments in brand marketing and retail partnerships and provisions for incentive compensation partially offset by increased levels of royalty and licensing income.

    OPERATING INCOME. Operating income for fiscal 2000 increased to $40.5 million from $14.9 million in fiscal 1999. Operating income as a percentage of net sales increased to 8.6% in fiscal 2000 from 3.6% in fiscal 1999. This increase reflects the net effect of changes in gross profit and selling, general and administrative expenses as described above.

    INTEREST EXPENSE, NET. Our interest expense for fiscal 2000 decreased to $16.3 million from $17.7 million in fiscal 1999. This decrease reflects our lower interest expense on lower average borrowings under our revolving credit facility. Average daily revolver borrowings in 2000 decreased to $5.0 million from $25.3 million in 1999. Lower average borrowings were due primarily to lower average gross inventory levels, which resulted from improved inventory management disciplines. In fiscal 2000, we earned approximately $303,000 in interest income from overnight investments. At December 30, 2000, our outstanding debt totaled $141.4 million, of which $41.4 million bore interest at a variable rate, so that an increase of 1% in the applicable rate would increase our annual interest cost by $414,000. At December 30, 2000, there were no borrowings under our $65.0 million revolving credit facility. We had outstanding letters of credit totaling $6.0 million as of December 30, 2000.

    INCOME TAXES. Our 2000 effective tax rate of 40% was more than the prior year's effective tax rate of 30% due to the effect of permanent tax differences, primarily from goodwill amortization. In 1999, such permanent differences reduced the tax benefit related to the pre-tax operating loss.

    NET INCOME (LOSS). As a result of the factors described above, we reported net income of $14.4 million in fiscal 2000 compared to a net loss of $2.0 million in fiscal 1999.

FISCAL YEAR ENDED JANUARY 1, 2000 COMPARED WITH FISCAL YEAR ENDED JANUARY 2,
1999

    NET SALES. Our net sales for fiscal 1999 increased 1.6% to $414.6 million from $408.2 million in fiscal 1998. This increase includes a 2.2% decrease in wholesale sales offset by a 6.8% increase in retail sales. Wholesale sales for fiscal 1999 decreased to $231.3 million from $236.5 million in fiscal 1998. Retail sales for fiscal 1999 increased to $183.3 million from $171.7 million in fiscal 1998. The decrease in wholesale sales reflects:

    - lower 1999 sleepwear revenue compared to increases generated from the successful launch of the DREAMAKERS sleepwear product line in May 1998;

    - underperformance of the CARTER'S CLASSICS and playwear product lines; and

    - lower layette product revenues resulting from the expiration of the BABY DIOR license in December 1998.

    In this increasingly competitive marketplace, we have achieved revenue gains through the frequent introduction of products which are distinctive in fabric and creative application (i.e., embroidery and prints). The decline in 1999 revenue reflects our previous inability to source better products from lower cost manufacturers. As discussed below, we subsequently made changes in our product sourcing strategy. In late 1998, we began to develop the infrastructure necessary to source products globally. We plan to achieve future growth in revenue and profitability by sourcing additional products at lower costs from manufacturers throughout the world. We designed this strategy to build on our core business strengths in layette and sleepwear product markets and to improve product performance in the highly fragmented children's playwear market. Wholesale sales in 1999 included a higher mix of off-price sales to the secondary market. Off-price sales as a percentage of consolidated sales in 1999 were 5.4% compared to 4.0% in 1998. This higher level of off-price sales reflects our efforts to reduce excess inventory levels. Our comparable retail store sales increased 3.1% in 1999. In 1999, we opened ten stores and closed eight stores, with 146 stores in operation at January 1, 2000 compared with 144 at January 2, 1999.

    GROSS PROFIT. Gross profit for fiscal 1999 decreased 5.9% to $142.8 million from $151.7 million in fiscal 1998. Gross profit as a percentage of net sales in fiscal 1999 decreased to 34.4% from 37.2% in fiscal 1998. The reduction in gross profit percentage reflects:

    - the higher mix of off-price sales to the secondary market;

    - costs incurred to close sewing facilities in Georgia and Mississippi;

    - the costs to phase down and close our textile facility in Georgia; and

    - the curtailment of production to lower inventory levels.

    In 1999, we closed three sewing facilities in the United States. Such closures and our expansion of sewing capacity in Mexico, Costa Rica and the Dominican Republic have enabled us to decrease costs in the most labor-intensive component of our supply chain. In 1998, we expanded our ability to source our products from manufacturers throughout the world. Such outsourced products are manufactured, labeled and packaged to our specifications. Our global sourcing strategy provides us with the opportunity to source a broader range of products at lower costs and eliminates the requirement for internal textile capacity. Lower levels of throughput in our textile facility in Barnesville, Georgia and related unabsorbed manufacturing costs negatively impacted our 1999 financial results. In recent years, the domestic textile knit industry experienced increasing levels of overcapacity caused by consolidation and higher levels of global sourcing. Overcapacity resulted in lower fabric prices, which in turn, reduced the cost advantages we previously gained through internal textile production. We began to phase-down production in our textile facility in the third quarter of 1999 and all textile processes, with the exception of printing, were closed by the end of fiscal 1999. We have negotiated fabric-sourcing arrangements with our suppliers which will meet current and future fabric requirements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal 1999 decreased 2.8% to $120.8 million from $124.3 million in fiscal 1998. Selling, general and administrative expenses as a percentage of net sales decreased to 29.1% in fiscal 1999 from 30.5% in fiscal 1998. We attribute the improvement in expenses as a percentage of net sales to a reduction in discretionary spending, including marketing expenditures and incentive compensation designed to mitigate the impact of plant closing costs and production curtailment.

    NON-RECURRING CHARGE. The non-recurring charge of $7.1 million in fiscal 1999 represents the $6.9 million writedown in the carrying value of assets related to the closure of the textile facility, and the $0.2 million loss on property, plant and equipment related to closures of the three domestic sewing facilities.

    OPERATING INCOME. Our operating income for fiscal 1999 decreased to $14.9 million from $27.4 million in fiscal 1998 as a result of the net effect of lower margins earned on wholesale sales, the cost of exiting certain manufacturing facilities and the reduction of selling, general and administrative expenses. Operating income as a percentage of net sales decreased to 3.6% in fiscal 1999 from 6.7% in fiscal 1998.

    INTEREST EXPENSE. Interest expense for fiscal 1999 decreased to $17.7 million from $18.5 million in fiscal 1998. This decrease reflects lower interest expense on lower average borrowings under our revolving credit facility. At January 1, 2000, outstanding debt totaled $142.3 million, of which $42.3 million bore interest at a variable rate, so that an increase of 1% in the applicable rate would increase our annual interest cost by $423,000. At
January 1, 2000, there were no borrowings under our $65.0 million revolving credit facility. We had outstanding letters of credit totaling $6.0 million as of January 1, 2000.

    INCOME TAXES. Our 1999 effective tax rate of 30% was less than the prior year's effective tax rate of 41% due to the effect of permanent tax differences, resulting in particular from goodwill amortization, in relation to the change in pre-tax income (loss).

    NET (LOSS) INCOME. As a result of the factors described above, we reported a net loss of $2.0 million in fiscal 1999 compared to net income of $5.3 million in fiscal 1998.

NON-RECURRING AND OTHER ITEMS

    Our results for the twelve months ended June 30, 2001 include specified non-recurring and other items that we believe are not representative of our ongoing operations. Our adjusted EBITDA for the twelve months ended June 30, 2001 was calculated as follows:

                                                            TWELVE MONTHS ENDED
                                                               JUNE 30, 2001
                                                            -------------------
                                                              (IN THOUSANDS)
EBITDA....................................................        $56,870
Non-recurring charges(1)..................................          4,272
                                                                  -------
EBITDA before non-recurring charges.......................         61,142
Management fee(2).........................................          1,350
Acquisition-related expenses(3)...........................          1,266
TYKES(4)..................................................            344
Discontinued corporate insurance(5).......................            286
                                                                  -------
Adjusted EBITDA...........................................        $64,388
                                                                  =======

------------------------

(1) Related to the closing of our Harlingen, TX sewing facility and Barnesville, GA printing facilities, including fixed asset write-offs and other closure costs.

(2) Elimination of Investcorp management fee. No management fee will be paid to Berkshire Partners for the first year following the closing of the Transactions. See "Certain Relationships and Related Transactions."

(3) Costs related to the Acquisition discussed herein as well as other expenses arising from an investigation into a potential acquisition of certain intellectual property, which we did not ultimately pursue.

(4) Costs related to the launch of the TYKES brand, including selling, merchandising, recruiting and the relocation of personnel.

(5) Pro rata portion of charge related to the withdrawal of a third party from an Investcorp group insurance program.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

    Our primary cash needs are working capital, capital expenditures and debt service. We have financed our working capital, capital expenditures and debt service requirements primarily through internally generated cash flow, in addition to funds borrowed under our existing credit facility.

    Net cash provided by our operating activities in fiscal years 2000, 1999 and 1998 was $26.6 million, $38.9 million and $9.5 million. Net cash used in operating activities for the six months ended June 30, 2001 and July 1, 2000 was $13.6 million and $7.1 million. The decrease in net cash flow provided by operating activities in fiscal 2000 from fiscal 1999 is attributed to the investments required to support higher revenue levels.

    Inventory levels grew to $110.7 million at June 30, 2001 from $92.4 million at fiscal year end 2000 and $79.6 million at fiscal year end 1999. Inventory levels at June 30, 2001 are higher in anticipation of the fall selling season. Average net inventory levels were $92.6 million in fiscal 2000 compared to $103.1 million in fiscal 1999 and $98.8 million for the six months ended
June 30, 2001 compared to $89.0 million for the six months ended July 1, 2000. Due to the seasonal nature of our business, inventory levels at June 30, 2001 are not comparable to levels at December 31, 2000.

    We invested $17.2 million, $12.7 million and $18.0 million in capital expenditures during fiscal years 2000, 1999 and 1998 and $6.1 million and $4.3 million during the six months ended June 30, 2001 and July 1, 2000. We plan capital expenditures of approximately $14.4 million during the last six months of fiscal 2001. Areas for investment include retail outlet store openings and remodeling, fixturing programs for wholesale customers and the relocation of our corporate headquarters to Atlanta, Georgia.

    At June 30, 2001, we had $156.7 million of indebtedness outstanding, consisting of $100.0 million of 10 1/8% senior subordinated notes due 2006, $38.7 million in term loan borrowings under our senior credit facility and $18.0 million borrowings outstanding under the $65.0 million revolving credit portion of our senior credit facility, as well as approximately $4.3 million of outstanding letters of credit. At June 30, 2001, we had approximately
$42.7 million of financing available under the revolving credit portion of the senior credit facility. At June 30, 2001 Carter Holdings had outstanding
$20.0 million of its 12% senior subordinated notes due 2008.

    The term loan has a final scheduled maturity date of October 31, 2003 and is required to be repaid in 14 consecutive semi-annual installments totaling
$0.9 million in each of fiscal years 1997 through 2000, $5.4 million in fiscal year 2001, $13.5 million in fiscal year 2002 and $22.5 million in fiscal year 2003. The revolving credit portion of our senior credit facility will mature on October 31, 2001 and has no scheduled interim amortization. No principal payments are required on the $20.0 million or $100.0 million notes prior to their scheduled maturity in 2008 and 2006.

    On May 1, 2001 and April 28, 2000, we paid semi-annual dividends of 12% on $20.0 million of redeemable preferred stock, or approximately $1.2 million, to Carter Holdings. The preferred stock will not be outstanding following the Transactions.

AFTER THE TRANSACTIONS

    Following the Transactions, our primary sources of liquidity will continue to be cash flow from operations and borrowings under our new revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

    We will incur substantial indebtedness in connection with the Transactions. On a pro forma basis, after giving effect to the Transactions as if they had occurred on June 30, 2001, we would have had $327.8 million of indebtedness. Our significant debt service obligations following the Transactions could, under certain circumstances, have material consequences to you. See "Risk Factors."

    Concurrent with the Transactions, we issued the outstanding notes and entered into the new senior credit facility. The term loan facility provides for a term loan in the principal amount of $125.0 million. The revolving credit facility will provide revolving loans in an aggregate amount of up to $60.0 million. Upon consummation of the Transactions, we borrowed the full amount available under the term loan facility and $24.0 million under the revolving credit facility. The borrowings under the revolving credit facility will be available to fund our working capital requirements, capital expenditures and other general corporate purposes. Borrowings under the term loan are due and payable in quarterly installments. The quarterly payments due before August 2007 are nominal amounts. The final balance will be due in August 2008. The revolving credit facility is available until August 2006. See "Description of Senior Credit Facility."

    Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, including the exchange notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under our new senior credit facility, will be adequate to meet our future liquidity needs for at least the next few years. We may, however, need to refinance all or a portion of the principal amount of the exchange notes on or prior to maturity.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our new senior credit facility in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility and the exchange notes, on commercially reasonable terms or at all. See "Risk Factors."

IMPACT OF THE TRANSACTIONS

    As a result of the Transactions, our assets and liabilities must be adjusted to their fair value as of the closing. We also have increased our aggregate borrowings in connection with the new financing arrangements we entered into in connection with the Transactions. Accordingly, our depreciation expense will be lower and our amortization and interest expenses will be higher in periods following the Transactions. A significant portion of the purchase price has been allocated to our trade name. As an asset with an indefinite life, this asset will not be amortized, unless and until we determine it has a definite life, but it will be subject to periodic impairment review. The excess of the total purchase price over the value of our assets at closing has been allocated to goodwill, and will be subject to periodic impairment review. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

    Under our new ownership, we have accelerated the full- and partial-package sourcing strategy, which has resulted in high levels of excess capacity at some of our manufacturing facilities. This

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decision was made by our new owners in advance of the Acquisition. Accordingly, we have identified one foreign and two domestic manufacturing facilities for closure by the end of fiscal 2001. In addition to lowering inventory levels, we expect our sourcing strategy to further streamline operations by allowing us to take advantage of sources of supply nearer to our current offshore locations, as well as to expand the use of lower cost third-party full-packaging suppliers. Also in connection with the Acquisition, we have determined to abandon an initiative to open a new line of retail stores. This has led us to dismiss some of our employees, to terminate a major consulting contract and to seek to sublet related office and commercial space. The allocation of the purchase price includes approximately $5.9 million in exit costs associated with the above decisions.

EFFECTS OF INFLATION

    We are affected by inflation primarily through the purchase of raw materials, increased operating costs and expenses and higher interest rates. The effects of inflation on our operations have not been material in recent years.

SEASONALITY

    We experience seasonal fluctuations in our sales and profitability, with generally lower sales and gross profit in the first and second quarters of our fiscal year. We believe that the seasonality of sales and profitability is a factor that affects the baby and children's apparel industry generally and is due to retailers' emphasis on price reductions in the first quarter and promotional retailers' and manufacturers' emphasis on closeouts of the prior year's product lines.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    In the operation of our business, we have market risk exposure resulting from foreign sourcing, raw material prices and interest rates. Each of these risks and our strategies to manage the exposure is discussed below.

    We currently source all of our sewing production from our offshore operations as well as contractors. As a result, we may be adversely affected by political instability resulting in the disruption of trade from foreign countries in which our manufacturing facilities are located, the imposition of additional regulations relating to imports, duties, taxes and other charges on imports, any significant decreases in the value of the dollar against foreign currencies and restrictions on the transfer of funds. These and other factors could result in the interruption of production in offshore facilities or a delay in the receipt of our products in the United States. Our future performance may be subject to such factors, which are beyond our control, and we cannot assure you that such factors would not have a material adverse effect on our financial condition and results of operations.

    The principal raw materials we use are finished fabrics and trim materials. These materials are available from a number of suppliers. Prices for these materials are affected by changes in market demand. We cannot assure you that prices for these and other raw materials will not increase in the near future.

    Our operating results are subject to risk from interest rate fluctuations on debt which carries variable interest rates. At June 30, 2001, on a pro forma basis giving effect to the Transactions, outstanding debt aggregated
$327.8 million, of which $154.1 million would have born interest at a variable rate, so that an increase of 1/8% in the application rate would have increased our annual interest cost by $0.2 million.

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                                    BUSINESS

GENERAL

    The William Carter Company is the largest domestic marketer of baby apparel and a leading marketer of young children's apparel. Over our 136 years of operation, CARTER'S has become one of the most highly recognized and most trusted brand names in the children's apparel industry. We sell our products under the CARTER'S, CARTER'S CLASSICS and TYKES brand names to more than 8,000 department, national chain, specialty and discount stores, representing over 480 accounts, as well as through our 149 retail outlet stores. Our wholesale channel represented 55% of our total sales and our retail outlet channel represented 45% for the twelve months ended June 30, 2001. In the department, national chain, specialty and outlet store distribution channels, we are the leading provider of layette, baby sleepwear and young children's sleepwear. Our market share in fiscal 2000 in the department, national chain, specialty and outlet store distribution channels was approximately 30% for layette, approximately 48% for baby sleepwear and approximately 43% for young children's sleepwear. In each of these categories, our market share in these channels was more than five times that of our nearest branded competitor. We focus on marketing high-volume, basic apparel products, such as body suits, pajamas and blanket sleepers that are insulated from changes in fashion trends and generate consistent demand from season to season.

OUR COMPETITIVE STRENGTHS

    We attribute our market leadership and our significant opportunities for continued growth and increased profitability to the following competitive strengths:

SUPERIOR BRAND AWARENESS

    We have achieved a high level of positive brand awareness with both consumers and retailers as a result of more than a century of providing quality baby and young children's apparel. In a 2001 survey, 95% of mothers and grandmothers surveyed were familiar with the CARTER'S brand name. The survey also indicated that these consumers trusted the CARTER'S brand and over 80% of those surveyed expressed an intent to repurchase our products. Since 1995, we have grown our market share and have increased our share of the layette market from 21% to 30%, our share of the baby sleepwear market from 32% to 48% and our share of the young children's sleepwear market from 32% to 43%. We also have a significant presence in the much larger and highly fragmented baby and young children's playwear market.

HIGH VOLUME, BASIC PRODUCTS

    Our product strategy is built on developing and marketing high-volume, basic apparel products such as bodysuits, pajamas and blanket sleepers. Our products are designed with simple and cost-effective construction. Approximately two-thirds of products continue from season to season with the same fabric and same construction and are varied only through color and the artistic application of embroideries and prints. In 2000, approximately $172.8 million of our revenue, 37% of total revenue, was from the baby segment, which we believe represents a more stable segment of the childrenswear market. In 2000, we sold approximately 7.2 million bodysuits and approximately 6 million blanket sleepers, accounting for two of our top ten core product offerings. Also, over 86% of our baby product offerings are automatically restocked at our wholesale customers following the customer's electronic order. We believe our focus on basic, replenishable products reduces the complexity of our inventory, increases our productivity and creates a more stable revenue base.

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STRONG LONG-TERM CUSTOMER RELATIONSHIPS

    We have consistently focused our efforts on creating long-standing, strategic relationships with our retail customers. We believe that our success with our major wholesale customers is driven by the demand they see from consumers for Carter's products, our ability to automatically replenish our basic product inventory in their stores daily, and the margins that they earn from selling our products. We have received nine supplier awards from our customers since 1992. Management meets frequently with our major accounts to review product offerings, establish and monitor sales plans and design joint advertising and promotional campaigns. Our major wholesale customers, including Kohl's, Kids "R" Us / Babies "R" Us, JCPenney, Federated, May Company, Mervyn's and Sears, provide us with dedicated selling space within their stores. This enables us to maintain superior, consistent brand presentation and greater control of our product mix, resulting in higher profitability and productivity for both us and our wholesale customers. Many department and specialty stores have focused on promoting leading brands while reducing their number of suppliers. We believe that this environment and the consolidation of the apparel industry will continue to favor strong brands such as CARTER'S.

SUPERIOR SUPPLY CHAIN MANAGEMENT

    We believe that our skill at servicing our customers has been a key driver in establishing our high market share within our wholesale customer accounts. Our basic product strategy and the consistency of styles from year to year have permitted us to implement systems to automatically replenish our customers' inventory levels of many of our CARTER'S product offerings. Delivering our products on time and keeping our products in stock on our customers' shelves are critical to maintaining strong customer relationships and high levels of inventory turnover. We believe these capabilities were critical in establishing our relationship with Target, where we launched the sale of our products under the TYKES brands in the fourth quarter of 2000. We also believe that these capabilities provide us with a significant advantage over many of our competitors. Over 86% of our baby product offerings, representing
$103.0 million of our revenues in 2000, are on automatic replenishment by our wholesale customers.

STRONG MANAGEMENT TEAM

    Since joining us in 1992, our management team, led by Fred Rowan, has been responsible for sales and adjusted EBITDA increasing at compounded annual growth rates of 9.6% and 21.4%. Four of our top executives, including Mr. Rowan, joined us following successful careers running the Bassett-Walker and Lee Jeans divisions of the VF Corporation. Our five senior executives average more than 20 years of experience in the textile and apparel industries. We believe that our management team has significant experience in developing brand names; has demonstrated experience in disciplined financial planning and analysis; has a strong reputation with customers, the trade and the financial community; and possesses a diverse skill base that incorporates brand marketing, product merchandising and global sourcing. Our management team has also demonstrated its ability to generate profitable growth while reducing financial leverage.

OUR STRATEGY

    We intend to strengthen our market leadership positions and further increase sales and EBITDA by continuing to implement an operating strategy that has the following primary components:

CAPITALIZE ON LEADING MARKET POSITION

    We intend to capitalize on our leading market position to grow our revenue within our existing distribution channels. Within the wholesale channel, we sell to large department stores and national chain stores across the country. We have maintained and expanded our strong relationships with major

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customers, including Kohl's, Kids "R' Us / Babies "R' Us, JCPenney, Federated,
May Company, Mervyn's and Sears. These customers collectively represented
$181.0 million, or 74% of our wholesale revenue, excluding off-price and discount channel sales, during the twelve months ended June 30, 2001. Since 1995, our annual revenue growth with these accounts has significantly outpaced the overall growth in our industry. In the outlet store channel, we are the leading retailer in the baby and young children's apparel market. We currently operate 149 retail outlet stores in 39 states. For fiscal 2000, comparable store sales in this channel increased more than 14%, and every store open for at least twelve months was profitable. We intend to continue to build on our relationships with major customers and to develop our network of profitable retail outlet stores.

DIVERSIFY DISTRIBUTION CHANNELS

    In the fourth quarter of 2000, we entered the discount channel by launching the sale of our products at Target stores. We have enjoyed substantial success in this channel to date. We will continue to evaluate opportunities to expand the presence of our brands across additional distribution channels. The discount market for baby and young children's apparel is estimated to total approximately $5.3 billion annually, comprising 57% of the total units and almost 40% of the dollar volume of total baby and young children's market in the United States. We believe that with our supply chain management skills and our strong brand marketing skills, we are well-positioned to grow our market share in this channel.

LEVERAGE BRAND TO CONTINUE GROWTH IN HIGHLY FRAGMENTED YOUNG CHILDREN'S PLAYWEAR MARKET

    One of our key strengths has been our customers' association of the CARTER'S brand with quality baby and young children's apparel. Our goal is to build upon that goodwill and brand awareness to garner a greater share of the highly fragmented playwear market for young children, from birth to approximately six years old. Domestic revenues in the baby and young children's playwear market are estimated at $9.5 billion annually, which is approximately seven times the size of the layette and sleepwear markets combined. Currently, there is no dominant brand within this market, and no single competitor represents more than a 7% share of the baby playwear market or more than a 5% share of the young children's playwear market. In 1999, we accelerated our global sourcing strategy, which allowed us to offer higher quality playwear products at lower prices. In 2000, we had approximately $109.7 million of sales in the playwear market, including approximately $24.0 million through the wholesale channel. As an early indication of our results of expanding into this market, orders for our young children's playwear products for the fall season of 2001 are 75% higher than at this time last year.

INCREASE OPERATING EFFICIENCIES

    We believe that we can further improve our product quality and lower unit costs while reducing our investment in working capital and capital expenditures. We have been increasingly outsourcing our manufacturing processes for over ten years and significantly accelerated our global sourcing program in 1999. Since 1999, we closed our domestic textile facility, four domestic sewing facilities and our domestic print facility. As a result of this shift to global sourcing, we have achieved significant cost savings and substantially improved product quality. We are exploring opportunities to transition other components of our domestic manufacturing base to lower-cost offshore contractors, which should continue to reduce our unit cost and inventory investment and further improve product quality and manufacturing flexibility. Additionally, we have committed substantial effort to reducing the complexity of our inventory, shortening our product development cycle and improving the forecasting and planning process. Between 1999 and 2000, we reduced the average number of styles per color by approximately 13% while increasing consolidated revenue by 14%. Our inventory turnover increased from two times per year in 1996 to over three times per year in 2000, and our average working capital as a percentage

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of revenue decreased from 26.8% to 17.3% over the same period. We are currently in the process of reducing our product development cycle by implementing initiatives to shorten each stage of the development calendar. We believe that such efforts, combined with the continued expansion of our global sourcing capabilities, will enable us to continue to improve operating efficiencies.

PRODUCTS AND MARKETS

    We design, manufacture, source and market a broad array of baby and young children's apparel. We have three strategic business units focused on baby, sleepwear and playwear. We are the leader in the baby and sleepwear portions of the market and have a strong presence in the young children's playwear market. We also license our brand names to other companies to create a complete collection of coordinating products including bedding, strollers, underwear, shoes, room decor, toys and more. Our brand positioning is based on our strategy of creating quality core products that are differentiated through imaginative and creative artistic application.

BABY

    We are the leading brand in baby for the following products: layette, baby sleepwear and baby playwear. In fiscal 2000, we generated $172.8 million in sales of these products. Layette includes a complete range of products primarily made of cotton for newborns, including bodysuits, undershirts, towels, washcloths, receiving blankets, layette gowns, bibs, caps and booties. We are the leading supplier of layette products within the department, specialty, chain and outlet store distribution channels. We attribute our leading market position to our distinctive print designs, unique embroideries and our reputation for quality. We tier our products through marketing programs targeted toward three consumer groups: gift-givers, experienced mothers and first-time mothers. JUST ONE YEAR, or JOY, LIMITED EDITIONS and CARTER'S CLASSICS are complete nursery programs designed for first-time mothers and gift-givers. CARTER'S STARTERS, the core component of our layette business, provides the experienced mother with the essentials in value-focused multi-packs. Our primary competitors in the layette market are private label manufacturers and manufacturers of licensed-character products.

SLEEPWEAR

    Sleepwear includes pajamas, cotton long underwear and blanket sleepers in sizes 12 months to 7. In fiscal 2000, we generated $132.5 million in sales of these products. We are the leading supplier of sleepwear within the department, specialty, national chain and outlet store distribution channels. As in layette, we try to differentiate our sleepwear products from the competition by offering creative artwork in consumer-tested prints and embroideries with an emotional appeal. In addition, we believe our sleepwear product line features more functional, higher quality products than those of our competitors. When we introduced flame-retardant cotton sleepwear in 2000, we strengthened our leading position in the sleepwear industry. Our primary competitors in the sleepwear market are private label manufacturers and licensed character products.

PLAYWEAR

    Playwear includes knit and woven cotton apparel for everyday use. In fiscal 2000, we generated $109.7 million in sales of these products. The market for baby and young children's playwear apparel sizes 0-7 in fiscal 2000 was almost seven times the size of the layette and sleepwear markets combined. We continue to focus on strengthening playwear products by introducing original print designs and innovative artistic applications in order to increase sales and market share. We believe that this product focus, in addition to our high brand name awareness, strong wholesale customer relationships and expanded global sourcing capabilities, will increase our playwear sales. The young children's playwear market is highly fragmented, with no one branded competitor having more than a 5% share of the market.

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OTHER PRODUCTS

    Other products include bedding, outerwear, shoes, socks, diaper bags, gift sets, toys, room decor and hair accessories, including products for which we license the CARTER'S, CARTER'S CLASSICS and TYKES names. In fiscal 2000, we generated $56.4 million in sales of these products through our retail outlet stores.

DISCOUNT STORE PRODUCT LINE

    Carter's launched a product line for baby and toddler at Target stores in the fourth quarter of 2000. This product line includes layette, sleepwear and baby playwear along with a range of licensed products, including hosiery, bedding, toys and room decor products. We launched the line nationwide in December 2000, using the TYKES trademark. We believe that our substantial presence in Target stores, along with our comprehensive sign and fixture program, will firmly establish our products in the discount store market.

LICENSING

    We license the CARTER'S, CARTER'S CLASSICS and TYKES names to other companies for use on baby and young children's products including bedding, outerwear, shoes, socks, room decor, toys, stationery, strollers, hair accessories and related products. In 1998, we entered into a license agreement for the rights to John Lennon's REAL LOVE artwork collection for use on children's apparel, accessories and related products. In 1999, we entered into an artwork agreement with Emu Namae, a Japanese artist, to use his art on children's apparel, accessories and licensed products. These artwork agreements are part of our LIMITED EDITIONS program which utilizes partnerships with outside artists and concepts to further distinguish our brand from our competitors. In fiscal 2000, we earned $5.8 million in royalty income from the sale of our licensed products.

PRODUCT DESIGN AND DEVELOPMENT

    Our product strategy is built on developing and marketing high-volume products that are differentiated by creative application. Basic, high-volume products are designed with simple and cost-effective construction. A high percentage of the products continue from season to season with the same fabric and same construction, and they are varied only through color and the artistic application of embroideries and prints.

    We have three strategic business teams focused on baby, sleepwear and playwear. These business teams are skilled in identifying and developing high-volume, core products. Each team follows a disciplined approach to fabric use, color rationalization and productivity and is supported by a dedicated art department and state-of-the-art design systems.

    This disciplined approach to product design is meant to reduce risk and large seasonal fluctuations. We have a validation process for testing and introducing products. Artwork, color and product silhouettes are tested with consumer panels, key wholesale accounts and an internal creative steering committee. Additional quantitative measurements include pre-season bookings, weekly over-the-counter selling results and weekly re-order rates on baby products.

DISTRIBUTION AND SALES

    We sell our products to wholesale accounts and also through our retail outlet stores. In fiscal 2000, sales through the wholesale channel, including discount channel revenues, accounted for 54% of our total sales, while the retail outlet channel accounted for 46% of total sales. No one wholesale customer accounts for more than 10% of our consolidated net sales.

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    WHOLESALE OPERATIONS.  We sell our products in the United States through a network of approximately 30 sales professionals. Sales professionals work with each department or specialty store account in his/her jurisdiction to establish annual plans for basics (primarily layette and certain baby apparel) within the CARTER'S and CARTER'S CLASSICS lines. Once an annual plan has been established with an account, we place the account on our semi-monthly automatic reorder plan for "basics." Automatic reorder allows us to plan our sourcing requirements and benefits both us and our wholesale customers by maximizing customers' in-stock positions, thereby improving sales and profitability. The automatic reorder process has also been established with Target, which began receiving TYKES products in the fourth quarter of 2000. Our sleepwear and playwear products are planned and ordered seasonally as we introduce new products.

    RETAIL OPERATIONS. We currently operate 149 retail outlet stores in 39 states featuring our quality merchandise, complemented by select brand accessories, apparel and licensed products. The stores, which average 5,000 square feet per location, offer a broad assortment of baby, toddler and young children's apparel including layette, sleepwear, underwear, playwear, swimwear, outerwear and related accessories.

PRODUCT SOURCING

    We continue to expand our global supply chain capabilities. Consistent with this strategy, we closed our textile operations in Barnesville, Georgia in December 1999 and fabric previously produced by our own manufacturing facilities is currently purchased from third-party manufacturers. We continue to cut, sew and finish a majority of the products we sell. In the United States, we currently operate one cutting facility, one embroidery facility and three distribution centers. We have announced that we intend to close the cutting facility and the embroidery facility by the end of 2001. We operate two sewing facilities in Costa Rica, two sewing facilities in Mexico and one sewing facility in the Dominican Republic. We have announced that we intend to close the Dominican Republic facility by the end of 2001. We also source our products through contractual arrangements throughout the world. We believe that our sourcing arrangements are sufficient to meet current and planned operating requirements and that significant additional opportunities exist to further optimize our supply chain. Such opportunities include the reduction of product costs, cycle times and inventories. We will attempt to realize these reductions through investments in advanced information systems, the expansion of global sourcing relationships, reductions in stock-keeping units and product complexity and our continued focus on core product offerings.

DEMOGRAPHIC TRENDS

    Demographic and psychographic trends support strong and growing baby and young children's apparel markets and help insulate us from seasonal and fashion fluctuations. Highlights of these trends include:

    - a strong birth rate;

    - more money being spent on babies than ever before;

    - multiple births at record levels;

    - 40% of all births are first children; and

    - grandparents as a growing and more affluent market.

    In 1999, 4.0 million births were reported and demographers project a progressive increase in births over the next 20 years, which will ultimately surpass the original baby boom. Today's mother is more likely to work outside the home and have more income to spend on her children's apparel. In addition, more new families are being formed and higher levels of spending are required for a child's wardrobe.

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COMPETITION

    The baby and young children's apparel markets are highly competitive. Competition is generally based upon product quality, brand name recognition, price, selection, service and convenience. Both branded and private label manufacturers compete in the baby and young children's apparel markets. Our primary branded competitors include Health-Tex and Oshkosh B'Gosh, together with Disney-licensed playwear and sleepwear products, and numerous smaller branded companies. Although we believe that we do not compete directly with most private label manufacturers in sleepwear and playwear, certain retailers, including several of our customers, have significant private label product offerings of these products. We do not believe that we have any significant branded competitors in our layette market because most of the alternative products are offered by private label manufacturers. Because of the highly fragmented nature of the industry, we also compete with several small, local manufacturers and retailers. Some of our competitors have greater financial resources, larger customer bases and are less financially leveraged.

ENVIRONMENTAL MATTERS

    We are subject to various federal, state and local laws that govern environmentally-risky activities or operations. Noncompliance with these laws and regulations can result in significant liabilities, penalties and costs. From time to time, our operations have resulted or may result in noncompliance with or liability pursuant to environmental laws. In 1998, the Lamar County (Georgia) Regional Solid Waste Authority asserted environmental claims against us related to the disposal of waste generated by one of our plants. The waste, which allegedly was contaminated, was allegedly deposited in unlined trenches at a local municipal solid waste landfill in Lamar County, Georgia during the 1970s. We paid $244,000 to settle certain of these claims in an agreement reached with the Authority on May 9, 2001. Generally, compliance with environmental laws has not had a material impact on our operations, but there can be no assurance that future compliance with such laws will not have a material adverse effect on our operations.

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

    We own many trademarks and tradenames, including
CARTER'S-Registered Trademark-, CARTER'S GROWBODY-TM-, CARTER-SET-TM-, JAMAKINS-Registered Trademark- and TODAY'S CLASSICS-Registered Trademark-, as well as copyrights, most of which are registered in the United States and in 60 foreign countries. We license the CARTER'S, CARTER'S CLASSICS and TYKES names and many of our trademarks and tradenames to third-party manufacturers to produce and distribute children's apparel and related products such as diaper bags, lamps, socks, strollers, hair accessories, outerwear, underwear, bedding, plush toys and shoes. We license the rights to John Lennon's REAL LOVE artwork collection and the artwork of Emu Namae, under agreements which expire
December 31, 2002 and December 1, 2002. We have the right to exercise renewal options for the John Lennon artwork upon reaching licensing fee targets for the artwork.

EMPLOYEES

    As of June 30, 2001, we had approximately 6,525 employees, 2,115 of which were employed on a full-time basis in our domestic operations, 1,126 of which were employed on a part-time basis in our domestic operations and 3,284 of which were employed on a full-time basis in our offshore operations. None of our employees are unionized. We have had no labor-related work stoppages and we believe that our labor relations are good.

PROPERTIES

    We operate 149 leased retail outlet stores located primarily in outlet centers across the United States, having an average size of 5,000 square feet. Our leases have an average term of approximately

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five years with additional five-year renewal options. Domestically, we own three distribution facilities--two in Georgia and one in Pennsylvania. We also own three manufacturing facilities as well as an office building in Georgia. We lease office space in four buildings, two in Georgia, one in Connecticut and one in New York. In February 2001, we entered into a ten-year lease agreement for a new corporate office in Atlanta, Georgia. Internationally, we lease two sewing facilities in Costa Rica, one in the Dominican Republic and two in Mexico. We have announced that we intend to close the facility in the Dominican Republic by the end of 2001.

LEGAL PROCEEDINGS

    In January 2001, The Little Tikes Company filed a lawsuit against us in federal court in Illinois alleging that we abandoned our rights to use the Tykes-Registered Trademark- trademarks and that our use of the Tykes-Registered Trademark- and Baby Tykes-TM- marks infringe The Little Tikes Company's rights in its Little Tikes marks. The lawsuit sought an order canceling our trademark registrations for Tykes and preventing us from using them and our Baby Tykes marks to sell our products. In addition, Little Tikes seeks other relief that the court might deem appropriate. We have defended our right to use these marks. In May, the court dismissed the lawsuit, but it allowed The Little Tikes Company to reinstate its claim before July 31, 2001 if we did not reach a settlement before that date. We did not reach a settlement, and The Little Tikes Company reinstated its claim in order to preserve its rights. The parties recently have reached an agreement in principle to settle the case and are in the process of finalizing a written settlement agreement. In October, the court again dismissed the lawsuit, but it will allow The Little Tikes Company to reinstate its claim if the settlement agreement is not finalized. We believe that if we were ever prevented from using these trademarks, we would be able to develop alternative trademarks for our products without having a material adverse effect on our operating results.

    From time to time, we have been involved in other legal proceedings. We believe that all such litigation is routine in nature and incidental to the conduct of our business, and we believe that no such pending litigation, if resolved adversely to us, would have a material adverse effect on our financial condition or the operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of our directors and executive officers. Each of our directors will hold office until the next annual meeting of our shareholders or until his successor has been elected and qualified. Our officers are elected by our Board of Directors and serve at the discretion of the Board of Directors.

                 NAME                      AGE                          POSITION(S)
---------------------------------------    ---      ----------------------------------------------------
Frederick J. Rowan, II.................     61      Chairman of the Board of Directors President and
                                                    Chief Executive Officer
Joseph Pacifico........................     51      President-Marketing and Director
Charles E. Whetzel, Jr.................     51      Executive Vice President-Global Sourcing
David A. Brown.........................     44      Executive Vice President-Operations and Director
Michael D. Casey.......................     41      Senior Vice President and Chief Financial Officer
Bradley M. Bloom.......................     48      Director
Ross M. Jones..........................     36      Director

In addition to the directors listed above, we expect to expand our board to include up to two additional independent directors.

    FREDERICK J. ROWAN, II joined us in 1992 as President and Chief Executive Officer and became Chairman of our Board of Directors in October 1996. Prior to joining us, Mr. Rowan was Group Vice President of VF Corporation, a multi-division apparel company and, among other positions, served as President and Chief Executive Officer of both the H.D. Lee Company and
Bassett-Walker, Inc., divisions of VF Corporation. Mr. Rowan, who has been involved in the textile and apparel industries for 36 years, has been in senior executive positions for nearly 24 of those years. Mr. Rowan began his career at the DuPont Corporation and later joined Aileen Inc., a manufacturer of women's apparel, where he subsequently became President and Chief Operating Officer.

    JOSEPH PACIFICO joined us in 1992 as Executive Vice President--Sales and Marketing and was named President--Marketing in 1997. Mr. Pacifico will become a director upon the consummation of the Transactions. Mr. Pacifico began his career with VF Corporation in 1981 as a sales representative for the H.D. Lee Company and was promoted to the position of Vice President of Marketing in 1989, a position he held until 1992.

    CHARLES E. WHETZEL, JR. joined us in 1992 as Executive Vice President--Operations and was named Executive Vice President--Manufacturing in 1997. Consistent with our focus on expansion of global sourcing capability, Mr. Whetzel's title became Executive Vice President--Global Sourcing in 2000. Mr. Whetzel began his career at Aileen Inc. in 1971 in the Quality function division and was later promoted to Vice President of Apparel. Following
Aileen Inc., Mr. Whetzel held positions of increased responsibility with Mast Industries, Health-Tex and Wellmade Industries. In 1988, Mr. Whetzel joined Bassett-Walker, Inc. and was later promoted to Vice President of Manufacturing for the H.D. Lee Company.

    DAVID A. BROWN joined us in 1992 as Senior Vice President--Business Planning and Administration and became a director in October 1996. In 1997, Mr. Brown was named Executive Vice President--Operations. Prior to 1992, Mr. Brown held various positions at VF Corporation including Vice President--Human Resources for both the H.D. Lee Company and Bassett-Walker, Inc. Mr. Brown also held personnel--focused positions with Blue Bell, Inc. and Milliken & Company earlier in his career.

    MICHAEL D. CASEY joined us in 1993 as Vice President--Finance and was named Senior Vice President--Finance in 1997. In 1998, Mr. Casey was named Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Casey was a Senior Manager with Price Waterhouse LLP.

    BRADLEY M. BLOOM became a director upon the closing of the Acquisition. Mr. Bloom is a Managing Director of Berkshire Partners, which he co-founded in 1986. He has been a director of several of Berkshire Partners' retailing and manufacturing companies including, among others, Weigh-Tronix, LLC and Miami Cruiseline Services.

    ROSS M. JONES became a director upon the closing of the Acquisition.
Mr. Jones is a Managing Director of Berkshire Partners, which he joined in 1993. He has been a director of several of Berkshire Partners' retailing, manufacturing and business services companies including, among others, AVW/ TELAV, Sterling Collision Centers, Inc. and Thomas Built Buses, Inc.

DIRECTOR COMPENSATION

    We pay no additional remuneration to our employees or to executives of Berkshire Partners for serving as directors. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation earned in fiscal years 2000, 1999 and 1998 by our Chief Executive Officer and each of our other four most highly compensated executive officers. The current compensation arrangements for each of these officers are described in "--Employment Arrangements."

                           SUMMARY COMPENSATION TABLE

                                                                                             ($)
                                                                  ($)         ($)       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                            YEAR      SALARY      BONUS     COMPENSATION(A)
---------------------------                          --------   --------   ---------   ---------------
Frederick J. Rowan, II.............................    2000      600,000   1,080,000      1,144,477
  Chairman of the Board of Directors, President        1999      595,833          --        442,290
  and Chief Executive Officer                          1998      560,750     632,500        394,074

Joseph Pacifico....................................    2000      390,000     456,300        251,707
  President--Marketing                                 1999      387,500          --        197,399
                                                       1998      375,000     268,200        439,572

Charles E. Whetzel, Jr.............................    2000      262,500     307,100        140,809
  Executive Vice President--Global Sourcing            1999      260,417          --        110,238
                                                       1998      250,000     178,800        109,019

David A. Brown.....................................    2000      262,500     307,100        166,166
  Executive Vice President--Operations and Director    1999      260,417          --         75,372
                                                       1998      247,500     178,800         74,721

Michael D. Casey...................................    2000      210,000     245,700        100,097
  Senior Vice President and Chief Financial Officer    1999      208,333          --        115,471
                                                       1998      190,208     143,000        126,080

------------------------

(a) Other annual compensation included supplemental retirement plan benefits, automobile allowances, insurance premiums and medical cost reimbursement. In fiscal 2000, other annual compensation for Mr. Rowan included relocation assistance. In fiscal 1999 and 1998, other annual compensation for Mr. Casey included relocation assistance. In fiscal 1998, other annual compensation for Messrs. Pacifico and Whetzel included relocation assistance.

OPTION GRANTS IN LAST YEAR

    We didn't grant options to any of our named executives to purchase shares of our capital stock or the capital stock of Carter Holdings, Inc. during the fiscal year 2000.

OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

    None of our named executives exercised options to purchase capital stock during fiscal 2000. The following table sets forth the number of shares subject to options and the value of such options held by each of our named executive officers on the last day of our fiscal year 2000. This table assumes a per share price on that date of $246.23, which was the price per share paid in the Transactions. The share numbers in this table do not reflect the 10-for-1 stock split, which occurred after the closing of the Transactions.

                    OPTION VALUES AT THE END OF FISCAL 2000

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS(#)        IN-THE-MONEY OPTIONS($)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------   -------------   -----------   -------------
Frederick J. Rowan, II.........................     31,494           0          5,865,180          0
Joseph Pacifico................................      7,873           0          1,466,195          0
Charles E. Whetzel, Jr.........................      7,873           0          1,466,195          0
David A. Brown.................................      7,873           0          1,466,195          0
Michael D. Casey...............................      4,000           0            744,920          0

EMPLOYMENT ARRANGEMENTS

    Frederick J. Rowan, II, Chairman of the Board of Directors, President and Chief Executive Officer, entered into a restated employment agreement with us in August 2001. Mr. Rowan's employment agreement is for a three-year term, which extends automatically for successive one-year terms, subject to termination upon notice. Pursuant to this agreement, Mr. Rowan is entitled to receive:

    - a base salary, currently $650,000 per year, subject to annual cost of living adjustments and any increases approved by the Board of Directors;

    - annual cash bonuses based upon a bonus plan to be determined each year by the Board of Directors in conjunction with our achievement of targeted performance levels as defined in the plan; and

    - specified fringe benefits, including a retirement trust.

    If we terminate Mr. Rowan's employment without cause, he will continue to receive his then-current salary and specified bonuses, and we will maintain fringe benefits on his behalf, for three years following his termination.
Mr. Rowan has agreed not to compete with us for the two-year period following the end of his employment with us, unless he is terminated without cause, in which case the duration of such period is one year.

    Joseph Pacifico, Charles E. Whetzel, Jr., David A. Brown and Michael D. Casey each entered into a restated employment agreement with us in August 2001. The employment agreement of each of these executives is for a two-year term, which automatically extends annually for successive one-year terms, subject to termination upon notice. Pursuant to such agreements, Messrs. Pacifico, Whetzel, Brown and Casey are entitled to receive:

    - a base salary, currently $420,000, $285,000, $285,000 and $250,000, subject to annual cost of living adjustments and any increases approved by the Board of Directors;

    - annual cash bonuses based upon a bonus plan to be determined each year by the Board of Directors in conjunction with our achievement of targeted performance levels as defined in the plan; and

    - specified fringe benefits, including a retirement trust.

    If we terminate any of these executives' employment without cause as defined, he will continue to receive his then-current salary and specified bonuses for two years following termination, and we will maintain fringe benefits on his behalf until the earlier of the end of the two-year period following termination or his 65th birthday. Each of these executives has agreed not to compete with us for a one-year period following the end of his employment with us, unless we terminate him without cause as defined, in which case the duration of such period is six months.

MANAGEMENT EQUITY

    Carter Holdings has adopted a management stock incentive plan to provide incentives to our employees and directors and those of Carter Holdings by granting them awards tied to the common stock of Carter Holdings. Including the shares and options being retained by management in the Transactions, our employees will be able to earn up to approximately 21% of Carter Holdings through their participation in this plan. Options will vest and become exercisable based on time and performance measurements.

    Before giving effect to the Transactions, twenty-one of our managers, including our named executive officers, owned equity interests in Carter Holdings with a pre-tax value, based on the Acquisition price, of approximately $43.5 million. Berkshire Partners and Carter Holdings purchased a portion of this equity in connection with the Transactions. These twenty-one managers retained equity valued at approximately $18.3 million immediately following the Transactions.

                             PRINCIPAL STOCKHOLDERS

    Carter Holdings owns 1,000 shares of our common stock, representing all of our outstanding capital stock. We, in turn, own 100 shares of common stock of Carter's de San Pedro and 100 shares of Carter's Imagination, representing all the outstanding capital stock of the guarantors. Carter Holdings also has a single class of capital stock outstanding. The following table sets forth, as of October 23, 2001, the number and percentage of shares of Carter Holdings common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of the outstanding shares of Carter Holdings common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all our directors and executive officers as a group. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Notwithstanding the beneficial ownership of common stock presented below, the stockholders agreement entered into upon consummation of the Transactions governs the stockholders' exercise of their voting rights with respect to the election of directors and other material events. The parties to the stockholders agreement have agreed to vote their shares to elect the Board of Directors as set forth therein. See "Certain Relationships and Related Party Transactions." As used in the table, beneficial ownership has the meaning set forth in Rule 13d-3(d)(1) of the Exchange Act.

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                      BENEFICIAL OWNER                           NUMBER      PERCENT
------------------------------------------------------------     ------      -------
Berkshire Partners LLC(1)...................................  5,082,616.23     91.0%
Frederick J. Rowan, II(2)...................................    268,606.45      4.6%
Joseph Pacifico.............................................     85,286.11      1.5%
David A. Brown..............................................     85,286.11      1.5%
Charles E. Whetzel, Jr......................................     85,286.11      1.5%
Michael D. Casey............................................     25,788.90      0.5%
Bradley M. Bloom(3).........................................            --       --
Ross M. Jones(3)............................................            --       --
All directors and officers as a group(2)(3).................    550,253.68      9.4%

------------------------

(1) Includes 3,233,290.33 shares of common stock held by Berkshire Fund V Investment Corp.; 1,525,997.23 shares of common stock held by Berkshire Fund V Coinvestment Corp.; 323,328.68 shares of common stock held by Berkshire Investors LLC. The address of Berkshire Partners LLC is One Boston Place, Suite 3300, Boston, Massachusetts 02108.

(2) Includes 251,954.25 shares subject to currently exercisable options.

(3) Messrs. Bloom and Jones are Managing Directors of Berkshire Partners LLC. By virtue of their positions as managing members of each of Berkshire Investors LLC, the general partner of Berkshire Fund V and the general partner of Berkshire Fund V Coinvestment Fund, Messrs. Bloom and Jones may be deemed to possess beneficial ownership of 5,082,616.23 shares of common stock beneficially owned by these entities, which represents 91.0% of our outstanding common stock. However, neither Mr. Bloom nor Mr. Jones, acting alone, has voting or investment power with respect to the shares beneficially owned by these entities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1996, in connection with the closing of the acquisition of Carter Holdings by Investcorp S.A., we entered into an agreement for management advisory and consulting services under which we agreed to pay Investcorp
$1.35 million per year for a five-year term. At the closing of the 1996 acquisition, we paid Investcorp $4.05 million for the first three years of the term. This agreement was terminated upon the consummation of the Transactions.

    In recognition of their contribution to our growth, upon completion of the Transactions, we paid one-time bonuses to our senior management team in the following amounts: Fred Rowan--$2,375,000; Michael Casey--$1,175,000; Joseph Pacifico, David Brown and Charles Whetzel--each $325,000.

    In January 2000, we issued a loan to Fred Rowan, our Chairman of the Board, President and Chief Executive Officer, in the amount of $4.3 million, the proceeds of which he used to repay a previous loan from us in the amount of $1.5 million. In connection with the Transactions, we amended the terms of this loan. As amended, the $4.3 million loan will be payable in annual installments of $600,000 commencing on March 31, 2003, and thereafter on each anniversary thereof until such principal amount and all accrued and unpaid interest thereon has been repaid. The loan will become due if Mr. Rowan is no longer our employee, if we close a public offering of our equity securities, upon a change in voting control of Carter Holdings or upon other customary events of default. The loan is collateralized by Mr. Rowan's equity in Carter Holdings. The loan bears interest at the average rate paid by us under the revolving portion of our senior credit facility. The loan is prepayable with proceeds of any disposition of his stock in Carter Holdings.

    In connection with the Transactions, we entered into a management agreement with Berkshire Partners. Under this agreement, we will pay Berkshire Partners an annual management fee of $1.65 million commencing on the first anniversary of the Acquisition. We will pay this fee quarterly in advance. In addition, upon consummation of the Transactions, we paid Berkshire Partners a transaction fee of $2.0 million. We have agreed to pay Berkshire Partners a transaction fee of 1% of any future financing or 1% of the value of any acquisition for their advice in connection with any future financing or acquisition.

    In connection with the Transactions, Carter Holdings entered into a stockholders agreement with each of its stockholders that provides for, among other things, restrictions and rights related to the transfer, sale or purchase of Carter Holdings' stock and agreements related to the voting of shares of our Carter Holdings' stock.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

    GENERAL. In connection with the Transactions, we entered into a senior credit facility with Goldman, Sachs & Co., as the lead arranger, Fleet National Bank, as the administrative agent, and other lenders. The senior credit facility provides for aggregate borrowings by us of $185.0 million. As of the closing of the Transactions, there was approximately $149.0 million (excluding amounts under outstanding letters of credit) of outstanding indebtedness under the senior credit facility and approximately $36.0 million of unused commitment under the senior credit facility for working capital and other corporate purposes. The senior credit facility includes:

    - a $125.0 million term loan and

    - a $60.0 million revolving credit facility.

    INTEREST RATES. Amounts outstanding under the senior credit facility accrue interest, at our option, at a rate per annum equal to either: (1) the base rate, as defined in the senior credit facility, or (2) an adjusted Eurodollar rate, as defined in the senior credit facility, in each case plus an applicable interest margin. The applicable interest margin for the term loan is initially 3.50% for Eurodollar rate loans and 2.50% for base rate loans. The applicable interest margin for the revolving credit facility is initially 3% for Eurodollar rate loans and 2% for base rate loans. After March 31, 2002, the applicable interest margins for the term loan and the revolving credit facility will be subject to quarterly reduction based on our achievement of certain performance targets. The interest rate otherwise payable under the senior credit facility will increase by 2% per annum during the continuance of a payment default.

    MATURITY. Borrowings under the term loan are due and payable in quarterly installments. The quarterly payments due before August 2007 are nominal amounts. The final balance will be due in August 2008. The revolving credit facility is available until August 2006.

    MANDATORY AND OPTIONAL PREPAYMENTS. We are required to prepay the facilities under the senior credit facility in an amount equal to:

    - 100% of the net cash proceeds from asset sales by us, subject to certain baskets and reinvestment provisions;

    - 100% of the net cash insurance proceeds for any property or asset losses suffered by us, subject to certain baskets and reinvestment provisions;

    - 50% of the net cash proceeds from our issuance of equity, excluding, among other things, proceeds from any issuance of equity that arise in connection with employee stock plans or are invested in connection with a permitted acquisition; and

    - 75% or 50% of excess cash flow, depending on the applicable leverage ratio, as both terms are defined in the senior credit facility.

    The lenders will apply such prepayments first to the term loan and, second, to reduce permanently the revolving credit commitments. Subject to certain conditions, we may make optional prepayments of loans without premium or penalty. The lenders will apply such optional prepayments according to our instruction, but any optional prepayments of the term loan will be applied to the remaining payments of the term loan on a pro rata basis.

    SECURITY AND GUARANTEES. The senior credit facility is secured by a first priority security interest in substantially all of our personal property and some of our real property and a pledge of all the issued and outstanding stock of us and our domestic subsidiaries, as well as 65% of the issued and outstanding stock of our foreign subsidiaries. All of our obligations under the senior credit facility are guaranteed by Carter Holdings and all of our present and future domestic subsidiaries.

    COVENANTS. The senior credit facility contains certain covenants which, among other things and subject to certain baskets, limit:

    - the incurrence of additional indebtedness,

    - mergers, acquisitions and sales of assets;

    - the incurrence of liens or other encumbrances, guarantees or pledges;

    - the payment of dividends and repurchases of common stock;

    - prepayments of equity and subordinated debt instruments, including the exchange notes and the Indenture;

    - investments; and

    - certain transactions with affiliates.

    The senior credit facility requires us to meet financial tests, including, without limitation:

    - maximum leverage;

    - minimum interest coverage;

    - maximum capital expenditures; and

    - minimum fixed charge coverage.

    EVENTS OF DEFAULT. The senior credit facility contains customary events of default, including, among other things:

    - payment defaults;

    - breaches of representations and warranties;

    - covenant defaults;

    - cross-defaults to certain other debt, including the exchange notes;

    - events of bankruptcy and insolvency;

    - judgment defaults;

    - invalidity of any guarantee or impairment of any security interests supporting the senior credit facility; and

    - a change in our control, as defined in the senior credit facility.

    FEES AND EXPENSES. We paid and have future obligations to pay the administrative agent for the lenders an agent's fee in an amount agreed upon by us and the administrative agent. We paid and have future obligations to pay the lenders a letter of credit fee equal to the applicable interest margin for Eurodollar rate loans under the revolving credit facility. We also paid and have future obligations to pay each issuing bank of any letter of credit a fronting fee in an amount agreed upon by us and the issuing bank.

    WAIVER AND MODIFICATION. The terms of the senior credit facility may be waived or modified upon approval by us and the required percentage of the lenders and without consent of the note holders.

                                 CAPITAL STOCK

    We have no authorized preferred stock. Our authorized common stock consists of 300,000 shares of common stock, par value $.01 per share. We have 1,000 shares of common stock issued and outstanding, all of which are held of record by Carter Holdings. All outstanding shares of common stock are pledged to secure our obligations under the new senior credit facility. Each share of common stock entitles the holder thereof to one vote on all matters to be voted on by our shareholders. Pursuant to the restrictions contained in the senior credit facility and the indenture governing the notes, we do not expect to be able to pay dividends on our common stock for the foreseeable future, other than limited dividends permitted by the senior credit facility and the indenture. In the event we have a liquidation, dissolution or winding-up, the holders of the common stock are entitled to share in our remaining assets after payment of all liabilities and after satisfaction of all liquidation preferences payable to the holders of all shares of stock ranking senior to the common stock. The common stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the common stock are fully paid and non-assessable.

                         DESCRIPTION OF EXCHANGE NOTES

    CAPITALIZED TERMS USED IN THIS SECTION OF THE PROSPECTUS ARE DEFINED UNDER THE SUBHEADING "CERTAIN DEFINITIONS." IN THIS SECTION, "CARTER'S" REFERS ONLY TO THE WILLIAM CARTER COMPANY AND NOT TO ANY OF ITS SUBSIDIARIES.

    Carter's will issue the exchange notes under an indenture among itself, the Guarantors and State Street Bank and Trust Company, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under "--Where You Can Find More Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of an exchange note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES AND THE GUARANTEES

THE EXCHANGE NOTES

    The exchange notes: are general unsecured obligations of Carter's; are subordinated in right of payment to all existing and future Senior Debt of Carter's; are PARI PASSU in right of payment with any future senior subordinated Indebtedness of Carter's; and are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

THE GUARANTEES

    The exchange notes are guaranteed by all of Carters' Domestic Subsidiaries that guarantee the Credit Facilities as described herein; PROVIDED, HOWEVER, that if no Indebtedness under a Credit Facility is outstanding, all of Carters' Domestic Subsidiaries with a Consolidated Net Worth of greater than $500,000 will guarantee the exchange notes.

    Each guarantee of the exchange notes: is a general unsecured obligation of the Guarantor; is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and is PARI PASSU in right of payment with any future senior subordinated Indebtedness of that Guarantor.

    After taking effect for the Transactions, as of June 30, 2001, Carter's and the Guarantors would have had total Senior Debt of approximately
$154.1 million. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the exchange notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

    Not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated none of our pro forma consolidated revenues in the twelve-month period ended June 30, 2001 and held less than 1% of our pro forma consolidated assets as of June 30, 2001.

    As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the exchange notes.

PRINCIPAL, MATURITY AND INTEREST

    Carter's will issue $175.0 million of exchange notes in connection with this prospectus. Carter's may issue additional notes from time to time after this offering, which will rank equally with the exchange notes. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Carter's will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on August 15, 2011.

    Interest on the exchange notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2002. Carter's will make each interest payment to the Holders of record at the close of business on the immediately preceding
February 1 and August 1.

    Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

    If a Holder has given wire transfer instructions to Carter's, Carter's will pay all principal, interest and premium, if any, on that Holder's exchange notes in accordance with those instructions. All other payments on exchange notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Carter's elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE EXCHANGE NOTES

    The trustee will initially act as paying agent and registrar. Carter's may change the paying agent or registrar without prior notice to the Holders of the exchange notes, and Carter's or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange the exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. Carter's is not required to transfer or exchange any exchange note selected for redemption. Also, Carter's is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

SUBSIDIARY GUARANTEES

    The exchange notes will be guaranteed by each of Carters' Domestic Subsidiaries that guarantees the Credit Facilities as described herein; PROVIDED, HOWEVER, if no Indebtedness under a Credit Facility is outstanding, all of Carters' Domestic Subsidiaries with a Consolidated Net Worth of greater than $500,000 will guarantee the exchange notes. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be unsecured and will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Carter's or another Guarantor, unless:

        (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

        (2) either:

           (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

           (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Guarantor will be released:

        (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Carter's, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

        (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Carter's, if the sale complies with the "Asset Sale" provisions of the indenture; or

        (3) if Carter's designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

    See "--Repurchase at the Option of Holders--Asset Sales."

    The failure to comply with clause (2)(b) in the second paragraph above or clause (1) in the immediately preceding paragraph will constitute an Event of Default; PROVIDED, HOWEVER, that any such failure to comply will not result in the reinstatement of any Subsidiary Guarantee released in accordance with the preceding paragraph.

SUBORDINATION

    The payment of principal, interest and premium, if any, on the exchange notes will be subordinated to the prior payment in full in cash of all Senior Debt of Carter's, including, without limitation, Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not an allowed claim) before the Holders of exchange notes will be entitled to receive any payment with respect to their notes (except that Holders of exchange notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Carter's:

        (1) in a liquidation or dissolution of Carter's;

        (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Carter's or its property;

        (3) in an assignment for the benefit of creditors; or

        (4) in any marshaling of Carters' assets and liabilities.

    Carter's also may not make any payment in respect of the exchange notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

        (1) a payment default (upon acceleration or otherwise) on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

        (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of a majority of the outstanding Designated Senior Debt or the agent therefore.

    Payments on the exchange notes may and will be resumed:

        (1) in the case of a payment default, upon the date on which such default is cured or waived; and

        (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

        (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

        (2) all scheduled payments of principal, interest and premium, if any, on the exchange notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

    If the trustee or any Holder of the exchange notes receives a payment in respect of the exchange notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

        (1) the payment is prohibited by these subordination provisions; and

        (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative for application to repayment of the Senior Debt.

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
    Carter's must promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default.

    Payments by the Guarantors are subject to the same restrictions as are payments by Carter's.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Carter's, Holders of exchange notes may recover less ratably than creditors of Carter's who are holders of Senior Debt. See "Risk Factors--The exchange notes and the guarantees will be junior to our and our guarantors' senior debt."

OPTIONAL REDEMPTION

    At any time prior to August 15, 2004, Carter's may on any one or more occasions redeem up to 35% of the aggregate principal amount of exchange notes issued under the indenture at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

        (1) at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Carter's and its Subsidiaries); and

        (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at Carters' option prior to August 15, 2006.

    After August 15, 2006, Carter's may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the exchange notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................    105.438%
2007........................................................    103.625%
2008........................................................    101.813%
2009 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

    Carter's is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of exchange notes will have the right to require Carter's to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's exchange notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Carter's will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest, if any, on the exchange notes repurchased, to the date of purchase. Within ten days following any Change of Control, Carter's will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the exchange notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Carter's will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Carter's will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Carter's will, to the extent lawful:

        (1) accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

        (3) deliver or cause to be delivered to the trustee the exchange notes properly accepted together with an officers' certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by Carter's.

    The paying agent will promptly mail to each Holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; PROVIDED that each new exchange note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Carter's agrees either to repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required by this covenant. Carter's will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require Carter's to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the exchange notes to require that Carter's repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

    Carter's will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Carter's and purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer.

    If a Change of Control does occur, there can be no assurances that Carter's will have the financial resources at the time of such Change of Control to make any required repurchases of the exchange notes. See "Risk Factors--We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the exchange notes."

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Carter's and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require Carter's to repurchase its exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Carter's and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

    Carter's will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) Carter's (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        (2) for any Asset Sale, the fair market value is determined by Carters' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

        (3) at least 75% of the consideration received in the Asset Sale by Carter's or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

           (a) any liabilities, as shown on Carters' or such Restricted Subsidiary's most recent balance sheet, of Carter's or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Carter's or such Restricted Subsidiary from further liability;

           (b) any securities, exchange notes or other obligations received by Carter's or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Carter's or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

           (c) not more than $10.0 million, at any one time outstanding, of other securities, notes or other obligations, that are secured by the asset or assets sold, leased, conveyed or otherwise disposed, received by Carter's or any such Restricted Subsidiary from such transferee that are converted by Carter's or such Restricted Subsidiary into cash within 180 days, to the extent of the cash received in that conversion; and

           (d) any payment of Senior Debt secured by the assets sold in the Asset Sale.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Carter's may apply those Net Proceeds at its option:

        (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

        (3) to make a capital expenditure; or

        (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any Net Proceeds, Carter's may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds

$10.0 million, Carter's will make an Asset Sale Offer to all Holders of exchange notes and all holders of other Indebtedness that is PARI PASSU with the exchange notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of exchange notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Carter's may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of exchange notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the exchange notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    Carter's will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Carter's will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    The agreements governing Carters' Senior Debt prohibit Carter's from purchasing any exchange notes, and also provide that certain change of control or asset sale events with respect to Carter's will constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Carter's becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Carter's is prohibited from purchasing exchange notes, Carter's could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If Carter's does not obtain such a consent or repay such borrowings, Carter's will remain prohibited from purchasing exchange notes. In such case, Carters' failure to purchase tendered exchange notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of exchange notes.

SELECTION AND NOTICE

    If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption as follows:

        (1) if the exchange notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

        (2) if the exchange notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No exchange notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the exchange notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that note that is to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder of exchange notes upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    Carter's will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of Carters' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Carter's or any of its Restricted Subsidiaries) or to the direct or indirect holders of Carters' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Carter's or to Carter's or a Restricted Subsidiary of Carter's);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Carter's) any Equity Interests of Carter's or any direct or indirect parent of Carter's;

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

        (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

        (2) Carter's would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Carter's and its Restricted Subsidiaries after the date of the indenture, is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of Carter's for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date on which the exchange notes are issued to the end of Carters' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

           (b) 100% of the aggregate net cash proceeds plus the fair market value of other property used or useful in a Permitted Business received by Carter's since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Carter's (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Carter's that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Carter's); PROVIDED, HOWEVER, that the fair market value of any property (other than cash) the receipt of which is contemplated by this clause (b) must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million, PLUS

           (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated, redeemed or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, PLUS

           (d) 50% of any dividends received by Carter's or a Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Carter's, to the extent that such dividends were not otherwise included in Consolidated Net Income of Carter's for such period.

    The preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Carter's or any Guarantor or of any Equity Interests of Carter's in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Carter's) of, Equity Interests of Carter's (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Carter's or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4) the payment of any dividend by a Restricted Subsidiary of Carter's to the holders of its Equity Interests on a pro rata basis;

        (5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Carter's or any Restricted Subsidiary of Carter's held by any employee of Carters' (or any of its Subsidiaries') pursuant to any employee equity subscription agreement, stock option agreement or similar agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

        (6) any repayment of subordinated Indebtedness from Excess Proceeds remaining after an Asset Sale Offer made pursuant to the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales;"

        (7) cash dividends to Holdings in amounts equal to:

           (a) the amounts required for Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of Carter's and its Subsidiaries;

           (b) the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence;

           (c) an amount not to exceed $1.0 million in any fiscal year to permit Holdings to pay corporate overhead and other expenses incurred in the ordinary course of business;

           (d) on or about the date of the indenture, the amount required to enable Holdings to make the payments due under and to discharge certain Indebtedness and to redeem certain Equity Interests in connection with the Transactions contemplated by the Acquisition Agreement; and

           (e) reasonable and customary costs and expenses incident to a public offering of the common stock of Holdings to the extent that the proceeds therefrom are intended to be contributed to Carter's;

        (8) repurchases of Capital Stock deemed to occur upon the exercise of employee stock options if such Capital Stock is surrendered in lieu of the exercise price thereof; and

        (9) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an amount not to exceed $10.0 million.

    The Restricted Payments made pursuant to clauses (2), (3), (4), (6),
(7) and (8) of the immediately preceding paragraph will not be included in the calculation of subsequent Restricted Payments. Restricted Payments made pursuant to clauses (1), (5) and (9) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Carter's or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds
$10.0 million. Not later than the date of making any Restricted Payment, Carter's will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

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INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Carter's will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Carter's will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Carter's may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Carters' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period;

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) the incurrence by Carter's or any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Carter's and its Restricted Subsidiaries thereunder) not to exceed $200.0 million LESS the aggregate amount of all Net Proceeds of Asset Sales applied by Carter's or any of its Restricted Subsidiaries to repay any Indebtedness under Credit Facilities and, in the case of revolving Indebtedness, effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

        (2) the incurrence by Carter's and its Restricted Subsidiaries of the Existing Indebtedness;

        (3) the incurrence by Carter's and the Guarantors of Indebtedness represented by the exchange notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

        (4) the incurrence by Carter's or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of construction, installation or improvement of property, plant or equipment used in the business of Carter's or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

        (5) the incurrence by Carter's or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
    (4), (5), (11) or (12) of this paragraph;

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        (6) the incurrence by Carter's or any of its Restricted Subsidiaries of
    intercompany Indebtedness between or among Carter's and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

           (a) if Carter's or any Guarantor is the obligor on such Indebtedness (other than any Indebtedness between or among Carter's and any Guarantor), such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes, in the case of Carter's, or the Subsidiary Guarantee, in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Carter's or a Restricted Subsidiary of Carter's and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Carter's or a Restricted Subsidiary of Carter's, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Carter's or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

        (7) the incurrence by Carter's or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or Hedging Obligations with respect to hedging foreign currency in the ordinary course of business;

        (8) the guarantee by Carter's or any of the Guarantors of Indebtedness of Carter's or a Restricted Subsidiary of Carter's that was permitted to be incurred by another provision of this covenant;

        (9) the incurrence by Carters' Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Carter's that was not permitted by this clause (9);

        (10) Indebtedness incurred by Carter's or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims and letters of credit and bankers acceptances for the purchase of inventory and other goods;

        (11) Indebtedness of Foreign Subsidiaries in an amount outstanding at any time not to exceed $15.0 million; and

        (12) the incurrence by Carter's and the Guarantors of additional Indebtedness (which additional Indebtedness may be incurred under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million.

    The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of Carter's as accrued.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of

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more than one of the categories of Permitted Debt described in clauses
(1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Carter's will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the outstanding notes were first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

ANTI-LAYERING

    Carter's will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Carter's and senior in any respect in right of payment to the exchange notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

LIENS

    Carter's will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom to secure Indebtedness that is subordinate in right of payment to, or ranks PARI PASSU with, in the case of Carter's, the exchange notes, or, in the case of the Guarantors, the Guarantees, unless the exchange notes are secured prior to (in the case of any Indebtedness that is subordinated in right of payment), or equally and ratably with (in the case of any Indebtedness that ranks PARI PASSU), the Indebtedness so secured.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    Carter's will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to Carter's or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Carter's or any of its Restricted Subsidiaries;

        (2) make loans or advances to Carter's or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to Carter's or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

        (2) the indenture, the exchange notes and the Subsidiary Guarantees;

        (3) applicable law;

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        (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Carter's or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

        (5) customary non-assignment provisions in leases, contracts or licenses entered into in the ordinary course of business;

        (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

        (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

        (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (9) Liens permitted under the provisions of the covenant described above under the caption "--Liens" and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

        (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (12) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

        (13) agreements not described in clause (1) in effect on the date of the indenture;

        (14) covenants in agreements relating to the Indebtedness of Foreign Subsidiaries; and

        (15) any amendments to any of the foregoing that, when taken as a whole, are not more restrictive than those contained in the agreement being amended.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Carter's may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Carter's is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Carter's and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

        (1) either: (a) Carter's is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Carter's) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than Carter's) or the Person to which such sale, assignment, transfer, conveyance or other disposition

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    has been made assumes all the obligations of Carter's under the exchange notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

        (3) immediately after such transaction no Default or Event of Default exists; and

        (4) Carter's or the Person formed by or surviving any such consolidation or merger (if other than Carter's), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    In addition, Carter's may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, license, lease, assignment, transfer, conveyance or other disposition of assets between or among Carter's and any of the Guarantors.

TRANSACTIONS WITH AFFILIATES

    Carter's will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) the Affiliate Transaction is on terms that are no less favorable to Carter's or the relevant Restricted Subsidiary than those that could reasonably be obtained at such time in a comparable transaction by Carter's or such Restricted Subsidiary with an unrelated Person; and

        (2) Carter's delivers to the trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement entered into by Carter's or any of its Restricted Subsidiaries in the ordinary course of business;

        (2) transactions between or among Carter's and/or its Restricted Subsidiaries;

        (3) transactions with a Person that is an Affiliate of Carter's solely because Carter's owns an Equity Interest in, or controls, such Person;

        (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Carter's;

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        (5) sales of Equity Interests (other than Disqualified Stock) to
    Affiliates of Carter's and the granting of registration rights in connection therewith;

        (6) payment of certain fees under the management agreement between Carter's and Berkshire Partners LLC, dated on or before the date of the indenture, or any amendment or supplement thereto that, taken in its entirety, is no less favorable to Carter's than the management agreement as in effect on the date of the indenture;

        (7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

        (8) any transaction pursuant to any agreement in existence on the date of the indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to Carter's than the agreement as in effect on the date of the indenture;

        (9) loans or advances to employees in the ordinary course of business of Carter's, not to exceed $1.0 million per employee and $3.0 million in the aggregate at any one time outstanding; and

        (10) the payment of indemnities provided for by Carters' charter, by-laws and written agreements and reasonable fees to directors of Carter's, Holdings and the Restricted Subsidiaries who are not employees of Carter's, Holdings or the Restricted Subsidiaries.

ADDITIONAL SUBSIDIARY GUARANTEES

    If Carter's or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary guarantees Indebtedness under a Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; PROVIDED, HOWEVER, that if no Indebtedness under a Credit Facility is outstanding, all of Carters' Domestic Subsidiaries with a Consolidated Net Worth of greater than $500,000 will guarantee the exchange notes; PROVIDED, FURTHER, that any such Domestic Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the indenture shall not be required to become a Guarantor so long as it continues to constitute an Unrestricted Subsidiary.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Carter's and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Carter's. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Any such Unrestricted Subsidiary properly designated to be a Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date of such designation.

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BUSINESS ACTIVITIES

    Carter's will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Carter's and its Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

    Carter's will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

    Whether or not required by the Commission, so long as any exchange notes are outstanding, Carter's will furnish to the Holders of exchange notes, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Carter's were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Carters' certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if Carter's were required to file such reports.

    If Carter's has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Carter's and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Carter's.

    In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Carter's will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Carter's and the Subsidiary Guarantors have agreed that, for so long as any exchange notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

        (1) default for 30 days in the payment when due of interest on the exchange notes whether or not prohibited by the subordination provisions of the indenture;

        (2) default in payment when due of the principal of, or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

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        (3) failure by Carter's or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

        (4) failure by Carter's or any of its Subsidiaries for 30 days of the notice to comply with the provisions described under the captions "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (5) failure by Carter's or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

        (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Carter's or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Carter's or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

           (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity (a "Final Payment Default"); or

           (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Final Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

        (7) failure by Carter's or any of its Restricted Subsidiaries which are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

        (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

        (9) certain events of bankruptcy or insolvency described in the indenture with respect to Carter's or any of its Restricted Subsidiaries which are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Carter's, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately.

    Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

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    The Holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the trustee may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the indenture (including rescinding any acceleration of the payment of the exchange notes) except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes.

    Except for the right of a Holder to bring suit for the enforcement of any payment of principal of or interest on the exchange notes held by such Holder on or after the due dates thereof, the indenture will contain certain limitations on the rights of individual holders to pursue remedies independently of remedies pursued by the trustee.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Carter's with the intention of avoiding payment of the premium that Carter's would have had to pay if Carter's then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes. If an Event of Default occurs prior to August 15, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Carter's with the intention of avoiding the prohibition on redemption of the exchange notes prior to August 15, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

    Carter's is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Carter's is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Carter's or any Guarantor, as such, will have any liability for any obligations of Carter's or the Guarantors under the exchange notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Carter's may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

        (1) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, or interest or premium, if any, on such exchange notes when such payments are due from the trust referred to below;

        (2) Carters' obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the trustee, and Carters' and the Guarantor's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the indenture.

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    In addition, Carter's may, at its option and at any time, elect to have the obligations of Carter's and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the exchange notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) Carter's must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and Carter's must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, Carter's has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Carter's has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, Carter's has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Carter's or any of its Subsidiaries is a party or by which Carter's or any of its Subsidiaries is bound;

        (6) Carter's must deliver to the trustee an officers' certificate stating that the deposit was not made by Carter's with the intent of defeating, hindering, delaying or defrauding creditors of Carter's or others; and

        (7) Carter's must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the indenture or the exchange notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the indenture or the exchange notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

        (1) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any exchange note;

        (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the exchange notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any exchange note payable in money other than that stated in the exchange notes;

        (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the exchange notes;

        (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

        (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

        (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the exchange notes will require the consent of the Holders of at least 75% in aggregate principal amount of exchange notes then outstanding.

    Notwithstanding the preceding, without the consent of any Holder of exchange notes, Carter's, the Guarantors and the trustee may amend or supplement the indenture or the exchange notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

        (3) to provide for the assumption of Carters' obligations to Holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of Carters' assets;

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        (4) to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all exchange notes issued thereunder, when:

        (1) either:

           (a) all exchange notes that have been authenticated, except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has been deposited in trust and thereafter repaid to Carter's, have been delivered to the trustee for cancellation; or

           (b) all exchange notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Carter's or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the exchange notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

        (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Carter's or any Guarantor is a party or by which Carter's or any Guarantor is bound;

        (3) Carter's or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

        (4) Carter's has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

    In addition, Carter's must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Carter's or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the

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degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of exchange notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "ACQUISITION" means the acquisition of substantially all the capital stock of Holdings by CH Acquisitions LLC pursuant to the Acquisition Agreement.

    "ACQUISITION AGREEMENT" means that certain acquisition agreement, dated as of July 12, 2001, by and among Holdings, CH Acquisitions LLC and certain other parties thereto, relating to the Acquisition.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "ASSET SALE" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of Carter's and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests in any of Carters' Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors' qualifying shares).

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

        (2) a transfer, lease, license or other disposition of rights of assets between or among Carter's and its Subsidiaries,

        (3) an issuance of Equity Interests by a Subsidiary to Carter's or to another Subsidiary;

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        (4) the sale, lease or licensing of equipment, inventory, accounts receivable, intellectual property or other assets in the ordinary course of business;

        (5) the sale or other disposition of cash or Cash Equivalents;

        (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain
    Covenants--Restricted Payments"; and

        (7) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "BOARD OF DIRECTORS" means:

        (1) with respect to a corporation, the board of directors of the corporation;

        (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

        (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (PROVIDED that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

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        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

        (6) money market funds substantially all the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Carter's and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

        (2) the adoption of a plan relating to the liquidation or dissolution of Carter's;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Carter's, measured by voting power rather than number of shares; or

        (4) the first day on which a majority of the members of the Board of Directors of Carter's are not Continuing Directors.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

        (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

        (2) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; PLUS

        (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

        (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash expenses arising from purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such

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    depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; PLUS

        (5) transaction expenses in connection with the Acquisition that have been deducted in computing Consolidated Net Income, PLUS

        (6) provisions for and amounts in respect of plant closing costs that have been deducted in computing Consolidated Net Income; MINUS

        (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or reversal of reserves in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; PROVIDED that the aggregate amount added to Consolidated Cash Flow pursuant to clause (6) above shall not exceed $7.5 million.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

        (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

        (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

        (4) the cumulative effect of a change in accounting principles will be excluded; and

        (5) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

    "CONSOLIDATED NET WORTH" means, with respect to any specified Person as of any date, the sum of:

        (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; PLUS

        (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Carter's who:

        (1) was a member of such Board of Directors on the date of the indenture; or

        (2) was nominated for election or elected to such Board of Directors by the Principal or a Related Party of a Principal or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

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    "CREDIT AGREEMENT" means that certain credit agreement, dated as of the closing date of the Acquisition, by and among Carter's, Goldman Sachs Credit Partners L.P. and certain other parties thereto, providing for up to $185.0 million of revolving and term loan credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, supplemented, modified, renewed, refunded, restructured, replaced or refinanced from time to time (whether with the original agent or agents or lenders or other agents or lenders and whether pursuant to the original credit agreement or another credit or other agreement or indenture).

    "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, restructured, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

        (1) any Indebtedness outstanding under the Credit Agreement; and

        (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Carter's as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Carter's to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Carter's may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "DOMESTIC SUBSIDIARY" means any Subsidiary of Carter's that was formed under the laws of the United States or any state of the United States or the District of Columbia.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any offering of Capital Stock of Carter's (other than Disqualified Stock).

    "EXISTING INDEBTEDNESS" means the Indebtedness of Carter's and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs

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    and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; PLUS

        (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Carter's (other than Disqualified Stock) or to Carter's or a Restricted Subsidiary of Carter's, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

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    "FOREIGN SUBSIDIARY" means any Subsidiary of Carter's that is not a Domestic
Subsidiary.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means each of:

        (1) Carter's de San Pedro, Inc. and Carter's Imagination, Inc.; and

        (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "HOLDINGS" means Carter's Holdings, Inc., a Massachusetts corporation.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

        (1) in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

        (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount of the Indebtedness in the case of any other Indebtedness.

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    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Carter's or any Subsidiary of Carter's sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Carter's such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Carter's, Carter's will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Carter's or any Subsidiary of Carter's of a Person that holds an Investment in a third Person will be deemed to be an Investment by Carter's or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Carter's or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

        (1) as to which neither Carter's nor any of its Restricted Subsidiaries
    (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the

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    exchange notes or the Credit Facilities) of Carter's or any of its
    Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Carter's or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED BUSINESS" means any business that derives a majority of its revenues from the business engaged in by Carter's and its Restricted Subsidiaries on the date of original issuance of the outstanding notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Carter's and its Restricted Subsidiaries are engaged on the date of original issuance of the outstanding notes.

    "PERMITTED INVESTMENTS" means:

        (1) any Investment in Carter's or in a Restricted Subsidiary;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by Carter's or any Subsidiary of Carter's in a Person, if as a result of such Investment:

           (a) such Person becomes a Restricted Subsidiary; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Carter's or a Restricted Subsidiary;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

        (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Carter's or Holdings;

        (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

        (7) Hedging Obligations;

        (8) receivables owing to Carter's or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

        (9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (10) loans or advances to employees made in the ordinary course of business of Carter's or such Restricted Subsidiary, as the case may be, not to exceed $1.0 million per employee and $3.0 million in the aggregate at any one time outstanding;

        (11) Guarantees otherwise permitted by the terms of the indenture; and

        (12) other Investments in any Person other than Holdings or an Affiliate of Holdings that is not also a Subsidiary of Carter's having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $5.0 million.

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    "PERMITTED JUNIOR SECURITIES" means:

        (1) Equity Interests in Carter's or any Guarantor; or

        (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the exchange notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "PERMITTED LIENS" means:

        (1) Liens in favor of Carter's or the Guarantors;

        (2) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Carter's or any Restricted Subsidiary of Carter's; PROVIDED that such Liens were in existence prior to the contemplation of the acquisition of such Person or such merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with Carter's or the Restricted Subsidiary;

        (3) Liens on property existing at the time of acquisition of the property by Carter's or any Subsidiary of Carter's, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

        (4) Liens to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the indenture;

        (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

        (6) Liens existing on the date of the indenture;

        (7) Liens securing Senior Debt;

        (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

        (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

        (10) pledges, deposits or other Liens by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or licenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits and other Liens as security for taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business;

        (11) Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be prosecuting an appeal or other proceedings for review;

        (12) Liens in favor of issuers of surety bonds, banker's acceptances or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business;

        (13) Minor survey exceptions, minor encumbrances, easements, covenants, encroachments, title defects or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the

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    use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (14) Liens existing on the date of the indenture;

        (15) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (2), (3), (5) and (6); PROVIDED, HOWEVER, that such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses
    (5) and (6) at the time the original Lien became a Permitted Lien under the indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

        (16) Leases or subleases granted to others and entered into in the ordinary course of business;

        (17) Liens deemed to arise from rights of set-off under general principles of law; and

        (18) Liens incurred in the ordinary course of business of Carter's or any Subsidiary of Carter's with respect to obligations that do not exceed $5.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Carter's or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Carter's or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable to the Holders of exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) such Indebtedness is incurred either by Carter's or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "PRINCIPALS" means Berkshire Partners LLC (and its Affiliates) and the collective parties to the Stockholders Agreement.

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    "RELATED PARTY" means:

        (1) any controlling equity holder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

        (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SENIOR DEBT" means:

        (1) all Obligations of Carter's or any Guarantor outstanding under the Credit Facilities and all Hedging Obligations with respect thereto;

        (2) any other Indebtedness of Carter's or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the exchange notes or any Subsidiary Guarantee; and

        (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by Carter's;

        (2) any intercompany Indebtedness of Carter's or any of its Subsidiaries to Carter's or any of its Affiliates;

        (3) any trade payables; or

        (4) the portion of any Indebtedness that is incurred in violation of the indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "STOCKHOLDERS AGREEMENT" means that certain Stockholders Agreement by and among the common equity stockholders of Holdings, including Berkshire Partners LLC and its Affiliates, the management investors and other persons listed therein, as in effect on the date of the indenture; PROVIDED, HOWEVER, that such Stockholders Agreement may be amended from time to time if Berkshire Partners LLC (and its Affiliates) after such amendment own more than 50% of the common equity of Holdings subject to the Stockholders Agreement.

    "SUBSIDIARY" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Carter's that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with Carter's or any Restricted Subsidiary of Carter's unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Carter's or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Carter's;

        (3) is a Person with respect to which neither Carter's nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Carter's or any of its Restricted Subsidiaries; and

        (5) has at least one director on its Board of Directors that is not a director or executive officer of Carter's or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Carter's or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of Carter's as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Carter's as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Carter's will be in default of such covenant. The Board of Directors of Carter's may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Carter's of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principle amount of such Indebtedness.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We originally sold the outstanding notes on August 15, 2001 to Goldman, Sachs & Co., Fleet Securities, Inc. and BNP Paribas Securities Corp. (the "Initial Purchasers") pursuant to a purchase agreement dated August 8, 2001. The Initial Purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase agreement, we entered into a registration rights agreement with the Initial Purchasers in which we agreed to:

(1) file a registration statement registering the offer and sale of the exchange notes with the Commission no later than 120 days after the original issuance of the outstanding notes (or if such date is not a business day, the next succeeding business day);

(2) use our best efforts to have the registration statement relating to the offer and sale of the exchange notes declared effective by the Commission no later than 180 days after the original issuance of the outstanding notes (or if such date is not a business day, the next succeeding business day); and

(3) use our best efforts to commence and complete the exchange offer promptly, but no later than 45 days after such registration statement has become effective (or if such date is not a business day, the next succeeding business day), to hold the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to note holders, and to exchange all outstanding notes for exchange notes that have been properly tendered and not withdrawn while the exchange offer is open.

    This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held outstanding notes, other than outstanding notes purchased directly from us or one of our affiliates.

    For each outstanding note surrendered to us pursuant to the exchange offer, the holder of the surrendered note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last date on which interest was paid on the surrendered note or, if no interest has been paid, from the date of original issuance of the surrendered note.

    Although we have not requested, and do not intend to request, the Commission to issue an interpretation with respect to the resales of the exchange notes, we believe that under existing Commission interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not one of our affiliates, as such terms are interpreted by the Commission. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.

    Broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. While the Commission has not taken a position with respect to this particular transaction, under existing Commission interpretations relating to transactions structured substantially like the exchange offer, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the registration statement relating to the exchange offer. Under the

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registration agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement relating to the exchange offer in connection with the resale of such exchange notes.

    A holder of outstanding notes (other than certain specified holders) tendering those notes in the exchange offer is required to represent that:

    - any exchange notes to be received by it will be acquired in the ordinary course of business;

    - the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

    - it is not one of our "affiliates" as defined in Rule 405 of the Securities Act or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable.

If a holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

    We have agreed to register the outstanding notes on a shelf registration statement if:

    - we are not required to file a registration statement for the exchange offer or not permitted to consummate the exchange offer because of any change in law or applicable interpretation of the staff of the Commission; or

    - any holder of outstanding notes notifies us within 20 days of the consummation of the exchange offer that it is prohibited by law or Commission policy from participating in the exchange offer, that it may not resell the exchange notes to the public without delivering a prospectus and this prospectus is not appropriate or available for that resale or that it is a broker-dealer and owns exchange notes exchanged from original notes acquired directly from us or any of our affiliates.

    If obligated to file a shelf registration statement, we have agreed to use our best efforts to:

    - file the shelf registration statement with the Commission on or prior to 90 days after such filing obligation arises;

    - cause the shelf registration statement to be declared effective by the Commission on or prior to 180 days after such obligation arises; and

    - keep the shelf registration statement continuously effective for a period ending on the earlier of the second anniversary after the date the shelf registration becomes effective to cover the resale of the notes or the date on which all outstanding notes covered by the shelf registration statement have been sold or cease to be outstanding.

    An Initial Purchaser or holder of an outstanding note is ineligible to participate in the exchange offer if such Initial Purchaser or holder cannot execute the letter of transmittal because it is unable to make the required representations therein. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities

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Act in connection with those sales and will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification obligations).

    We have agreed that if:

    - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

    - any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

    - we fail to consummate the exchange offer within 45 business days of the registration statement becoming effective;

    - the registration statement or the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with the resale of exchange notes during the periods specified in the registration rights agreement (each such event referred to in this paragraph, a "Registration Default");

then we will pay special interest to the holders of the outstanding notes, with respect to the first 90-day period immediately following the occurrence of a Registration Default in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes held by a holder.

    The amount of the special interest will increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of outstanding notes. All accrued special interest will be paid by us on each interest payment date. Following the cure of all Registration Defaults, the accrual of special interest will cease.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in integral multiples of $1,000.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except for the following:

    - the exchange notes bear a Series B designation and different CUSIP number from the outstanding notes;

    - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

    - the holders of the exchange notes will not be entitled to all of the rights under the registration rights agreement, including the provisions providing for special interest in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is completed.

    The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, $175.0 million aggregate principal amount of the original notes is outstanding. Solely for reasons of administration and no other reason, we have
fixed the close of business on       , 2001 as the record date for the exchange
offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be

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mailed initially. Only a registered holder of outstanding notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the indenture may participate in the exchange offer. There will be no fixed record date, however, for determining registered holders of the outstanding notes entitled to participate in the exchange offer.

    The holders of outstanding notes do not have any appraisal or dissenters' rights under the Massachusetts Business Corporation Law or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

    We shall be deemed to have accepted validly tendered outstanding notes when, as and if the holder of the outstanding note has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any of these unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

    Those holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

    The "expiration date" will be 5:00 p.m., New York City time, on       ,
2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the expiration date
beyond       .

    We have no current plans to extend the exchange offer. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, no later than the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion, to

        (1) delay accepting any outstanding notes;

        (2) extend the exchange offer; or

        (3) terminate the exchange offer

    if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, in each case by giving oral or written notice of such delay, extension or termination to the exchange agent, and to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of such event. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during such five to ten business day period.

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    Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we will not have an obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest from their date of issuance. Interest is payable semiannually on February 15 and August 15 of each year, commencing on February 15, 2002, at the rate of 10.875% per annum. Interest on each exchange note will accrue from the last date on which interest was paid on the outstanding note being tendered for exchange or, if no interest has been paid, from the date on which the outstanding notes were issued in the original offering. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on February 15, 2002 that they would have received had they not accepted the exchange offer. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

PROCEDURES FOR TENDERING

    Only a registered holder of outstanding notes may tender such outstanding notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth below under "Exchange Agent" for receipt on or prior to the expiration date. Delivery of the outstanding notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

    (1) confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

    (2) you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company ("DTC") in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

    By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "--Resale of the Exchange Notes."

    The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    The method of delivery of the outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for such holders.

    The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

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
    If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the outstanding notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the outstanding notes are tendered:

    (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    (2) for the account of an Eligible Institution.

    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder's name appears on such outstanding notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

    We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the outstanding notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of outstanding notes by causing the transfer of those outstanding notes into the exchange agent's account with respect to the notes in accordance with DTC's procedures for such transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

    The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent's Message to the exchange agent. The term "Agent's Message" means a message transmitted by DTC that, when received by the exchange agent, forms part of the confirmation of a book-entry transfer and that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received

                                      106
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by the exchange agent that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

    We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of outstanding notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal amount greater than the principal amount of outstanding notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal designated for such outstanding notes, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

    Those holders who wish to tender their outstanding notes and

    (1) whose outstanding notes are not immediately available; or

    (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

    (3) who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

    (1) the tender is made through an Eligible Institution;

    (2) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of these outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, either (a) that a copy or facsimile of the letter of transmittal, together with the certificate(s) representing the outstanding notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) that a confirmation of book-entry transfer of these outstanding notes into the exchange agent's account at DTC, will be delivered to the exchange agent; and

    (3) either (a) a copy or facsimile of such properly completed and executed letter of transmittal, together with the certificate(s) representing all tendered outstanding notes in proper form for

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       transfer and all other documents required by the letter of transmittal, or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, are actually received by the exchange agent within five business days after the expiration date.

    Upon request, the exchange agent will send a Notice of Guaranteed Delivery to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time on or prior to the expiration date.

    To validly withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein on or prior to the expiration date. Any such notice of withdrawal must:

    (1) specify the name of the person having deposited the outstanding notes to be withdrawn (the "Depositor");

    (2) identify the outstanding notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of the outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

    (4) specify the name in which the outstanding notes are to be registered, if different from the name of the Depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices in our sole discretion, and our determination will be final and binding. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued in exchange for withdrawn outstanding notes unless those outstanding notes are validly retendered. Any outstanding notes that have been tendered but that are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

    The offer is subject to the condition that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in policy of the Commission such that, in the reasonable opinion of our counsel, there is a substantial question whether the exchange offer is permitted by applicable federal law, we will seek a no-action letter or other favorable decision from the Commission allowing us to consummate the exchange offer.

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    If we determine that the exchange offer is not permitted by applicable federal law, we may terminate the exchange offer. In connection with any termination we may:

    (1) refuse to accept any outstanding notes and return any outstanding notes that have been tendered by the holders thereof;

    (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration date, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes; or

    (3) waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been properly withdrawn.

    If the waiver of a termination event constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    State Street Bank and Trust Company, the Trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows: By Hand Delivery, Overnight Courier, or Registered or Certified Mail:

       State Street Bank and Trust Company
       2 Avenue de Lafayette, 6th Floor
       Boston, MA 02111
       Attention: Exchanges/Sandra Wong
       Facsimile: (617) 662-1452

    Any requests or deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail, but our officers, employees and affiliates may make additional solicitations in person, by telegraph or telephone.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

    We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and the Trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes in the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory

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evidence of payment of or exemption from such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The outstanding notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities. Accordingly, those outstanding notes may be resold only as follows:

    (1) to us, upon redemption or otherwise;

    (2) (a) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (b) in accordance with Rule 144 under the Securities Act, or (c) pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us;

    (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

    (4) pursuant to an effective registration statement under the Securities
       Act.

Persons who acquire the exchange notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

                                      110
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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax (and, with respect to non-U.S. holders, estate tax) consequences relating to the acquisition, ownership and disposition of the exchange notes by the beneficial owners who exchange the outstanding notes for the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations and interpretations of the foregoing, all of which are subject to change (possibly with retroactive effect) or to different interpretations. This summary does not address the tax consequences to subsequent purchasers of the exchange notes. This summary assumes that the exchange notes are held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances (such as the application of the alternative minimum tax) or to holders subject to special rules (such as financial institutions, tax-exempt entities, holders whose "functional currency" is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding exchange notes as part of a hedge, straddle, "constructive sale," "conversion" or other integrated transaction or former U.S. citizens or long-term residents subject to taxation as expatriates under
Section 877 of the Code) or the effect of any state, local or foreign laws. This summary also does not discuss tax consequences to an owner of an exchange note held through a partnership or other pass-through entity.

    PLEASE CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN LAWS AND TAX TREATIES.

    As used herein, the term "U.S. holder" of an exchange note means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

    As used herein, the term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

    This section applies to you if you are a U.S. holder.

PAYMENTS OF INTEREST

    Interest paid on an exchange note will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for federal income tax purposes.

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ADDITIONAL PAYMENTS

    In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the exchange notes. For example, upon a change in control, you may require us to repurchase the exchange notes at a price that will include an additional amount in excess of the principal of the exchange notes. Under Treasury regulations, the possibility of such excess amounts being paid to you will not affect the amount of interest income you recognize, in advance of the payment of such excess amounts, if there is only a remote chance as of the date the notes were issued that you will receive such amounts. We intend to take the position that the likelihood of a redemption or repurchase of the exchange notes is remote and do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any exchange notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it could affect the amount and timing of the income that you must recognize.

SALES, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

    Upon the sale, exchange or retirement of an exchange note, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note to you. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with your method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement, the exchange note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate (maximum of 20%) than ordinary income for certain non-corporate taxpayers. The deductibility of capital losses is subject to limitation.

EXCHANGE OFFER

    The exchange of outstanding notes for exchange notes pursuant to this prospectus will not be a taxable sale or exchange. Your basis in the outstanding notes will carry over to the exchange notes received and the holding period of the exchange notes will include the holding period of the notes surrendered. The exchange offer is not expected to result in any U.S. federal income tax consequences to a nonexchanging holder of outstanding notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    This section applies to you if you are a non-U.S. holder.

PAYMENTS OF INTEREST

    Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that (a) pursuant to the "portfolio interest" exception (i) you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us, (iii) you are not a bank receiving interest on the exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business and (iv) you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form), under penalties of perjury, that you are not a United States person, provided that if you hold the exchange note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent either directly or through other intermediaries or (b) you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form) evidencing eligibility for the exemption. Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty), collected by means of withholding.

SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

    Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of an exchange note unless you are an individual who is present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met. Notwithstanding this, the exchange of notes for exchange notes pursuant to this prospectus will not be a taxable sale or exchange. See "--Tax Consequences to U.S. Holders--Sale, Exchange or Retirement of the Exchange Notes" and "--Tax Consequences to U.S. Holders--Exchange Offer" above.

EFFECTIVELY CONNECTED INCOME

    The preceding discussion assumes that the interest and gain received by the non-U.S. holder is not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in an exchange note is effectively connected with such trade or business, you, although exempt from the 30% withholding tax (provided a required certification, generally on IRS form W-8ECI, is met), will generally be subject to regular U.S. federal income tax at graduated rates on any interest and gain with respect to the exchange notes in the same manner as if you were a U.S. holder and if you are a foreign corporation you may also be subject to a branch profits tax at 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty). If you are eligible for the benefits of a tax treaty, any effectively connected income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. FEDERAL ESTATE TAXES

    An exchange note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such exchange note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. Pursuant to recently expected tax legislation, the estate tax will be repealed in 2010 but will be then reinstated, unless Congress enacts tax legislation that provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    If you are a U.S. holder, information reporting will generally apply to payments of interest on the exchange notes or the proceeds of the sale or other disposition of the exchange notes and a backup withholding tax, currently at a rate of 30.5%, may apply. Pursuant to recently enacted tax legislation, the backup withholding tax rate will be gradually reduced to 28% but will then increase to 31% for amounts paid after December 31, 2010, unless Congress enacts tax legislation providing otherwise. Generally, backup withholding will apply if:

    - you fail to furnish a taxpayer identification number ("TIN") in the prescribed manner;

    - the IRS notifies us that the TIN furnished by you is incorrect;

    - you fail to report properly the receipt of reportable interest or dividend payments and the IRS has notified us that withholding is required; or

    - you fail to certify under penalties of perjury that you are not subject to backup withholding.

    If you are a non-U.S. holder, generally, backup withholding does not apply to payments that are subject to the 30% withholding tax on interest paid to you, or to interest that is exempt from that tax by application of a tax treaty or special exception if the certification described above under "--Tax Consequences to Non-U.S. Holders--Payments of Interest" is provided to us (provided that we have no actual knowledge that you are a United States person). Information reporting may still apply to payments of interest even if a certification is provided and interest is exempt from the 30% withholding tax. Payments of proceeds made to a non-U.S. holder upon a sale, exchange or retirement of exchange notes by (i) a U.S. office of a broker, will be subject to information reporting and backup withholding unless the above-mentioned certification is provided to us and (ii) a foreign office of a foreign broker, will not be subject to information reporting or backup withholding, unless the broker has certain connections with the United States, in which case information reporting (but generally not backup withholding) will apply (except where the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption). Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. In order to avoid backup withholding, a non-U.S. holder may be required to certify the holder's foreign status.

    Non-U.S. holders of exchange notes should consult their tax advisers regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

    Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, corporations) are generally not subject to information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that the broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Any broker-dealer may use this prospectus, as we may amend or supplement it from time to time, in connection with resale of exchange notes received in exchange for outstanding notes. For a period of 180 days after we complete the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. All resales must be made in compliance with state securities or blue sky laws. We assume no responsibility for compliance with these requirements.

    We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Broker-dealers may sell exchange notes received for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale of this type may be made directly to the purchaser or to or through broker-dealers who may receive compensation in the form of commission or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells the exchange notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The initial purchasers have advised us that, following completion of this exchange offer, they intend to make a market in the exchange notes. However, the initial purchasers are under no obligation to do so, and they may discontinue any market activities with respect to the exchange notes at any time.

                                 LEGAL MATTERS

    The validity of the exchange notes and the guarantees will be passed on for us by Ropes & Gray, Boston, Massachusetts. Some partners of Ropes & Gray are members in RGIP, LLC, which owns 20,306 shares of common stock of Carter Holdings. RGIP, LLC is also an investor in Berkshire Fund V, Limited Partnership.

                                    EXPERTS

    The consolidated financial statements as of December 30, 2000 and January 1, 2000 and for the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements are qualified in their entirety by reference to the full and complete text of the related documents.

    We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. We have agreed that, whether or not we are required to do so by the Commission, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes and, if permitted, will file with the Commission, within the time periods specified in the rules and regulations of the Commission:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual information only, a report thereon by our certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports.

    Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 14thFloor, 500 West Madison Street, Chicago, Illinois 60661. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) 732-0330. In addition, the Commission maintains a web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Accountants.........................     F-2
  Consolidated Balance Sheets at December 30, 2000 and
    January 1, 2000.........................................     F-3
  Consolidated Statements of Operations for the fiscal years ended December 30, 2000, January 1, 2000 and January 2,
    1999....................................................     F-4
  Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2000, January 1, 2000 and January 2,
    1999....................................................     F-5
  Consolidated Statements of Changes in Common Stockholder's
    Equity for the fiscal years ended December 30, 2000,
    January 1, 2000 and January 2, 1999.....................     F-6
  Notes to Consolidated Financial Statements................     F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Unaudited Condensed Consolidated Balance Sheets as of June
    30, 2001 and December 30, 2000..........................    F-25
  Unaudited Condensed Consolidated Statements of Operations
    for the three-month periods ended June 30, 2001 and
    July 1, 2000............................................    F-26
  Unaudited Condensed Consolidated Statements of Operations
    for the six-month periods ended June 30, 2001 and
    July 1, 2000............................................    F-27
  Unaudited Condensed Consolidated Statements of Cash Flows
    for the six-month periods ended June 30, 2001 and
    July 1, 2000............................................    F-28
  Notes to Unaudited Condensed Consolidated Financial
    Statements..............................................    F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of The William Carter Company:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in common stockholder's equity present fairly, in all material respects, the consolidated financial position of The William Carter Company and its subsidiaries (the "Company") as of December 30, 2000 and January 1, 2000 and the consolidated results of their operations and their cash flows for the years ended
December 30, 2000, January 1, 2000 and January 2, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition in fiscal 2000.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
March 12, 2001

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 30,   JANUARY 1,
                                                                  2000          2000
                                                              ------------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $  3,697      $  3,415
  Accounts receivable, net of allowance for doubtful
    accounts of $2,045 in 2000 and $2,765 in 1999...........      33,788        34,405
  Inventories...............................................      92,435        79,636
  Prepaid expenses and other current assets.................       4,971         3,863
  Assets held for sale......................................         373         1,000
  Deferred income taxes.....................................       9,184        10,276
                                                                --------      --------
      Total current assets..................................     144,448       132,595
Property, plant and equipment, net..........................      54,441        51,776
Assets held for sale........................................         950           950
Tradename, net..............................................      89,583        92,083
Cost in excess of fair value of net assets acquired, net....      26,606        27,457
Deferred debt issuance costs, net...........................       4,167         5,514
Other assets................................................       5,793         2,758
                                                                --------      --------
      Total assets..........................................    $325,988      $313,133
                                                                ========      ========
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......................    $  5,400      $    900
  Accounts payable..........................................      19,223        19,532
  Other current liabilities.................................      35,489        30,655
                                                                --------      --------
      Total current liabilities.............................      60,112        51,087
Long-term debt..............................................     136,000       141,400
Deferred income taxes.......................................      35,125        36,564
Other long-term liabilities.................................      10,238        11,565
                                                                --------      --------
      Total liabilities.....................................     241,475       240,616
                                                                --------      --------

Commitments and contingencies
Redeemable preferred stock, par value $.01 per share, $4,000 per share liquidation and redemption value, 5,000 shares
  authorized, issued and outstanding........................      19,116        18,902
                                                                --------      --------
Common stockholder's equity:
Common stock, par value $.01 per share, 1,000 shares
  authorized, issued and outstanding........................          --            --
Additional paid-in capital..................................      53,771        53,711
Retained earnings (accumulated deficit).....................      11,626           (96)
                                                                --------      --------
Common stockholder's equity.................................      65,397        53,615
                                                                --------      --------
      Total liabilities and stockholder's equity............    $325,988      $313,133
                                                                ========      ========

   The accompanying notes are an integral part of the consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                       FOR THE YEARS ENDED
                                                              --------------------------------------
                                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                                  2000          2000         1999
                                                              ------------   ----------   ----------
Net sales...................................................    $471,374      $414,596     $408,182
Cost of goods sold..........................................     293,340       271,844      256,482
                                                                --------      --------     --------
Gross profit................................................     178,034       142,752      151,700
Selling, general and administrative.........................     137,513       120,773      124,278
Non-recurring charges.......................................          --         7,124           --
                                                                --------      --------     --------
Operating income............................................      40,521        14,855       27,422
Interest income.............................................        (303)           --           --
Interest expense............................................      16,294        17,748       18,525
                                                                --------      --------     --------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle............................      24,530        (2,893)       8,897
Provision for (benefit from) income taxes...................       9,731          (869)       3,616
                                                                --------      --------     --------
Income (loss) before cumulative effect of change in
  accounting principle......................................      14,799        (2,024)       5,281
Cumulative effect of change in accounting principle, net of
  income tax benefit of $217................................         354            --           --
                                                                --------      --------     --------
Net income (loss)...........................................      14,445        (2,024)       5,281
Dividend requirements and accretion on redeemable preferred
  stock.....................................................      (2,653)       (2,653)      (2,653)
                                                                --------      --------     --------
Net income (loss) applicable to common stockholder..........    $ 11,792      $ (4,677)    $  2,628
                                                                ========      ========     ========
Pro forma amounts assuming the accounting change is applied
  retroactively:
Net income (loss)...........................................    $ 14,799      $ (1,608)    $  5,119
                                                                ========      ========     ========

   The accompanying notes are an integral part of the consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                      FOR THE YEARS ENDED
                                                             --------------------------------------
                                                             DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                                 2000          2000         1999
                                                             ------------   ----------   ----------
Cash flows from operating activities:
Net income (loss)..........................................    $ 14,445     $  (2,024)   $   5,281
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization............................      17,520        16,855       15,599
  Amortization of debt issuance costs......................       1,347         1,336        1,347
  (Gain) loss and writedown on property, plant and
    equipment and other....................................         (21)        7,183          387
  Deferred tax (benefit) provision.........................        (413)       (2,676)       1,040
  Effect of changes in operating assets and liabilities:
    Decrease (increase) in accounts receivable.............         617           429       (4,700)
    (Increase) decrease in inventories.....................     (12,799)       21,772      (13,769)
    (Increase) decrease in prepaid expenses and other
      assets...............................................      (1,129)       (1,769)         111
    Increase (decrease) in accounts payable and other
      liabilities..........................................       7,070        (2,215)       4,201
                                                               --------     ---------    ---------
    Net cash provided by operating activities..............      26,637        38,891        9,497
                                                               --------     ---------    ---------
Cash flows from investing activities:
  Capital expenditures.....................................     (17,179)      (12,726)     (17,991)
  Proceeds from sale of property, plant and equipment......         252           364           31
  Proceeds from assets held for sale.......................         546            --           --
  Issuance of loan.........................................      (4,336)           --           --
  Proceeds from loan.......................................       1,500            --           --
                                                               --------     ---------    ---------
    Net cash used in investing activities..................     (19,217)      (12,362)     (17,960)
                                                               --------     ---------    ---------
Cash flows from financing activities:
  Proceeds from revolving line of credit...................      62,900        89,850      114,750
  Payments of revolving line of credit.....................     (62,900)     (114,250)    (103,350)
  Payments of other debt...................................        (900)         (900)        (900)
  Payments of financing costs..............................          --            --         (217)
  Borrowings on capital leases.............................          --           558           --
  Payments of capital lease obligation.....................        (925)         (458)          --
  Capital contributions from Holdings......................          --            --           60
  Payments of preferred stock dividends....................      (2,440)       (2,433)      (2,433)
  Payments of other dividends to Holdings..................         (70)         (507)        (700)
  Other....................................................      (2,803)        1,040          980
                                                               --------     ---------    ---------
    Net cash (used in) provided by financing activities....      (7,138)      (27,100)       8,190
                                                               --------     ---------    ---------
Net increase (decrease) in cash and cash equivalents.......         282          (571)        (273)
Cash and cash equivalents at beginning of period...........       3,415         3,986        4,259
                                                               --------     ---------    ---------
Cash and cash equivalents at end of period.................    $  3,697     $   3,415    $   3,986
                                                               ========     =========    =========

   The accompanying notes are an integral part of the consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                        RETAINED
                                                                         ADDITIONAL     EARNINGS
                                                               COMMON     PAID-IN     (ACCUMULATED
                                                               STOCK      CAPITAL       DEFICIT)
                                                              --------   ----------   ------------
BALANCE AT JANUARY 3, 1998..................................  $    --      $56,721       $    --
Capital contributions from Holdings.........................                    90
Accrued dividends and accretion on redeemable preferred
  stock.....................................................                              (2,653)
Other dividends.............................................                                (700)
Net income..................................................                               5,281
                                                              -------      -------       -------
BALANCE AT JANUARY 2, 1999..................................       --       56,811         1,928
Capital contributions from Holdings.........................                    60
Accrued dividends and accretion on redeemable preferred
  stock.....................................................                (2,653)
Other dividends.............................................                  (507)
Net loss....................................................                              (2,024)
                                                              -------      -------       -------
BALANCE AT JANUARY 1, 2000..................................       --       53,711           (96)
Capital contributions from Holdings.........................                    60
Accrued dividends and accretion on redeemable preferred
  stock.....................................................                              (2,653)
Other dividends.............................................                                 (70)
Net income..................................................                              14,445
                                                              -------      -------       -------
BALANCE AT DECEMBER 30, 2000................................  $    --      $53,771       $11,626
                                                              =======      =======       =======

   The accompanying notes are an integral part of the consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

    The William Carter Company, Inc. (the "Company") is a wholly-owned subsidiary of Carter Holdings, Inc. ("Holdings"). On October 30, 1996, Holdings, a company organized on behalf of affiliates of INVESTCORP S.A. ("Investcorp"), management and certain other investors, acquired 100% of the previously outstanding common and preferred stock of the Company (the "1996 Acquisition") from MBL Life Assurance Corporation, CHC Charitable Irrevocable Trust and certain management stockholders for a total financed purchase price of $226.1 million. For purposes of identification and description, the Company is referred to as the "Predecessor" for the period prior to the 1996 Acquisition.

    The 1996 Acquisition was accounted for by the purchase method. Accordingly, the assets and liabilities of the Predecessor were adjusted, at the 1996 Acquisition date, to reflect the allocation of the purchase price based on estimated fair values.

NOTE 2--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The Company designs, manufactures, sources and markets premier branded childrenswear under the CARTER'S, CARTER'S CLASSICS, TYKES and BABY TYKES labels. The Company manufactures its products in its plants located in the southern United States, Costa Rica, the Dominican Republic and Mexico. The Company also sources its products through contractual arrangements throughout the world. Products are manufactured for wholesale distribution to major domestic retailers and for the Company's 147 retail outlet stores that market its brand name merchandise and certain products manufactured by other companies.

RECLASSIFICATIONS:

    Certain prior year amounts have been reclassified for comparative purposes.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. These subsidiaries consist of operations in Costa Rica, the Dominican Republic and Mexico. These operations represented approximately 85%, 78% and 59% of the Company's sewing production for fiscal years 2000, 1999 and 1998. Total net assets (primarily property, plant and equipment and inventory) of the international subsidiaries were approximately $15.2 million and $15.5 million at December 30, 2000 and January 1, 2000. All intercompany transactions and balances have been eliminated in consolidation.

FISCAL YEAR:

    The Company's fiscal year ends on the Saturday in December or January nearest the last day of December. The accompanying consolidated financial statements reflect the Company's financial position as of December 30, 2000 and January 1, 2000 and results of operations for the fiscal years ended
December 30, 2000, January 1, 2000 and January 2, 1999. Each of the fiscal years ended December 30, 2000 (fiscal 2000), January 1, 2000 (fiscal 1999) and
January 2, 1999 (fiscal 1998) contain 52 weeks.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments that have original maturities of three months or less to be cash equivalents. The Company had cash deposits, in excess of deposit insurance limits, in four and nine banks at December 30, 2000 and January 1, 2000.

ACCOUNTS RECEIVABLE:

    Approximately 75% of the Company's gross accounts receivable at December 30, 2000 and January 1, 2000 were from its ten largest wholesale customers, primarily major retailers. Of these customers, four and three have individual receivable balances in excess of 10% of gross accounts receivable at December 30, 2000 and January 1, 2000, but not more than 20%. Sales to these customers represent comparable percentages to total wholesale revenues.

INVENTORIES:

    Inventories are stated at the lower of cost (first-in, first-out basis for wholesale inventories and retail method for retail inventories) or market.

PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost less accumulated depreciation and amortization which includes the amortization of assets recorded under capital leases. When fixed assets are sold or otherwise disposed, the accounts are relieved of the original costs of the assets and the related accumulated depreciation and any resulting profit or loss is credited or charged to income. For financial reporting purposes, depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets as follows: buildings--15 to 50 years and machinery and equipment--3 to 10 years. Leasehold improvements and fixed assets purchased under capital leases are amortized over the lesser of the asset life or related lease term.

TRADENAME AND COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED:

    Cost in excess of fair value of net assets acquired ("goodwill") represents the excess of the cost of the 1996 Acquisition over the fair value of the net assets acquired.

    The tradename and goodwill are each being amortized on a straight-line basis over their estimated lives of 40 years. Accumulated amortization of the tradename at December 30, 2000 and January 1, 2000 was $10,417,000 and $7,917,000. Accumulated amortization of goodwill at December 30, 2000 and January 1, 2000 was $3,478,000 and $2,739,000.

IMPAIRMENT OF LONG-LIVED ASSETS:

    The Company reviews long-lived assets, including property, plant and equipment and certain intangibles (tradename and goodwill), for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Intangibles are also reviewed at least annually. Management determines whether there has been a permanent impairment

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
on such assets held for use in the business by comparing anticipated undiscounted future cash flows from operating activities involving the asset to the carrying value of the asset. The amount of any resulting impairment will be calculated using the present value of the same cash flows. The factors considered in this assessment would include operating results, trends and prospects, as well as the effects of demand, competition and other economic factors. Long-lived assets to be disposed of are valued at the lower of carrying amount or net realizable value.

DEFERRED DEBT ISSUANCE COSTS:

    Debt issuance costs are deferred and amortized to interest expense using the straight-line method, which approximates the effective interest method, over the lives of the related debt. Amortization approximated $1,347,000, $1,336,000 and $1,347,000 for the years ended December 30, 2000, January 1, 2000 and
January 2, 1999.

REVENUE RECOGNITION:

    Revenues consist of sales to customers, net of returns and markdowns. The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin
No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in
December 1999. SAB 101 summarizes certain SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 in the fourth quarter of fiscal 2000. Accordingly, the Company revised its method of accounting for revenue recognition retroactive to the beginning of fiscal 2000. Previously, the Company had recognized revenue at the point of shipment for all wholesale customers. However, for certain shipments, although title has passed, the Company effectively retains the risks and rewards of ownership until the goods reach the specified customer. Under the new accounting method, the Company now recognizes revenue on wholesale sales at the point where both title has passed and all the risks and rewards of ownership have been transferred. Retail store revenues continue to be recognized at the time of sale, as the earnings process is then complete.

    The cumulative effect of the accounting change on prior years resulted in a charge to income of approximately $354,000 (net of income tax benefit of approximately $217,000), which is presented as a separate component of net income for fiscal 2000. The effect of the change on fiscal 2000 operating results was to decrease income before the cumulative effect of the accounting change by $160,000 (which is net of income tax benefit of $98,000).

    The pro forma amounts presented on the accompanying consolidated statements of operations for fiscal 2000, 1999 and 1998 were calculated assuming the accounting change was made retroactively to prior years.

    Under the new accounting method, fiscal 2000 includes $2.2 million of net sales that were included in the cumulative effect adjustment as of January 2, 2000, all of which would have been recognized in

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
the first quarter of fiscal 2000. The impact of the accounting change on amounts previously reported for the interim periods of fiscal 2000 is as follows ($000):

                                           FIRST QUARTER              SECOND QUARTER             THIRD QUARTER
                                      ------------------------   ------------------------   ------------------------
                                      AS PREVIOUSLY      AS      AS PREVIOUSLY      AS      AS PREVIOUSLY      AS
                                        REPORTED      RESTATED     REPORTED      RESTATED     REPORTED      RESTATED
                                      -------------   --------   -------------   --------   -------------   --------
Net sales...........................     $98,123      $97,823       $97,070      $95,851      $145,457      $145,639
Gross profit........................     $36,569      $36,355       $36,250      $35,798      $ 56,372      $ 56,477

Income before cumulative effect of
  change in accounting principle....     $   955      $   833       $   307      $    65      $  8,058      $  8,118
Cumulative effect of change in
  accounting principle, net of
  income tax benefit of $217........          --          354            --           --            --            --
                                         -------      -------       -------      -------      --------      --------
Net income..........................     $   955      $   479       $   307      $    65      $  8,058      $  8,118
                                         =======      =======       =======      =======      ========      ========

STOCK-BASED EMPLOYEE COMPENSATION ARRANGEMENTS:

    The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation,"
("SFAS 123") was adopted in 1996 for disclosure purposes only (see Note 9).

ACCOUNTING FOR SHIPPING AND HANDLING FEES AND COSTS:

    The Company has adopted the provisions of the consensus on Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs" ("Issue 00-10") during the fourth quarter of fiscal 2000. The Company classifies shipping and handling fees billed to customers as revenue and includes the corresponding cost in cost of goods sold. Shipping and handling costs that are absorbed by the Company are included in selling, general and administrative expenses and amounted to approximately $14,289,000, $13,675,000 and $12,412,000 in fiscal 2000, fiscal 1999 and fiscal 1998.

ROYALTIES AND LICENSE FEES:

    The Company receives royalties and license fees, which are recognized as earned. Royalties and license fees amounted to approximately $5.8 million, $4.2 million and $2.5 million for fiscal years 2000, 1999 and 1998 and are included as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations.

INCOME TAXES:

    The Company is included in the consolidated federal and state tax returns of Holdings. The accompanying financial statements reflect current and deferred tax provisions of the Company calculated as if the Company were a separate taxpayer in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
accordance with SFAS 109, the deferred tax provision is determined under the liability method. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. Valuation allowances are established when it is more likely than not that a deferred tax asset will not be recovered. The provision for income taxes is generally the sum of the amount of income taxes paid or payable for the year as determined by applying the provisions of enacted tax laws to the taxable income for that year, the net change during the year in the Company's deferred tax assets and liabilities and the net change during the year in any valuation allowances.

SUPPLEMENTAL CASH FLOWS INFORMATION:

    Interest paid in cash approximated $14,947,000, $16,368,000 and $17,178,000 for the years ended December 30, 2000, January 1, 2000 and January 2, 1999. Income taxes paid in cash approximated $6,774,000, $756,000 and $2,345,000 for the years ended December 30, 2000, January 1, 2000 and January 2, 1999. Equipment acquired under capital leases approximated $2,296,000 for the year ended January 1, 2000.

USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS:

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS:

    In 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133"). In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133". Provisions of SFAS 133 are effective as of the beginning of fiscal 2001. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either assets or liabilities measured at fair value. SFAS 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. SFAS 133 is not expected to have a material impact on the financial position or results of operations of the Company.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--INVENTORIES:

    Inventories consisted of the following ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Finished goods........................................     $70,713       $57,695
Work in process.......................................      14,508        13,842
Raw materials and supplies............................       7,214         8,099
                                                           -------       -------
                                                           $92,435       $79,636
                                                           =======       =======

NOTE 4--PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consisted of the following ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Land, buildings and improvement.......................     $20,305       $17,443
Machinery and equipment...............................      73,043        60,778
Equipment under capital leases........................       2,854         2,854
                                                           -------       -------
                                                            96,202        81,075
Accumulated depreciation and amortization.............     (41,761)      (29,299)
                                                           -------       -------
                                                           $54,441       $51,776
                                                           =======       =======

    Depreciation and amortization expense ($000) was $14,281, $12,420 and $10,940 for the years ended December 30, 2000, January 1, 2000 and January 2, 1999.

NOTE 5--LONG-TERM DEBT:

    Long-term debt consisted of the following ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Senior Credit Facility term loan......................    $ 41,400      $ 42,300
Senior Credit Facility revolving credit...............          --            --
10 3/8% Series A Senior Subordinated Notes due 2006...     100,000       100,000
                                                          --------      --------
                                                           141,400       142,300
Current maturities....................................      (5,400)         (900)
                                                          --------      --------
                                                          $136,000      $141,400
                                                          ========      ========

    The Senior Credit Facility provides for a $50.0 million Tranche B term loan facility. The Tranche B term loans have a final scheduled maturity date of October 31, 2003. The principal amounts of the Tranche B term loans are required to be repaid in 14 consecutive semi-annual installments totaling $0.9 million in each of fiscal years 1997 through 2000, $5.4 million in fiscal year 2001, $13.5 million in fiscal year 2002 and $22.5 million in fiscal year 2003. In November 1996, proceeds of the 10 3/8% Senior

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LONG-TERM DEBT: (CONTINUED)
Subordinated Notes (the "Notes") were used to repay $5.0 million of the term loan. The repayment schedule has been adjusted ratably for this payment.

    In June 1998, Carter's amended its Senior Credit Facility to benefit from favorable changes in the interest rate environment since the 1996 Acquisition and to support higher levels of demand for the Company's products than had been anticipated at the 1996 Acquisition. As amended, the Senior Credit Facility provides for a $65.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) October 31, 2001 or (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the Senior Credit Facility. There is no scheduled interim amortization of principal. The facility has a sublimit of $15.0 million for letters of credit of which $6.0 million was used for letters of credit as of December 30, 2000 and January 1, 2000. A commitment fee of 1/2 of 1% per annum is charged on the unused portion of the revolving credit facility. The Company is in the process of negotiating the terms of the revolving credit portion of the Senior Credit Facility to include an extension of the maturity date and to increase the limitation for annual capital expenditures.

    Borrowings under the Senior Credit Facility accrue interest at either the Alternate Base Rate (the "Alternate Base Rate") or an adjusted Eurodollar Rate (the "Eurodollar Rate"), at the option of the Company, plus the applicable interest margin. The Alternate Base Rate at any time is determined to be the highest of (i) the Federal Effective Funds Rate plus 1/2 of 1% per annum;
(ii) the Base CD Rate (as defined in the Credit Agreement) plus 1% per annum; or
(iii) The Chase Manhattan Bank's Prime Rate. The applicable interest margin for loans that accrue interest at the Eurodollar Rate is 2.25% per annum for the revolving credit facility and is 1.50% per annum for loans that accrue interest at the Alternate Base Rate. The applicable interest margin with respect to Tranche B term loans is 2.50% per annum for loans that accrue interest at the Eurodollar Rate and is 2.00% per annum for loans that accrue interest at the Alternate Base Rate. The amendment provides for additional reductions in the interest margin based on the achievement of certain leverage ratios. The effective interest rate on variable rate Senior Credit Facility borrowings outstanding at December 30, 2000, January 1, 2000 and January 2, 1999 was 8.7%, 8.7% and 8.0%. Interest on the Senior Credit Facility is payable quarterly.

    The Senior Credit Facility requires that upon a public offering by the Company, Holdings or any subsidiary of the Company, of its common or other voting stock, 50% of the net proceeds from such offering (only after the redemption, repurchase or cancellation of the Redeemable Preferred Stock and the redemption of up to 35% of the 10 3/8% Senior Subordinated Notes) is required to be applied toward the prepayment of indebtedness under the Senior Credit Facility. Upon the incurrence of any additional indebtedness (other than indebtedness permitted under the Senior Credit Facility), or upon the receipt of proceeds from certain asset sales and exchanges, 100% of the net proceeds from such incurrence, sale or exchange is required to be applied. In addition, the Senior Credit Facility requires that either 75% or 50% (depending on the applicable leverage ratio) of Excess Cash Flow (as defined in the Senior Credit Facility) be applied toward the prepayment of indebtedness under the Senior Credit Facility. Such prepayments are required to be so applied first to the prepayment of the term loans and second to reduce permanently the revolving credit commitments. Subject to certain conditions, the Company may, from time to time, make optional prepayments of loans without premium or penalty.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LONG-TERM DEBT: (CONTINUED)
    The loans are collateralized by a first priority interest in substantially all the personal property and certain real property of the Company and a pledge of all the issued and outstanding stock of the Company, as well as 65% of the issued and outstanding stock of the Company's foreign subsidiaries.

    The Senior Credit Facility imposes certain covenants, requirements and restrictions on actions by the Company and its subsidiaries that, among other things, restrict: (i) the incurrence and existence of indebtedness;
(ii) consolidations, mergers and sales of assets; (iii) the incurrence and existence of liens or other encumbrances; (iv) the incurrence and existence of contingent obligations; (v) the payment of dividends and repurchases of common stock; (vi) prepayments and amendments of certain subordinated debt instruments and equity; (vii) investments, loans and advances; (viii) capital expenditures;
(ix) changes in fiscal year; (x) certain transactions with affiliates; and
(xi) changes in lines of business. In addition, the Senior Credit Facility requires that the Company comply with specified financial ratios and tests, including minimum cash flow, a maximum ratio of indebtedness to cash flow and a minimum interest coverage ratio.

    In November 1996, the Company issued 10 3/8% Senior Subordinated Notes. The proceeds from the Notes were used to repay $90.0 million of acquisition-related financing and $5.0 million of the Senior Credit Facility term loan.

    In April 1997, the Company completed a registration with the Securities and Exchange Commission related to an Exchange Offer for $100.0 million of 10 3/8% Series A Senior Subordinated Notes for a like amount of 10 3/8% Senior Subordinated Notes issued in a November 1996 private placement. The terms and provisions of the Notes were essentially unchanged.

    Interest on the Notes is to be paid semi-annually on June 1 and December 1 of each year. The Notes will be redeemable, in whole or in part, at the option of the Company on or after December 1, 2001 at the following redemption prices, plus accrued interest to the date of redemption:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2001........................................................   105.188%
2002........................................................   103.458%
2003........................................................   101.729%
2004 and thereafter.........................................   100.000%

    The Notes are uncollateralized. The Notes contain provisions and covenants, including limitations on other indebtedness, restricted payments and distributions, sales of assets and subsidiary stock, liens and certain other transactions.

    Aggregate minimum scheduled maturities of long-term debt subsequent to December 30, 2000 are as follows ($000): 2001--$5,400; 2002--$13,500;
2003--$22,500; 2004--$0; 2005--$0 and 2006--$100,000.

    The fair value of the Company's long-term debt was approximately
$3.0 million and $11.0 million lower than the book value as of December 30, 2000 and January 1, 2000. The fair values were estimated based on similar issues or on current rates offered to the Company for debt of the same remaining maturities.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--REDEEMABLE PREFERRED STOCK:

    On October 30, 1996, the Company authorized and issued 5,000 shares of Preferred Stock, par value $.01 per share. At December 30, 2000 and January 1, 2000 there were 5,000 shares of Preferred Stock outstanding, all of which were held by Holdings.

    Dividends on the Preferred Stock accrue at a rate of 12% per annum. Dividends are cumulative and are payable when and as declared by the Board of Directors of the Company, out of assets legally available, on May 1 and November 1 of each year. To the extent that dividends are accrued, but have not been declared and paid, such undeclared and unpaid dividends will accrue additional dividends from the date upon which such dividends accrued until the date upon which they are paid at the rate of 14% per annum. During fiscal 2000, 1999 and 1998, dividends totaling $2,440,000, $2,433,000 and $2,433,000 were declared and paid pursuant to these provisions.

    The shares of Preferred Stock are redeemable at the option of the Company at a redemption price of $4,000 per share plus accrued and unpaid dividends thereon to the date fixed for redemption. If permitted under the Senior Credit Facility and the Indenture, the shares of Preferred Stock may be redeemed in whole, or in not more than two partial redemptions, provided that in the first of such two partial redemptions not less than 50% of the number of shares of Preferred Stock then outstanding shall be redeemed, and that in the second of such two partial redemptions all of the shares of Preferred Stock then outstanding shall be redeemed. On December 15, 2007, the Company is required to redeem all outstanding shares of Preferred Stock at a redemption price of $4,000 per share plus accrued and unpaid dividends. All outstanding shares of Preferred Stock are pledged to collateralize the Company's obligations under the Senior Credit Facility.

    The shares of Preferred Stock have no voting rights, other than as provided by Massachusetts law.

    In the event of liquidation, the holders of the Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, on a priority basis, the amount of $4,000 per share, plus a sum equal to all dividends on such shares accrued and unpaid.

    The Preferred Stock was issued for $20.0 million and was recorded net of issuance costs of $2.2 million. The carrying amount is increased by periodic accretion, using the interest method with charges to retained earnings or paid-in capital, so that the carrying amount will equal the mandatory redemption amount, including accrued but undeclared or unpaid dividends, at the mandatory redemption date.

NOTE 7--COMMON STOCK:

    At December 30, 2000 and January 1, 2000, the authorized Common Stock of the Company consisted of 1,000 shares of Common Stock, par value $.01 per share. At December 30, 2000 and January 1, 2000, there were 1,000 shares of Common Stock issued and outstanding, all of which were held of record by Holdings. All outstanding shares of Common Stock are pledged to collateralize the Company's obligations under the Senior Credit Facility. Pursuant to the restrictions contained in the Senior Credit Facility and the Indenture, the Company is not expected to be able to pay dividends on its Common Stock for the foreseeable future, other than certain limited dividends or winding up of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters to be voted on by shareholders of the Company. In the event of a liquidation, the holders of the Common Stock are entitled to share in the remaining assets of the Company after payment of all liabilities and after satisfaction of all liquidation preferences payable to the holders of Preferred Stock.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--EMPLOYEE BENEFIT PLANS:

    The Company offers a comprehensive post-retirement medical plan to current and certain future retirees and their spouses until they become eligible for Medicare or a Medicare Supplement plan. The Company also offers life insurance to current and certain future retirees. Employee contributions are required as a condition of participation for both medical benefits and life insurance and the Company's liabilities are net of these employee contributions.

    The following is a reconciliation of the Accumulated Post-Retirement Benefit Obligations ("APBO") under this plan ($000):

                                                               YEARS ENDED
                                                        -------------------------
                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Benefit Obligation (APBO) at beginning of year........     $9,347        $10,589
Service cost..........................................        140            166
Interest cost.........................................        672            639
Plan participants' contributions......................        768            615
Actuarial loss (gain).................................        598         (1,216)
Benefits paid.........................................     (1,647)        (1,446)
                                                           ------        -------
APBO at end of year...................................     $9,878        $ 9,347
                                                           ======        =======

    The Company's contribution for these post-retirement benefit obligations was $878,644 in fiscal 2000 and $831,448 in fiscal 1999.

    The funded status of the plan is reconciled to the accrued post-retirement benefit liability recognized in the accompanying consolidated balance sheets, as follows ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Funded status (unfunded APBO).........................     $ 9,878       $9,347
Unrecognized net loss from past experience different
  from that assumed and from changes in assumptions...      (1,110)        (511)
                                                           -------       ------
Accrued benefit cost..................................     $ 8,768       $8,836
                                                           =======       ======

    The discount rates used in determining the APBO as of December 30, 2000 and January 1, 2000 were 7.00% and 7.50%. The components of post-retirement benefit expense charged to operations are as follows ($000):

                                                                           YEARS ENDED
                                                              --------------------------------------
                                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                                  2000          2000         1999
                                                              ------------   ----------   ----------
Service cost-benefits attributed to service during the
  period....................................................      $140          $166         $169
Interest cost on accumulated post-retirement benefit
  obligation................................................       672           639          649
Amortization of net actuarial loss..........................        --            56           34
                                                                  ----          ----         ----
Total net periodic post-retirement benefit cost.............      $812          $861         $852
                                                                  ====          ====         ====

    The effects on the Company's plan of all future increases in health care costs are borne by employees; accordingly, increasing medical costs are not expected to have any material effect on the Company's future financial results.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--EMPLOYEE BENEFIT PLANS: (CONTINUED)
    The Company has an obligation under a defined benefit plan covering certain former officers. At December 30, 2000 and January 1, 2000, the present value of the estimated remaining payments under this plan was approximately $1.4 million and $1.5 million and is included in other current and long-term liabilities.

    The Company also sponsors a defined contribution plan within the U.S. The plan covers employees who are at least 21 years of age and have completed three months of service, during which at least 257 hours were served. The plan provides for the option for employee contributions of between 1% and 15% of salary, of which the Company matches up to 2.5% of the employee contribution, at a rate of 75% on the first 2% and 50% on the second 2%. The Company's expense for the defined contribution plan totaled approximately ($000): $1,017 for the fiscal year ended December 30, 2000, $997 for the fiscal year ended January 1, 2000 and $906 for the fiscal year ended January 2, 1999.

NOTE 9--MANAGEMENT STOCK INCENTIVE PLAN:

    At the 1996 Acquisition, Holdings adopted a Management Stock Incentive Plan (the "Plan") in order to provide incentives to employees and directors of Holdings and the Company by granting them awards tied to Class C stock of Holdings. Options for up to 75,268 shares may be granted to certain employees under the Plan, of which 286 remained ungranted at December 30, 2000 and January 1, 2000. The exercise price of all options granted since inception is $60.00 per share, which is the same price per share paid by existing holders of Holdings' Class C stock, and which is deemed to be the fair market value of the stock at the time the options were granted. Accordingly, no compensation expense has been recognized on the options granted. All options granted vest ratably over five years (contingent upon the Company meeting specific earnings targets) and expire in ten years, with weighted average remaining contractual lives of approximately six years at December 30, 2000.

    A summary of stock options (in number of shares that may be purchased) is presented below:

                                                           YEARS ENDED
                                              --------------------------------------
                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
Outstanding, beginning of year..............     74,982        71,255       67,302
Granted.....................................         --         5,751        4,976
Exercised...................................         --            --           --
Forfeited...................................         --        (2,024)      (1,023)
Expired.....................................         --            --           --
                                                 ------        ------       ------
Outstanding, end of year....................     74,982        74,982       71,255
                                                 ======        ======       ======

Exercisable, end of year....................     56,890        42,889       26,511
                                                 ======        ======       ======

    The fair value of each granted option, at the date of grant, has been estimated to be $19.04 for options granted during fiscal 1999 and $19.78 for options granted during fiscal 1998. The fair value of the options granted was estimated using a minimum value method, at an assumed risk free interest rate of 5.5% for options granted during fiscal 1999 and 5.0% for options granted during fiscal 1998. The expected life of the options was estimated to be 7.13 years for options granted during fiscal 1999 and eight years for fiscal 1998. No dividends were assumed.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--MANAGEMENT STOCK INCENTIVE PLAN: (CONTINUED)
    If the fair value based method required by SFAS 123 had been applied, estimated compensation expense for the years ended December 30, 2000, January 1, 2000 and January 2, 1999 would have been approximately $418,000, $418,000 and $414,000 resulting in pro forma net income (loss) of approximately $14,196,000, $(2,287,000) and $5,037,000.

NOTE 10--INCOME TAXES:

    The provision for income taxes consisted of the following ($000):

                                                           YEARS ENDED
                                              --------------------------------------
                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
CURRENT TAX PROVISION:
  Federal...................................     $ 8,293       $ 1,239      $1,999
  State.....................................       1,285           275         495
  Foreign...................................         566           293          82
                                                 -------       -------      ------
    Total current provision.................      10,144         1,807       2,576
                                                 -------       -------      ------
DEFERRED TAX (BENEFIT) PROVISION:
  Federal...................................        (367)       (2,372)        926
  State.....................................         (46)         (304)        114
                                                 -------       -------      ------
    Total deferred (benefit) provision......        (413)       (2,676)      1,040
                                                 -------       -------      ------
    Total provision (benefit)...............     $ 9,731       $  (869)     $3,616
                                                 =======       =======      ======

    Components of deferred tax assets and liabilities were as follows ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
DEFERRED TAX ASSETS:
  Accounts receivable allowance.......................     $ 1,840       $ 1,886
  Inventory valuation.................................       4,314         5,108
  Liability accruals..................................       3,196         3,273
  Deferred employee benefits..........................       3,973         4,039
  Other...............................................         542           560
                                                           -------       -------
    Total deferred tax assets.........................     $13,865       $14,866
                                                           =======       =======

DEFERRED TAX LIABILITIES:
  Tradename...........................................     $33,146       $34,071
  Depreciation........................................       6,018         6,615
  Deferred employee benefits..........................         642           468
                                                           -------       -------
    Total deferred tax liabilities....................     $39,806       $41,154
                                                           =======       =======

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--INCOME TAXES: (CONTINUED)
    The difference between the Company's effective income tax rate and the federal statutory tax rate is reconciled below:

                                                           YEARS ENDED
                                              --------------------------------------
                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
Statutory federal income tax rate...........       35%           (34)%        34%
State income taxes, net of Federal income
  tax benefit...............................        4             (1)          5
Goodwill amortization.......................        1              9           3
Other permanent items.......................       --             (6)          1
Foreign income, net of tax..................       --              2          (2)
                                                   --            ---          --
  Total.....................................       40%           (30)%        41%
                                                   ==            ===          ==

    The portion of income before income taxes attributable to foreign income was approximately $1,589,000, $704,000 and $735,000 for the years ended
December 30, 2000, January 1, 2000 and January 2, 1999.

NOTE 11--LEASE COMMITMENTS:

    Annual rent expense ($000) under operating leases was $19,232, $18,108 and $16,739 for the years ended December 30, 2000, January 1, 2000 and January 2, 1999.

    Minimum annual rental commitments under current noncancelable operating leases as of December 30, 2000 were as follows ($000):

                                    BUILDINGS,                         DATA                          TOTAL
                                     PRIMARILY     TRANSPORTATION   PROCESSING   MANUFACTURING   NONCANCELABLE
FISCAL YEAR                        RETAIL STORES     EQUIPMENT      EQUIPMENT      EQUIPMENT        LEASES
-----------                        -------------   --------------   ----------   -------------   -------------
2001.............................     $13,092           $436          $  704         $  430         $14,662
2002.............................      10,311            301             266            328          11,206
2003.............................       8,300             49              64            142           8,555
2004.............................       6,058             10              --             78           6,146
2005.............................       3,923             --              --             50           3,973
Thereafter.......................       3,852             --              --              7           3,859
                                      -------           ----          ------         ------         -------
  Total..........................     $45,536           $796          $1,034         $1,035         $48,401
                                      =======           ====          ======         ======         =======

    In February 2001, the Company entered into a ten-year lease agreement for a new corporate office in Atlanta, Georgia. Payments on this lease will begin in October 2001. The ten year commitment will total approximately $18.0 million.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--LEASE COMMITMENTS: (CONTINUED)
    Future annual lease commitments under capital lease obligations are as follows ($000):

FISCAL                                                          YEAR
------                                                        --------
2001........................................................   $1,016
2002........................................................      509
Thereafter..................................................       --
                                                               ------
Total minimum obligations...................................    1,525
Interest....................................................      (54)
                                                               ------
Present value of net minimum obligations....................    1,471
Current portion, included in other current liabilities......     (970)
                                                               ------
Long-term obligations, included in other long-term
  liabilities at December 30, 2000..........................   $  501
                                                               ======

NOTE 12--CONTINGENCIES:

    The Company is subject to various federal, state and local laws that govern activities or operations that may have adverse environmental effects. Noncompliance with these laws and regulations can result in significant liabilities, penalties and costs. From time to time, operations of the Company have resulted or may result in noncompliance with or liability pursuant to environmental laws. The Company is in the final stages of resolving an environmental matter associated with waste deposited at or near a landfill in Lamar County, Georgia in the 1970's. In 1999, the Company established a reserve to provide for its share of the total estimated costs required to resolve this matter. These costs are estimated to be less than $1.0 million. However, there can be no assurance that this estimate will prove accurate. Generally, compliance with environmental laws has not had a material impact on the Company's operations, but there can be no assurance that future compliance with such laws will not have a material adverse effect on the Company or its operations.

NOTE 13--OTHER CURRENT LIABILITIES:

    Other current liabilities consisted of the following ($000):

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
Accrued income taxes..................................     $11,658       $ 8,528
Accrued incentive compensation........................       5,025           134
Accrued workers compensation..........................       3,178         2,913
Accrued health insurance..............................       1,650         1,907
Other current liabilities.............................      13,978        17,173
                                                           -------       -------
                                                           $35,489       $30,655
                                                           =======       =======

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14--VALUATION AND QUALIFYING ACCOUNTS:

    Information regarding valuation and qualifying accounts is as follows
($000):

                                                         ALLOWANCE FOR
                                                           DOUBTFUL      INVENTORY
                                                           ACCOUNTS      VALUATION
                                                         -------------   ---------
BALANCE, JANUARY 3, 1998...............................     $ 2,374       $ 2,766
  Additions, charged to expense........................       1,427         2,947
  Writeoffs............................................      (1,301)       (2,595)
                                                            -------       -------
BALANCE, JANUARY 2, 1999...............................       2,500         3,118
  Additions, charged to expense........................       2,435         5,306
  Writeoffs............................................      (2,170)       (3,187)
                                                            -------       -------
BALANCE, JANUARY 1, 2000...............................       2,765         5,237
  Additions, charged to expense........................       1,840         3,408
  Writeoffs............................................      (2,560)       (4,563)
                                                            -------       -------
BALANCE, DECEMBER 30, 2000.............................     $ 2,045       $ 4,082
                                                            =======       =======

NOTE 15--RELATED PARTY TRANSACTIONS:

    In connection with the closing of the 1996 Acquisition, the Company entered into an agreement for management advisory and consulting services (the "Management Agreement") with Investcorp International, Inc. ("International") pursuant to which the Company agreed to pay International $1.35 million per annum for a five-year term. At the closing of the 1996 Acquisition, the Company prepaid International $4.05 million for the first three years of the term of the Management Agreement in accordance with its terms.

    In January 2000, a loan to an officer in the amount of $4.3 million was issued, the proceeds of which were used by the officer to repay a previous loan from the Company in the amount of $1.5 million. The $4.3 million loan is payable in annual installments of $600,000 commencing on March 31, 2002, and thereafter on each anniversary thereof until such principal amount and all accrued and unpaid interest thereon has been repaid. The loan has recourse and is collateralized by the officer's stock in Holdings and bears interest at the average rate paid by the Company under the revolving portion of its Senior Credit Facility. The loan is prepayable with proceeds of any disposition of the officer's stock in Holdings.

    The Company paid dividends on its common stock held by its parent, Holdings, in the amounts of approximately $70,000, $507,000 and $700,000 for the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999. Proceeds from these dividends were used by Holdings to repurchase shares of Holdings' stock owned by certain former employees of the Company in the amounts of $70,000, $507,000 and $320,000 for the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999. In the fiscal year ended January 2, 1999, proceeds were also used by Holdings to pay $380,000 of debt issuance costs in connection with the filing of a Registration Statement on Form S-4, for Holdings' $20.0 million of 12% Senior Subordinated Notes due 2008.

    In addition during fiscal 2000, 1999 and 1998, Holdings made $60,000, $60,000 and $90,000 in capital contributions to the Company in connection with the issuance of shares of Holdings' stock to certain employees of the Company. Each of the fiscal 2000 and 1999 transactions of $60,000 and

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15--RELATED PARTY TRANSACTIONS: (CONTINUED)
$30,000 of the fiscal 1998 transaction involved no cash proceeds, and the Company recognized these amounts as compensation expense.

NOTE 16--SEGMENT INFORMATION:

    The Company reports segment information in accordance with the provisions of Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131") which requires segment information to be disclosed based on a "management approach". The management approach refers to the internal reporting that is used by management for making operating decisions and assessing the performance of the Company's reportable segments. SFAS 131 also requires disclosure about products and services, geographic areas and major customers. For purposes of complying with SFAS 131, the Company has identified its two reportable segments as "Wholesale" and "Retail". The Company generally sells the same products in each business segment. Wholesale products are offered through the Company's wholesale distribution channel while the retail segment reflects the operations of the Company's outlet stores. The Accounting policies of the segments are the same as those described in Note 2--"Nature of Business and Summary of Significant Accounting Policies".

    In fiscal 2000, the Company reassessed its process for evaluating the financial results of each reportable segment. Effective December 30, 2000, each segment's results include the costs directly related to the segment's revenue and all other costs are allocated based on relationship to consolidated net sales or units produced to support each segment's revenue. Prior to December 30, 2000, the Company determined the Retail segment's earnings before interest, taxes, depreciation and amortization expenses ("EBITDA") on a direct contribution basis only and did not include allocations of all costs incurred to support Retail operations. The wholesale segment, previously referred to as "Wholesale and Other", included all other revenue and expenses of the Company not directly related to the Retail segment. Management believes that its revised process for measurement provides a more meaningful analysis of each segment's financial results. Prior year amounts have been reclassified to conform to the current year presentation. Under the old method, EBITDA for the Wholesale and Other segment would have been approximately $414,000, $(1,132,000) and $5,056,000 for fiscal years 2000, 1999 and 1998, and EBITDA for the Retail segment would have been approximately $57,627,000, $39,966,000 and $37,965,000 for fiscal years 2000, 1999 and 1998.

    The table below presents certain segment information for the periods indicated ($000):

                                                 RETAIL    WHOLESALE    TOTAL
                                                --------   ---------   --------
FISCAL YEAR 2000:
  Sales.......................................  $215,280   $256,094    $471,374
  EBITDA......................................  $ 31,517   $ 26,524    $ 58,041
FISCAL YEAR 1999:
  Sales.......................................  $183,312   $231,284    $414,596
  EBITDA......................................  $ 18,061   $ 20,773    $ 38,834
FISCAL YEAR 1998:
  Sales.......................................  $171,696   $236,486    $408,182
  EBITDA......................................  $ 17,852   $ 25,169    $ 43,021

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16--SEGMENT INFORMATION: (CONTINUED)
    A reconciliation of total segment EBITDA to total consolidated income (loss) before income taxes is presented below ($000):

                                                           YEARS ENDED
                                              --------------------------------------
                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
Total EBITDA for reportable segments........    $ 58,041      $ 38,834     $ 43,021
Depreciation and amortization expense.......     (17,520)      (16,855)     (15,599)
Interest income.............................         303            --           --
Interest expense............................     (16,294)      (17,748)     (18,525)
Non-recurring charge........................          --        (7,124)          --
                                                --------      --------     --------
Consolidated income (loss) before income
  taxes.....................................    $ 24,530      $ (2,893)    $  8,897
                                                ========      ========     ========

    The table below represents inventory by segment at ($000):

                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
Wholesale...................................     $72,114       $58,269     $ 81,817
Retail......................................      20,321        21,367       19,591
                                                 -------       -------     --------
                                                 $92,435       $79,636     $101,408
                                                 =======       =======     ========

    Wholesale inventories include inventory produced and warehoused for the Retail segment.

    The following represents property, plant and equipment, net, by geographic area as of ($000):

                                              DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                  2000          2000         1999
                                              ------------   ----------   ----------
United States...............................     $45,226       $41,417      $49,178
International...............................       9,215        10,359       10,496
                                                 -------       -------      -------
                                                 $54,441       $51,776      $59,674
                                                 =======       =======      =======

    The Company's international operations consist primarily of sewing facilities and, accordingly, no revenues are recorded at these locations.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17--TEXTILE PLANT PHASE-DOWN:

    Historically, the Company met most of its fabric requirements through its textile operations located in Barnesville, Georgia. During 1999, the Company developed a plan to take advantage of alternative fabric sourcing opportunities and, in the third quarter of 1999, began to phase-down production in its textile operations. All textile processes, with the exception of printing, were discontinued by the end of fiscal 1999.

    Financial results for fiscal 1999 included a non-recurring charge of $6,865,000 representing the impairment adjustment required to reduce the carrying value of land, buildings and equipment associated with the textile facility in Barnesville, Georgia to their estimated net realization value of $1,950,000. In fiscal 2000, $627,000 of these assets were sold. The remaining assets are presented as assets held for sale on the accompanying December 30, 2000 balance sheet. It is estimated that approximately $373,000 of equipment will be sold during the current year with the remaining $950,000 of land, buildings and equipment sold in future years.

    During 1999, the Company also closed three domestic sew plants. The net loss on property, plant and equipment related to the closures totaled $259,000 and was included in the 1999 non-recurring charge.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                              JUNE 30,   DECEMBER 30,
                                                                2001         2000
                                                              --------   ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,108     $  3,697
  Accounts receivable, net..................................    36,562       33,788
  Inventories, net..........................................   110,715       92,435
  Prepaid expenses and other current assets.................     4,987        4,971
  Assets held for sale......................................       478          373
  Deferred income taxes.....................................     8,603        9,184
                                                              --------     --------
    Total current assets....................................   164,453      144,448
Property, plant and equipment, net..........................    48,565       54,441
Assets held for sale........................................     1,450          950
Tradename, net..............................................    88,333       89,583
Cost in excess of fair value of net assets acquired, net....    26,222       26,606
Deferred debt issuance costs, net...........................     3,493        4,167
Other assets................................................     5,375        5,793
                                                              --------     --------
    Total assets............................................  $337,891     $325,988
                                                              ========     ========

                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 27,450     $  5,400
  Accounts payable..........................................    18,807       19,223
  Other current liabilities.................................    36,726       35,489
                                                              --------     --------
    Total current liabilities...............................    82,983       60,112
Long-term debt..............................................   129,250      136,000
Deferred income taxes.......................................    33,106       35,125
Other long-term liabilities.................................     9,791       10,238
                                                              --------     --------
    Total liabilities.......................................   255,130      241,475
                                                              --------     --------

Commitments and contingencies
Redeemable preferred stock, par value $.01 per share, $4,000 per share liquidation and redemption value, 5,000 shares
  authorized, issued and outstanding........................    19,236       19,116
                                                              --------     --------
Common stockholder's equity:
  Common stock, par value $.01 per share, 1,000 shares
    authorized, issued and outstanding......................        --           --
  Additional paid-in capital................................    53,831       53,771
  Retained earnings.........................................     9,694       11,626
                                                              --------     --------
    Total common stockholder's equity.......................    63,525       65,397
                                                              --------     --------
    Total liabilities and stockholder's equity..............  $337,891     $325,988
                                                              ========     ========

    See accompanying notes to the unaudited condensed consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                              THREE-MONTH PERIODS ENDED
                                                              -------------------------
                                                               JUNE 30,       JULY 1,
                                                                 2001          2000
                                                              -----------   -----------
Net sales...................................................   $109,368       $95,851
Cost of goods sold..........................................     69,498        60,053
                                                               --------       -------
Gross profit................................................     39,870        35,798
Selling, general and administrative expenses................     35,410        31,895
Writedown of long-lived assets (Note 9).....................      2,414            --
Non-recurring charges (Note 9)..............................        534            --
                                                               --------       -------
Operating income............................................      1,512         3,903
Interest expense, net.......................................      3,886         3,793
                                                               --------       -------
(Loss) income before income taxes...........................     (2,374)          110
Income tax (benefit) provision..............................       (934)           45
                                                               --------       -------
Net (loss) income...........................................     (1,440)           65
Dividend requirements and accretion on redeemable preferred
  stock.....................................................       (664)         (663)
                                                               --------       -------
Net loss applicable to common stockholder...................   $ (2,104)      $  (598)
                                                               ========       =======

    See accompanying notes to the unaudited condensed consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                              SIX-MONTH PERIODS ENDED
                                                              -----------------------
                                                               JUNE 30,     JULY 1,
                                                                 2001         2000
                                                              ----------   ----------
Net sales...................................................   $221,025     $193,674
Cost of goods sold..........................................    140,996      121,521
                                                               --------     --------

Gross profit................................................     80,029       72,153
Selling, general and administrative expenses................     68,827       62,729
Writedown of long-lived assets (Note 9).....................      3,156           --
Non-recurring charges (Note 9)..............................      1,116           --
                                                               --------     --------

Operating income............................................      6,930        9,424
Interest expense, net.......................................      7,839        7,919
                                                               --------     --------

(Loss) income before income taxes and cumulative effect of
  change in accounting principle............................       (909)       1,505
Income tax (benefit) provision..............................       (364)         607
                                                               --------     --------

(Loss) income before cumulative effect of change in
  accounting principle......................................       (545)         898
Cumulative effect of change in accounting principle, net of
  income tax benefit of $217 (Note 4).......................         --          354
                                                               --------     --------

Net (loss) income...........................................       (545)         544
Dividend requirements and accretion on redeemable preferred
  stock.....................................................     (1,327)      (1,327)
                                                               --------     --------
Net loss applicable to common stockholder...................   $ (1,872)    $   (783)
                                                               ========     ========

    See accompanying notes to the unaudited condensed consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                              SIX-MONTH PERIODS ENDED
                                                              -----------------------
                                                               JUNE 30,     JULY 1,
                                                                 2001         2000
                                                              ----------   ----------
Cash flows from operating activities:
  Net (loss) income.........................................   $   (545)    $    544
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
  Depreciation and amortization.............................      9,425        8,102
  Amortization of debt issuance costs.......................        674          690
  Writedown of long-lived assets............................      3,156           --
  Non-recurring charges.....................................      1,116           --
  Deferred tax benefit......................................     (1,438)        (357)
  Effect of changes in operating assets and liabilities:
  (Increase) decrease in assets:
    Accounts receivable.....................................     (2,774)       4,943
    Inventories.............................................    (18,280)     (28,065)
    Prepaid expenses and other assets.......................        402         (205)
  (Decrease) increase in liabilities:
    Accounts payable and other liabilities..................     (5,374)       7,212
                                                               --------     --------
    Net cash used in operating activities...................    (13,638)      (7,136)
                                                               --------     --------
Cash flows from investing activities:
  Capital expenditures......................................     (6,128)      (4,250)
  Issuance of loan..........................................         --       (4,336)
  Proceeds from loan........................................         --        1,500
  Proceeds from sale of property, plant and equipment.......         10           73
  Proceeds from assets held for sale........................         35          396
                                                               --------     --------
    Net cash used in investing activities...................     (6,083)      (6,617)
                                                               --------     --------
Cash flows from financing activities:
  Proceeds from revolving line of credit....................     39,700       40,050
  Payments of revolving line of credit......................    (21,700)     (25,650)
  Payment of term loans.....................................     (2,700)        (450)
  Payments of capital lease obligation......................       (561)        (533)
  Payments of other dividend to Holdings....................        (60)          --
  Preferred stock dividend..................................     (1,207)      (1,213)
  Other.....................................................      5,660        1,279
                                                               --------     --------
    Net cash provided by financing activities...............     19,132       13,483
                                                               --------     --------
Net decrease in cash and cash equivalents...................       (589)        (270)
Cash and cash equivalents, beginning of period..............      3,697        3,415
                                                               --------     --------
Cash and cash equivalents, end of period....................   $  3,108     $  3,145
                                                               ========     ========

   The accompanying notes are an integral part of the consolidated financial statements

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--AGREEMENT FOR CHANGE IN OWNERSHIP:

    The William Carter Company (the "Company") is a wholly-owned subsidiary of Carter Holdings, Inc. ("Holdings"). On July 12, 2001, a special purpose entity formed by Berkshire Partners LLC and affiliates ("Berkshire") entered into a stock purchase agreement with Holdings and all of Holdings' stockholders to acquire all of the stock of Holdings except for shares held by the Company's management (the "Acquisition"). The stock purchase agreement contains customary provisions for such agreements, including representations and warranties, subject to limitations, covenants with respect to the conduct of the business and closing conditions, including Berkshire's ability to obtain financing for the transaction and the continued material accuracy of the representations and warranties.

    To finance this transaction, the Company issued notes and entered into an agreement for a new senior credit facility; investment funds associated with Berkshire made a capital investment; and members of management retained an equity interest. In addition to acquiring the equity of Holdings, the proceeds were used to, among other things, retire the Company's existing long term debt, and its redeemable preferred stock was canceled. The Acqusition was consummated on August 15, 2001.

    The Acquisition was accounted for as a purchase and will be reflected in the Company's financial statements using pushdown accounting. Accordingly, the purchase price for the Acquisition, including related fees and expenses, will be allocated to the tangible and identifiable intangible assets and liabilities of the Company based upon their estimated fair value with the remainder allocated to goodwill. Subsequent to the Acquisition, the Company's results of operations are expected to be significantly impacted by changes in interest expense and amortization.

NOTE 2--BASIS OF PREPARATION:

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2001, and the results of its operations for the three-month and six-month periods ended June 30, 2001 and July 1, 2000 and cash flows for the six-month periods ended June 30, 2001 and July 1, 2000. Operating results for the three-month and six-month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 29, 2001. The accompanying condensed consolidated balance sheet of the Company as of December 30, 2000 has been derived from the audited consolidated financial statements included in the Company's fiscal 2000 Annual Report on Form 10-K.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and the instructions to Form 10-Q. The accounting policies followed by the Company are set forth in its Annual Report on Form 10-K in the Notes to the Company's consolidated financial statements for the fiscal year ended December 30, 2000.

NOTE 3--THE COMPANY:

    The Company designs, manufactures, sources and markets premier branded childrenswear under the CARTER'S, CARTER'S CLASSICS and TYKES labels. The Company manufactures its products in its plants

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 3--THE COMPANY: (CONTINUED)
located in the southern United States, Costa Rica, the Dominican Republic and Mexico. The Company also sources its products through contractual arrangements throughout the world. Products are manufactured for wholesale distribution to major domestic retailers and for the Company's 149 retail outlet stores that market its brand name merchandise and certain products manufactured by other companies. The Company's retail operations represented approximately 47% of its consolidated net sales in the second quarter of 2001 compared to approximately 48% in the second quarter of 2000. Retail operations represented approximately 44% and 46% of consolidated net sales in the first half of 2001 and 2000.

NOTE 4--REVENUE RECOGNITION:

    The SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. SAB 101 summarizes certain SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 in the fourth quarter of fiscal 2000 and revised its method of accounting for revenue recognition retroactive to the beginning of fiscal 2000. As previously disclosed in the Company's fiscal 2000 Annual Report on Form 10-K, the Company has presented restated fiscal 2000 second quarter and first half results to reflect this retroactive application.

NOTE 5--INVENTORIES:

    Inventories consisted of the following ($000):

                                                        JUNE 30,   DECEMBER 30,
                                                          2001         2000
                                                        --------   ------------
Finished goods........................................  $ 86,232    $   70,713
Work in process.......................................    17,181        14,508
Raw materials and supplies............................     7,302         7,214
                                                        --------    ----------
  Total...............................................  $110,715    $   92,435
                                                        ========    ==========

NOTE 6--PARENT COMPANY TRANSACTIONS:

    During the six-month period ended June 30, 2001, the Company paid a dividend on its common stock held by its parent, Carter Holdings, Inc., in the amount of approximately $60,000, the proceeds of which were used by Holdings to repurchase shares of Holdings' stock owned by a former employee of the Company. In addition, during the six-month period ended June 30, 2001, Holdings made a $60,000 capital contribution to the Company in connection with the issuance of shares of Holdings' stock to an employee of the Company; such transaction involved no cash proceeds and the Company recognized $60,000 as compensation expense. There were no such transactions between Holdings and the Company during the three-month period ended June 30, 2001 or during the three and six-month periods ended July 1, 2000.

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 6--PARENT COMPANY TRANSACTIONS: (CONTINUED)
    On May 1, 2001 and April 28, 2000, the Company paid semi-annual dividends of 12% on $20.0 million of redeemable preferred stock, or approximately
$1.2 million, to Holdings. All of the Company's redeemable preferred stock was canceled in connection with the Acquisition.

NOTE 7--ENVIRONMENTAL MATTERS:

    The Company is subject to various federal, state and local laws that govern activities or operations that may have adverse environmental effects. Noncompliance with these laws and regulations can result in significant liabilities, penalties and costs. From time to time, operations of the Company have resulted or may result in noncompliance with or a liability pursuant to environmental laws. The Company has recently reached resolution with respect to certain environmental matters associated with waste deposited at or near a landfill in Lamar County, Georgia in the 1970's. The cost to the Company to resolve these matters was $244,000, which had previously been fully accrued. Generally, compliance with environmental laws has not had a material impact on the Company's operations, but there can be no assurance that future non-compliance with such laws will not have a material adverse effect on the Company or its operations.

NOTE 8--SEGMENT INFORMATION:

    The Company reports segment information in accordance with the provisions of Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires segment information to be disclosed based on a "management approach". The management approach refers to the internal reporting that is used by management for making operating decisions and assessing the performance of the Company's reportable segments. SFAS 131 also requires disclosure about products and services, geographic areas and major customers. For purposes of complying with SFAS 131, the Company has identified its two reportable segments as "Wholesale" and "Retail". The Company generally sells the same products in each business segment. Wholesale products are offered through the Company's wholesale distribution channel while the Retail segment reflects the operations of the Company's outlet stores.

    Effective December 30, 2000, each segment's results include the costs directly related to the segment's revenue and all other costs are allocated based on their relationship to consolidated net sales or units produced to support each segment's revenue. Prior to December 30, 2000, the Company determined the Retail segment's earnings before interest, taxes, depreciation and amortization expenses ("EBITDA") on a direct contribution basis only and did not include allocations of all costs incurred to support Retail operations. The Wholesale segment, previously referred to as "Wholesale and Other", included all other revenue and expenses of the Company not directly related to the Retail segment. Management believes that its revised process for measurement provides a more meaningful analysis of each segment's financial results. Prior year amounts have been reclassified to conform to the current year presentation.

    Under the old method, EBITDA for the Wholesale and Other segment would have been approximately $(3,836,000) and $(2,929,000) for the three-month periods ended June 30, 2001 and July 1, 2000, and it would have been approximately $(3,263,000) and $(2,431,000) for the six-month

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 8--SEGMENT INFORMATION: (CONTINUED) periods ended June 30, 2001 and July 1, 2000. Under the old method, EBITDA for the Retail segment would have been approximately $13,065,000 and $10,800,000 for the three-month periods ended June 30, 2001 and July 1, 2000, and it would have been approximately $23,890,000 and $19,957,000 for the six-month periods ended June 30, 2001 and July 1, 2000.

    The table below presents certain segment information for the periods indicated ($000):

                                                 WHOLESALE    RETAIL     TOTAL
                                                 ---------   --------   --------
THREE-MONTHS ENDED JUNE 30, 2001:
  Sales........................................  $ 58,404    $50,964    $109,368
  EBITDA.......................................  $  2,535    $ 6,694    $  9,229
THREE-MONTHS ENDED JULY 1, 2000:
  Sales........................................  $ 50,296    $45,555    $ 95,851
  EBITDA.......................................  $  3,654    $ 4,217    $  7,871
SIX-MONTHS ENDED JUNE 30, 2001:
  Sales........................................  $123,655    $97,370    $221,025
  EBITDA.......................................  $  9,536    $11,091    $ 20,627
SIX-MONTHS ENDED JULY 1, 2000:
  Sales........................................  $105,300    $88,374    $193,674
  EBITDA.......................................  $  9,744    $ 7,782    $ 17,526

    A reconciliation of total segment EBITDA to total consolidated (loss) income before income taxes is presented below ($000):

                                                         THREE-MONTHS ENDED     SIX-MONTHS ENDED
                                                         -------------------   -------------------
                                                         JUNE 30,   JULY 1,    JUNE 30,   JULY 1,
                                                           2001       2000       2001       2000
                                                         --------   --------   --------   --------
Total EBITDA for reportable segments...................  $ 9,229     $7,871    $20,627    $17,526
Depreciation and amortization expense..................   (4,769)    (3,968)    (9,425)    (8,102)
Writedown of long-lived assets.........................   (2,414)        --     (3,156)        --
Non-recurring charges..................................     (534)        --     (1,116)        --
Interest expense, net..................................   (3,886)    (3,793)    (7,839)    (7,919)
                                                         -------     ------    -------    -------
Consolidated (loss) income before income taxes.........  $(2,374)    $  110    $  (909)   $ 1,505
                                                         =======     ======    =======    =======

NOTE 9--CLOSURE OF MANUFACTURING FACILITIES:

    In the first quarter of fiscal 2001, the Company announced its plans to close its sewing facility located in Harlingen, Texas, which subsequently closed and ceased operations on May 11, 2001. Approximately 460 employees, primarily sew operators, were located at this facility. In the first quarter of 2001, the Company recorded a non-recurring charge of approximately $582,000 for closure costs and involuntary termination benefits. As of June 30, 2001, approximately $173,000 of the costs provided for in the first quarter of 2001 for lease obligations and other closure costs have not yet been paid and are

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 9--CLOSURE OF MANUFACTURING FACILITIES: (CONTINUED) included in accrued liabilities in the accompanying balance sheet. The components of the reserve established for the costs associated with this plant closure are as follows:

                                                MARCH 31,              JUNE 30,
                                                  2001      PAYMENTS     2001
                                                ---------   --------   --------
Severance and other termination benefits......  $346,000    $339,000   $  7,000
Lease obligations.............................   167,000      31,000    136,000
Other closure costs...........................    69,000      39,000     30,000
                                                --------    --------   --------
  Total.......................................  $582,000    $409,000   $173,000
                                                ========    ========   ========

    In the second quarter of fiscal 2001, the Company announced its plans to close its fabric printing operations located in Barnesville, Georgia, which subsequently closed and ceased operations on June 29, 2001. Approximately 110 employees, primarily print operators, were located at this facility. In the second quarter of 2001, the Company recorded a non-recurring charge of approximately $534,000 for closure costs and involuntary termination benefits, which are included in accrued liabilities on the accompanying balance sheet as of June 30, 2001. The components of this charge are as follows:

Severance and other termination benefits....................  $328,000
Other closure costs.........................................   206,000
                                                              --------
  Total.....................................................  $534,000
                                                              ========

    Additionally, in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company recorded in the first quarter of 2001 a non-cash charge of approximately $742,000 related to the writedown of the asset value of its Harlingen, Texas facility to its estimated net realizable value. In the second quarter of 2001, the Company recorded a non-cash charge of approximately $2,414,000 related to the writedown of the asset value of its fabric printing operations in Barnesville, Georgia to its estimated net realizable value. The assets from the Harlingen and Barnesville facilities are included in assets held for sale on the accompanying balance sheet as of June 30, 2001.

NOTE 10--RECENT ACCOUNTING PRONOUNCEMENTS:

    In 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133". Provisions of SFAS 133 are effective as of the beginning of fiscal 2001. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either assets or liabilities measured at fair value. SFAS 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings, unless specific hedge accounting criteria are

                           THE WILLIAM CARTER COMPANY

              (A WHOLLY-OWNED SUBSIDIARY OF CARTER HOLDINGS, INC.)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 10--RECENT ACCOUNTING PRONOUNCEMENTS: (CONTINUED) met. SFAS 133 did not have an impact on the financial position or results of operations of the Company at the required adoption date or as of June 30, 2001 and the three and six-month periods then ended.

    In July 2001, the FASB issued SFAS 141 and 142, "Business Combinations" ("SFAS 141") and "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 supercedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations". The most significant changes made by SFAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

    SFAS 142 supercedes APB 17, "Intangible Assets". SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). The most significant changes made by SFAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually and
(4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001 and must be adopted at the beginning of a fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of this statement. Prior to the provisions of SFAS 142 going into effect, amortization of goodwill and tradename amounted to approximately $800,000 per quarter.

    The Company is currently evaluating the impact of Emerging Issues Task Force (the "Task Force") Issue 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products" ("EITF 00-25"), which addresses when consideration from a vendor to a retailer
(a) in connection with the retailer's purchase of the vendor's products or
(b) to promote sales of the vendor's products by the retailer should be classified in the vendor's income statement as a reduction of revenue. In
April 2001, the Task Force reached a consensus that consideration from a vendor to a retailer of a vendor's products is presumed to be a reduction to the selling prices of the vendor's products and should be characterized as a reduction of revenue when recognized in the vendor's income statement. However, the consideration should be characterized as a cost incurred to the extent that a benefit is received from the recipient of the consideration. Provisions of EITF 00-25 are effective as of the beginning of fiscal 2002.

NOTE 11--REVOLVING CREDIT FACILITY:

    Our previous revolving credit facility was due to expire on October 31, 2001. Accordingly, the balance outstanding at June 30, 2001 is reflected as short term on the accompanying balance sheet. As discussed in Note 1, the Company entered into a new credit facility in conjunction with the Acquisition.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           THE WILLIAM CARTER COMPANY

                                 EXCHANGE OFFER

                                  $175,000,000

              10.875% SERIES B SENIOR SUBORDINATED NOTES DUE 2011

                                ----------------

                                     [LOGO]

                                ----------------

                                          , 2001

    Until                 , all dealers effecting transactions in the
outstanding notes or the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 13 of Chapter 156B of the Massachusetts General Laws authorizes a Massachusetts corporation to include a provision in its articles of organization limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of the directors' fiduciary duty of care except for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions, loans or other distributions and (iv) any transaction from which the director derived an improper personal benefit. Although Section 13 of Chapter 156B does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Articles of Organization include a provision which limits or eliminates the personal liability of our directors to the fullest extent permitted by Section 13 of Chapter 156B. Section 67of Chapter 156B provides that indemnification of directors, officers, employees and agents of a corporation may be provided to the extent specified in or authorized by (i) its articles of organization, (ii) a by-law provision adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Our Bylaws provide, in effect, that, to the fullest extent permitted by Section 67 of Chapter 156B, we will indemnify against any expense, liability and loss (including attorneys' fees) any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ours or is or was serving at our request as a director, officer, employee, agent, partner or trustee of another corporation or enterprise. Under Section 67 of Chapter 156B, no indemnification shall be provided for any person with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in our best interest of us. The inclusion of these indemnification provisions in our Bylaws is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so. We are also required, under certain circumstances, to advance expenses to an indemnitee.

    The guarantors of the exchange notes, Carter's de San Pedro, Inc. and Carter's Imagination, Inc., are incorporated under the laws of Delaware.
Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of the guarantors eliminate the personal liability of their respective directors to the fullest extent allowed under Delaware law, as it shall be supplemented and amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Documents filed as part of this report:

EXHIBIT NUMBER          DESCRIPTION OF EXHIBITS
--------------          ------------------------------------------------------------
          2.1           Stock Purchase Agreement dated July 12, 2001 by and among
                        Carter Holdings, Inc., the selling stockholders of Carter
                        Holdings, Inc. and CH Acquisitions LLC.

          2.2           Amendment No. 1 to the Stock Purchase Agreement, dated
                        August 15, 2001, by and among CH Acquisitions LLC and the
                        Management Stockholders.

          3.1           Restated Articles of Organization of The William Carter
                        Company.

          3.2           By-laws of The William Carter Company.

          3.3           Certificate of Incorporation of Carter's de San Pedro, Inc.

          3.4           By-laws of Carter's de San Pedro, Inc.

          3.5           Certificate of Incorporation of Carter's Imagination, Inc.

          3.6           By-laws of Carter's Imagination, Inc.

          4.1           Indenture dated as of August 15, 2001 between The William
                        Carter Company, the Guarantors and State Street Bank and
                        Trust Company, as Trustee.

          4.2           Exchange and Registration Rights Agreement dated August 15,
                        2001 between The William Carter Company, Goldman,
                        Sachs & Co., Fleet Securities, Inc. and BNP Paribas
                        Securities Corp.

          4.3           Form of Letter of Transmittal.

          4.4           Form of Notice of Guaranteed Delivery.

          4.5           Form of Exchange Agency Agreement.

          4.6           Form of Exchange Note.

            5           Opinion of Ropes & Gray.

         10.1           Amended and Restated Employment Agreement between Carter
                        Holdings, Inc., The William Carter Company and Frederick
                        J. Rowan, II, dated as of August 15, 2001.

         10.2           Amended and Restated Employment Agreement between The
                        William Carter Company and Joseph Pacifico, dated as of
                        August 15, 2001.

         10.3           Amended and Restated Employment Agreement between The
                        William Carter Company and Charles E. Whetzel, Jr., dated as of August 15, 2001.

         10.4           Amended and Restated Employment Agreement between The
                        William Carter Company and David A. Brown, dated as of
                        August 15, 2001.

         10.5           Amended and Restated Employment Agreement between The
                        William Carter Company and Michael D. Casey, dated as of
                        August 15, 2001.

         10.7           The Purchase Agreement, dated as of August 8, 2001, by and among CH Acquisitions LLC and Goldman, Sachs & Co., Fleet
                        Securities, Inc. and BNP Paribas Securities Corp. and joined as of the Closing Date by The William Carter Company and
                        Carter's de San Pedro, Inc. and Carter's Imagination, Inc.
                        with respect to the $175,000,000 aggregate principal amount of 10.875% Senior Subordinated Notes due 2011.

EXHIBIT NUMBER          DESCRIPTION OF EXHIBITS
--------------          ------------------------------------------------------------
         10.8           Credit and Guaranty Agreement dated August 15, 2001 among
                        the The William Carter Company, as Borrower, Carter
                        Holdings, Inc. and certain subsidiaries of The William
                        Carter Company, as Guarantors, various lenders, Goldman
                        Sachs Credit Partners L.P., as Lead Arranger and Syndication
                        Agent, Fleet National Bank, as Administrative Agent and
                        Collateral Agent, and BNP Paribas, as Documentation Agent.

         10.9 Amended and Restated Promissory Note dated August 15, 2001 between The William Carter Company and Frederick
                        J. Rowan, II.

        10.10           Amended and Restated Stock Pledge Agreement dated
                        August 15, 2001 between The William Carter Company and
                        Frederick J. Rowan, II.

        10.12           Lease Agreement dated February 16, 2001 between The William
                        Carter Company and Proscenium, L.L.C.

           12           Computation of Ratio of Earnings to Fixed Charges.

           21           Subsidiaries of The William Carter Company.

         23.1           Consent of PricewaterhouseCoopers LLP.

         23.2           Consent of Ropes & Gray (included in Exhibit 5).

           25           Statement of Eligibility of Trustee.

ITEM 22. UNDERTAKINGS

    (1) The undersigned registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (x) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

                (y) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (z) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and where applicable, each filing of employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on November 5, 2001.

                                                       THE WILLIAM CARTER COMPANY

                                                       By:  /s/ FREDERICK J. ROWAN, II
                                                            -----------------------------------------
                                                            Frederick J. Rowan, II
                                                            CHAIRMAN, PRESIDENT AND
                                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of Frederick J. Rowan, II and Michael D. Casey, jointly and severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the
capacities indicated and on             .

                      SIGNATURE                                            TITLE
                      ---------                                            -----
/s/ FREDERICK J. ROWAN, II                             Chairman, President and Chief Executive
-------------------------------------------            Officer
Frederick J. Rowan, II                                 (principal executive officer)

/s/ MICHAEL D. CASEY
-------------------------------------------            Chief Financial Officer
Michael D. Casey                                       (principal financial and accounting officer)

/s/ JOSEPH PACIFICO
-------------------------------------------            Director
Joseph Pacifico

/s/ DAVID A. BROWN
-------------------------------------------            Director
David A. Brown

/s/ BRADLEY M. BLOOM
-------------------------------------------            Director
Bradley M. Bloom

/s/ ROSS M. JONES
-------------------------------------------            Director
Ross M. Jones

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on November 5, 2001.

                                                       CARTER'S DE SAN PEDRO, INC.

                                                       By:  /s/ FREDERICK J. ROWAN, II
                                                            -----------------------------------------
                                                            Frederick J. Rowan, II
                                                            PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of Frederick J. Rowan, II and Michael D. Casey, jointly and severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the
capacities indicated and on             .

                      SIGNATURE                                            TITLE
                      ---------                                            -----
/s/ FREDERICK J. ROWAN, II
-------------------------------------------            President and Director
Frederick J. Rowan, II                                 (principal executive officer)

/s/ MICHAEL D. CASEY
-------------------------------------------            Chief Financial Officer
Michael D. Casey                                       (principal financial and accounting officer)

/s/ DAVID A. BROWN
-------------------------------------------            Director
David A. Brown

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on November 5, 2001.

                                                       CARTER'S IMAGINATION, INC.

                                                       By:  /s/ FREDERICK J. ROWAN, II
                                                            -----------------------------------------
                                                            Frederick J. Rowan, II
                                                            PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of Frederick J. Rowan, II and Michael D. Casey, jointly and severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the
capacities indicated and on             .

                      SIGNATURE                                            TITLE
                      ---------                                            -----
/s/ FREDERICK J. ROWAN, II
-------------------------------------------            President and Director
Frederick J. Rowan, II                                 (principal executive officer)

/s/ MICHAEL D. CASEY
-------------------------------------------            Chief Financial Officer
Michael D. Casey                                       (principal financial and accounting officer)

/s/ DAVID A. BROWN
-------------------------------------------            Director
David A. Brown

                                 EXHIBIT INDEX

EXHIBIT NUMBER          DESCRIPTION OF EXHIBITS
--------------          ------------------------------------------------------------
          2.1           Stock Purchase Agreement dated July 12, 2001 by and among
                        Carter Holdings, Inc., the selling stockholders of Carter
                        Holdings, Inc. and CH Acquisitions LLC.

          2.2           Amendment No. 1 to the Stock Purchase Agreement, dated
                        August 15, 2001, by and among CH Acquisitions LLC and the
                        Management Stockholders.

          3.1           Restated Articles of Organization of The William Carter
                        Company.

          3.2           By-laws of The William Carter Company.

          3.3           Certificate of Incorporation of Carter's de San Pedro, Inc.

          3.4           By-laws of Carter's de San Pedro, Inc.

          3.5           Certificate of Incorporation of Carter's Imagination, Inc.

          3.6           By-laws of Carter's Imagination, Inc.

          4.1           Indenture dated as of August 15, 2001 between The William
                        Carter Company, the Guarantors and State Street Bank and
                        Trust Company, as Trustee.

          4.2           Exchange and Registration Rights Agreement dated August 15,
                        2001 between The William Carter Company, Goldman,
                        Sachs & Co., Fleet Securities, Inc. and BNP Paribas
                        Securities Corp.

          4.3           Form of Letter of Transmittal.

          4.4           Form of Notice of Guaranteed Delivery.

          4.5           Form of Exchange Agency Agreement.

          4.6           Form of Exchange Note.

            5           Opinion of Ropes & Gray.

         10.1           Amended and Restated Employment Agreement between Carter
                        Holdings, Inc., The William Carter Company and Frederick
                        J. Rowan, II, dated as of August 15, 2001.

         10.2           Amended and Restated Employment Agreement between The
                        William Carter Company and Joseph Pacifico, dated as of
                        August 15, 2001.

         10.3           Amended and Restated Employment Agreement between The
                        William Carter Company and Charles E. Whetzel, Jr., dated as of August 15, 2001.

         10.4           Amended and Restated Employment Agreement between The
                        William Carter Company and David A. Brown, dated as of
                        August 15, 2001.

         10.5           Amended and Restated Employment Agreement between The
                        William Carter Company and Michael D. Casey, dated as of
                        August 15, 2001.

         10.7           The Purchase Agreement, dated as of August 8, 2001, by and among CH Acquisitions LLC and Goldman, Sachs & Co., Fleet
                        Securities, Inc. and BNP Paribas Securities Corp. and joined as of the Closing Date by The William Carter Company and
                        Carter's de San Pedro, Inc. and Carter's Imagination, Inc.
                        with respect to the $175,000,000 aggregate principal amount of 10.875% Senior Subordinated Notes due 2011.

EXHIBIT NUMBER          DESCRIPTION OF EXHIBITS
--------------          ------------------------------------------------------------
         10.8           Credit and Guaranty Agreement dated August 15, 2001 among
                        the The William Carter Company, as Borrower, Carter
                        Holdings, Inc. and certain subsidiaries of The William
                        Carter Company, as Guarantors, various lenders, Goldman
                        Sachs Credit Partners L.P., as Lead Arranger and Syndication
                        Agent, Fleet National Bank, as Administrative Agent and
                        Collateral Agent, and BNP Paribas, as Documentation Agent.

         10.9 Amended and Restated Promissory Note dated August 15, 2001 between The William Carter Company and Frederick
                        J. Rowan, II.

        10.10           Amended and Restated Stock Pledge Agreement dated
                        August 15, 2001 between The William Carter Company and
                        Frederick J. Rowan, II.

        10.12           Lease Agreement dated February 16, 2001 between The William
                        Carter Company and Proscenium, L.L.C.

           12           Computation of Ratio of Earnings to Fixed Charges.

           21           Subsidiaries of The William Carter Company.

         23.1           Consent of PricewaterhouseCoopers LLP.

         23.2           Consent of Ropes & Gray (included in Exhibit 5).

           25           Statement of Eligibility of Trustee.